UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Matador Resources Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2019 Notice of Annual Meeting of Shareholders and Proxy Statement

June 6, 2019    |    Dallas, Texas

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 6, 2019

To the Matador Resources Company Shareholders:

Please join us for the 2019 Annual Meeting of Shareholders of Matador Resources Company. The meeting will be held at the Westin Galleria, San Antonio Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, on Thursday, June 6, 2019, at 9:30 a.m., Central Daylight Time.

At the meeting, you will hear a report on our business and act on the following matters:

(1)	Election of the three nominees for director named in the attached Proxy Statement;

(2)	Vote to approve the Company’s 2019 Long-Term Incentive Plan;

(3)	Advisory vote to approve the compensation of our named executive officers as described in the attached Proxy Statement;

(4)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and

(5)	Any other matters that may properly come before the meeting.

All shareholders of record at the close of business on April 12, 2019 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the shareholders of record is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 25, 2019

YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on June 6, 2019:

Our Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2018 are available for viewing, printing and downloading at https://materials.proxyvote.com/576485.

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ii        Matador Resources Company  |  2019 Proxy Statement

PROXY STATEMENT

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 6, 2019

This Proxy Statement is being mailed on or about April 25, 2019 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Westin Galleria, San Antonio Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, on June 6, 2019, at 9:30 a.m., Central Daylight Time (the “Annual Meeting” or the “2019 Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

If you are a shareholder of record, you may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. You may vote your proxy by mail by marking your vote on the enclosed proxy card and following the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the three nominees for director as set forth in this Proxy Statement, (ii) FOR the approval of the Company’s 2019 Long-Term Incentive Plan, (iii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and (iv) FOR the ratification of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019. Your proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services and the Internet, proxies may be solicited by directors, officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

The outstanding voting securities of the Company consist of Common Stock. The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board as the close of business on April 12, 2019 (the “Record Date”). As of the Record Date, there were 116,392,034 shares of Common Stock outstanding and entitled to vote.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a shareholder to abstain with respect to any or all nominees for the Board. The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for

2019 Proxy Statement  |  Matador Resources Company        1

PROXY STATEMENT

director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” the election of such nominee exceeds the number of votes cast “against” such nominee. See “Corporate Governance—Majority Vote in Director Elections” for additional information regarding election of directors.

The other proposals require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Shares held by a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

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PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully prior to voting. For more complete information regarding our 2018 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2018.

2019 Annual Meeting of Stockholders

Date and Time: June 6, 2019, at 9:30 a.m., Central Daylight Time

Location: Westin Galleria, San Antonio Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240

Record Date: April 12, 2019

Voting: Shareholders as of the close of business on the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Voting Matters and Board Recommendation

Proposal	Board Recommendation

Election of Three Director Nominees (page 10)	FOR

Approval of the Company’s 2019 Long-Term Incentive Plan (page 29)	FOR

Advisory Vote to Approve Named Executive Officer Compensation (page 40)	FOR

Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2019 (page 42)	FOR

2018 Business Highlights

In 2018, Matador achieved record oil, natural gas and average daily oil equivalent production. In addition, Matador increased its estimated total proved oil and natural gas reserves 41% as of December 31, 2018, as compared to December 31, 2017.

Business highlights achieved during 2018 include the following:

•	A 42% increase in oil production from 7.9 million barrels (“Bbl”) of oil produced in 2017 to 11.1 million Bbl of oil produced in 2018.

•	A 24% increase in natural gas production from 38.2 billion cubic feet (“Bcf”) of natural gas produced in 2017 to 47.3 Bcf of natural gas produced in 2018.

•

A 34% increase in average daily oil equivalent production from 38,936 barrels of oil equivalent (“BOE”) per day, including 21,510 Bbl of oil per day and 104.6 million cubic feet (“MMcf”) of natural gas per day, in 2017, to 52,128 BOE per day, including 30,524 Bbl of oil per day and 129.6 MMcf of natural gas per day, in 2018.

•

Net income (GAAP) of $274.2 million and Adjusted EBITDA (non-GAAP) of $553.2 million for the year ended December 31, 2018, as compared to net income (GAAP) of $125.9 million and Adjusted EBITDA (non-GAAP) of $336.1 million for the year ended December 31, 2017. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see Annex A to this Proxy Statement.

•

On May 17, 2018, we completed a public offering of 7,000,000 shares of our Common Stock. We received net proceeds of approximately $226.4 million after deducting offering costs totaling approximately $0.2 million.

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PROXY SUMMARY

•

In 2018, we completed a series of transactions whereby we (i) issued $1.05 billion aggregate principal amount of senior notes and received net proceeds of $1.04 billion, (ii) redeemed $575.0 million aggregate principal amount of senior notes, (iii) lowered the coupon rate on our senior notes outstanding to 5.875% from 6.875% and (iv) extended the maturity date of our senior notes from 2023 to 2026.

•

On September 12, 2018, we announced the successful acquisition of 8,400 gross and net leasehold acres in Lea and Eddy Counties, New Mexico for approximately $387 million, or a weighted average cost of approximately $46,000 per net acre, in the Bureau of Land Management (the “BLM”) New Mexico Oil and Gas Lease Sale on September 5 and 6, 2018 (the “BLM Acquisition”). The acquired leasehold acreage includes approximately 2,800 gross and net acres in the Stateline asset area on the Texas/New Mexico border, 4,800 gross and net acres in the Antelope Ridge asset area, 400 gross and net acres in the Arrowhead asset area and 400 gross and net acres in the Twin Lakes asset area. The leases for all tracts covering the BLM Acquisition were issued in the fourth quarter of 2018.

•

In October 2018, we amended our third amended and restated credit agreement (the “Credit Agreement”) to, among other items, (i) increase the maximum facility amount to $1.5 billion, (ii) increase the borrowing base to $850.0 million, (iii) increase the elected borrowing commitment to $500.0 million, (iv) extend the maturity to October 31, 2023, (v) reduce borrowing rates by 0.25% per annum and (vi) set the maximum leverage ratio at 4.00 to 1.00.

•

In December 2018, the Company’s midstream joint venture, San Mateo Midstream, LLC (“San Mateo”), entered into a $250.0 million credit facility led by The Bank of Nova Scotia, as administrative agent, following which there was a cash distribution of $195.0 million, which was distributed 51% to us and 49% to our partner, Five Point Energy, LLC (“Five Point”).

Recent Developments

•

On February 25, 2019, we announced the formation of San Mateo Midstream II, LLC (“San Mateo II”), a strategic joint venture with a subsidiary of Five Point designed to expand our midstream operations in the Delaware Basin, specifically in Eddy County, New Mexico. San Mateo II is owned 51% by us and 49% by Five Point. As part of this transaction, we dedicated to San Mateo II acreage in the Stebbins area and the Stateline asset area pursuant to 15-year, fixed-fee agreements for oil, natural gas and salt water gathering, natural gas processing and salt water disposal. In addition, Five Point has committed to pay $125 million of the first $150 million of capital expenditures incurred by San Mateo II to develop facilities in the Stebbins area and the Stateline asset area. Five Point has also provided us the opportunity to earn deferred performance incentives of up to $150 million over the next five years as we execute our operational plans in and around the Stebbins area and the Stateline asset area, plus additional performance incentives for securing volumes from third-party customers.

Director Nominees (page 10)

Our Board currently has 10 members divided into three classes of directors, designated Class I, Class II and Class III. Directors are elected for three-year terms. The table below provides certain summary information about each nominee for director named in this Proxy Statement.

Name	Age	Director Since	Principal Occupation	Committee Memberships

R. Gaines Baty*	68	2016	CEO, R. Gaines Baty Associates, Inc.	CG, E, SPC

Craig T. Burkert*	62	2016	CFO, ROMCO Equipment Co.	A, CG, M, SPC

Matthew P. Clifton*	67	2018	Former Chairman and CEO, Holly Logistic Services, L.L.C.	A, CG, M

*	Independent Director
A	Audit Committee
E	Executive Committee
CG	Corporate Governance Committee
M	Marketing and Midstream Committee
SPC	Strategic Planning and Compensation Committee

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PROXY SUMMARY

Executive Compensation Highlights (page 45)

Our compensation program is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork, mentoring future leaders within the Company to drive long-term shareholder value, individual performance in light of general economic and industry-specific conditions, relationships with shareholders and vendors, the ability to manage and enhance production from our existing assets, the ability to explore new opportunities to increase oil and natural gas production, the ability to identify and acquire additional acreage, the ability to improve total shareholder returns, the ability to increase year-over-year proved reserves, the ability to control unit production costs, the ability to pursue midstream opportunities, level of job responsibility, industry experience and general professional growth.

At our 2018 annual meeting of shareholders (the “2018 Annual Meeting”), we received approximately 72% shareholder support for our executive compensation program. This level of support was a significant decrease from the average 99% level of support that we received at our three previous annual shareholder meetings. Our Board and management were disappointed with the 2018 say-on-pay voting results, and the Strategic Planning and Compensation Committee and management jointly undertook an extensive review of the Company’s executive compensation program with input from our independent compensation consultant, Meridian Compensation Partners, LLC. The review included reaching out to shareholders representing approximately 50% of our outstanding stock (excluding stock held by our directors and officers).

As a result of this outreach, the Strategic Planning and Compensation Committee implemented numerous changes to our executive compensation program for 2018 and 2019, including the following:

•

In light of industry factors, our 2018 say-on-pay voting results and shareholder feedback and the Company’s 2018 stock performance, Mr. Foran’s 2018 total compensation was reduced 27.0% from 2017 to 2018. In particular, his compensation pursuant to the Company’s annual cash incentive plan was reduced 35.5% from 2017 to 2018.

•

We transitioned from a long-term incentive compensation program for executive officers of 67% service-based restricted stock and 33% stock options to a program comprised of 50% service-based restricted stock units and 50% performance-based stock units, commencing with grants made in February 2019.

•

We eliminated discretionary bonuses, commonly referred to within the Company as “Marlan” awards in honor of the late Marlan W. Downey (1931-2017), a long-time advisor to the Board. Such bonuses have historically been awarded as a way to contemporaneously reward significant performance achievements by select officers and employees. While, consistent with feedback we received from our shareholders, we still believe in the value to the Company and our shareholders of such awards in motivating our non-executive employees, no Marlan bonuses were awarded to executive officers following our 2018 Annual Meeting, and the Board does not anticipate granting future Marlan bonuses to our executive officers.

Details of our executive compensation are shown in the 2018 Summary Compensation Table on page 66 and a thorough discussion of the above changes to our executive compensation program, for both 2018 and 2019, are included under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 46.

2019 Proxy Statement  |  Matador Resources Company        5

INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Thursday, June 6, 2019, at 9:30 a.m., Central Daylight Time. We are sending this Proxy Statement to our shareholders on or about April 25, 2019.

All references in this Proxy Statement to “we,” “our,” “us,” “Matador” or the “Company” refer to Matador Resources Company, including our subsidiaries and affiliates.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the following matters outlined in the Annual Meeting notice:

•	the election of the three nominees for director named in this Proxy Statement;

•	the approval of the Company’s 2019 Long-Term Incentive Plan;

•	an advisory vote to approve the compensation of our named executive officers as described herein;

•	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and

•	any other matters that may properly come before the meeting.

What are the Board’s voting recommendations?

•	FOR the election of the three nominees for director named in this Proxy Statement;

•	FOR the approval of the Company’s 2019 Long-Term Incentive Plan;

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Who is entitled to vote?

Shareholders as of the close of business on April 12, 2019 are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 116,392,034 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials over the Internet. We have elected to send a separate Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareholders instead of a paper copy of the proxy materials. This approach conserves natural resources and reduces the costs of printing and distributing our proxy materials while providing shareholders with a convenient way to access our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form, may be found in the Notice. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by email by following the instructions in the Notice. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

6        Matador Resources Company  |  2019 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

How do I vote?

You may:

•	attend the Annual Meeting and vote in person;

•

dial the toll-free number listed on the Notice, proxy card or voting instruction form provided by your broker. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on June 5, 2019;

•

go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on June 5, 2019; or

•

if you received a paper copy of your proxy materials and elect to vote by written submission, mark your selections on the proxy card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive paper copies of proxy materials?

We are providing certain shareholders with paper copies of the proxy materials instead of a separate Notice. If you received a paper copy and would no longer like to receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

Will each shareholder in our household receive proxy materials?

Generally, no. To the extent you are receiving printed proxy materials, we try to provide only one set of proxy materials to be delivered to multiple shareholders sharing an address, unless you have given us other instructions. Any shareholder at a shared address may request delivery of single or multiple copies of printed proxy materials for future meetings by contacting us at:

Matador Resources Company

Attention: Investor Relations

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Email: investors@matadorresources.com

Telephone: (972) 371-5200

We undertake to deliver promptly, upon written or oral request, a copy of proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our Common Stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or email: investors@matadorresources.com, before the Annual Meeting, and we will send you an admission card.

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INFORMATION ABOUT THE ANNUAL MEETING

If I vote via telephone or the Internet or by mailing my proxy card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or the Internet), by voting at the Annual Meeting or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your proxy card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

The affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee.

With respect to all other matters, the affirmative vote of the holders of a majority of the shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting, is required.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or represented by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (“NYSE”), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of our independent registered public accounting firm. Accordingly, brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

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INFORMATION ABOUT THE ANNUAL MEETING

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares of Common Stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.matadorresources.com, by contacting our Investor Relations Department at (972) 371-5200 or investors@matadorresources.com or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent registered public accounting firm be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board has approved KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2019. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Where can I contact the Company?

Our mailing address is:

Matador Resources Company

Attention: Investor Relations

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Our telephone number is (972) 371-5200.

2019 Proxy Statement  |  Matador Resources Company        9

PROPOSAL 1

PROPOSAL 1 | ELECTION OF DIRECTORS

The Board currently consists of 10 members and is divided into three classes of directors, designated Class I, Class II and Class III, with the term of office of each director ending on the date of the third annual meeting following the annual meeting at which such director’s class was elected. The number of directors in each class will be as nearly equal as possible. The Class I directors are Ms. Julia P. Forrester Rogers and Messrs. William M. Byerley and Kenneth L. Stewart, the terms of which will each continue until the 2021 Annual Meeting of Shareholders or his or her earlier death, retirement, resignation or removal. The Class II directors are Messrs. R. Gaines Baty, Craig T. Burkert and Matthew P. Clifton, all of which are Class II director nominees at the Annual Meeting, in each case, to hold office until the 2022 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal. The Class III directors are Messrs. Reynald A. Baribault, Joseph Wm. Foran, Timothy E. Parker and David M. Posner, the terms of which will each continue until the 2020 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal.

The Board believes that each of the director nominees possesses the qualifications described below in “Corporate Governance—Board Committees—Nominating Committee.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government or education; (ii) the availability and willingness to devote adequate time to Board duties; (iii) the character, judgment and ability to make independent analytical, probing and other inquiries; (iv) a willingness to exercise independent judgment along with a willingness to listen and learn from others; (v) business knowledge and experience that provides a balance with the other directors; (vi) financial independence; and (vii) excellent past performance on the Board.

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Mr. R. Gaines Baty	Class II

CEO, R. Gaines Baty Associates, Inc. Director Director since: 2016 Independent: Yes Age: 68 Committees: • Strategic Planning and Compensation (Chair) • Corporate Governance • Executive	Mr. Baty was appointed to the Board in 2016 and is chair of the Board’s Strategic Planning and Compensation Committee. Mr. Baty is Founder and CEO of R. Gaines Baty Associates, Inc., an executive search firm he founded in 1982. Mr. Baty has over 30 years of experience as an executive search consultant. In this role, he has provided companies across the country and in a variety of industries with executive search and advisory services. Mr. Baty has served as a two-term President of the Society of Executive Recruiting Consultants and a two-term President of the Independent Recruiter Group. Mr. Baty is also a published author. Mr. Baty received a Bachelor of Business Administration degree from Texas Tech University, where he was a letterman and captain of the football team. Mr. Baty’s experience and expertise in executive leadership and development provide our Board with an important and unique perspective on these matters, and Mr. Baty assists the Board and the Company with recruitment, board administration, compensation and growth strategies.

10        Matador Resources Company  |  2019 Proxy Statement

PROPOSAL 1

Mr. Craig T. Burkert	Class II

CFO, ROMCO Equipment Co. Director Director since: 2016 Independent: Yes Age: 62 Committees: • Audit • Corporate Governance • Marketing and Midstream • Strategic Planning and Compensation	Mr. Burkert was elected to the Board in 2016. With over 30 years of experience in distribution businesses, he currently serves as the Chief Financial Officer of ROMCO Equipment Co., a dealer of heavy construction equipment that serves customers in a variety of sectors throughout most of Texas. Mr. Burkert joined ROMCO in 1984 as a Product Manager, later serving as a Branch Manager from 1986 to 1989 and as General Manager from 1989 to 1994. In 1994, he left ROMCO to start a dealership in the lift truck industry in New England, but he returned to ROMCO in 2003 to take on his current position of Chief Financial Officer, where he is responsible for all financial, administrative and technology aspects of the company. Mr. Burkert received a Bachelor of Science degree in Electrical Engineering and Computer and Information Systems from Tulane University. He also holds a Master in Business Administration degree from Harvard Business School. Mr. Burkert has been involved with Matador since its inception. Mr. Burkert’s accounting and financial knowledge and leadership experience, coupled with his familiarity with the operations and corporate governance of the Company, provide our Board with a valuable perspective on these matters and other business issues.

Mr. Matthew P. Clifton	Class II

Former Chairman and CEO, Holly Logistic Services, L.L.C. Director Director since: 2018 Independent: Yes Age: 67 Committees: • Audit • Corporate Governance • Marketing and Midstream	Mr. Clifton was appointed to the Board in 2018. Mr. Clifton retired in November 2017 as Chairman of Holly Logistic Services, L.L.C (“HLS”), a subsidiary of HollyFrontier Corporation (“HFC”) and the general partner of Holly Energy Partners, L.P. (“HEP”). HEP is a publicly held master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry. Mr. Clifton had previously served as Chairman and Chief Executive Officer of HLS from 2004 through 2013, Executive Chairman of HLS from January 2014 to February 2014 and Chairman of the Board of HLS from February 2014 to November 2017. Mr. Clifton also served as President of Holly Corporation from 1995 to 2006 and Chief Executive Officer of Holly Corporation from 2006 until its merger with Frontier Oil Corporation in 2011 that formed HFC. Holly Corporation was an independent petroleum refiner and marketer that produced high value light products such as gasoline, diesel fuel, jet fuel and specialty lubricant products and had principal operations in the Delaware Basin. He served as Executive Chairman of HFC from 2011 until his retirement effective January 1, 2013. HFC is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. Mr. Clifton holds a Bachelor of Science degree in Accounting and Finance from St. Joseph’s University. Mr. Clifton serves as a valuable resource for the Board with his in depth experience in the midstream oil and natural gas industry and his public company leadership.

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board of Directors recommends that you vote FOR each of the nominees.

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PROPOSAL 1

Directors Continuing in Office

Biographical information for our directors who are continuing in office is provided below.

Mr. Joseph Wm. Foran	Class III

Chairman and CEO, Matador Resources Company

Chairman of the Board

Director since: 2003

Independent: No

Age: 66

Committees:

•  Executive (Chair)

•  Capital Markets and Finance

•  Operations and Engineering

•  Prospect

Mr. Foran founded Matador Resources Company in July 2003 and has served as Chairman of the Board, Chief Executive Officer and Secretary since our founding. He served as President from our founding until November 2013 and is also chair of the Board’s Executive Committee. Mr. Foran began his career as an oil and natural gas independent in 1983 when he and his wife, Nancy, founded Foran Oil Company with $270,000 in contributed capital from 17 of his closest friends and neighbors. Foran Oil Company was later contributed into Matador Petroleum Corporation upon its formation by Mr. Foran in 1988, and Mr. Foran served as Chairman and Chief Executive Officer of that company from inception until the time of its sale to Tom Brown, Inc. in June 2003 for an enterprise value of $388 million in an all-cash transaction. Under Mr. Foran’s guidance, Matador Petroleum realized a 21% average annual rate of return for its shareholders for 15 years. Mr. Foran is originally from Amarillo, Texas, where his family owned a pipeline construction business. From 1980 to 1983, he was Vice President and General Counsel of J. Cleo Thompson and James Cleo Thompson, Jr., Oil Producers. Prior to that time, he was a briefing attorney to Chief Justice Joe R. Greenhill of the Supreme Court of Texas. Mr. Foran graduated with a Bachelor of Science degree in Accounting from the University of Kentucky with highest honors and a law degree from the Southern Methodist University Dedman School of Law, where he was a Hatton W. Sumners scholar and the Leading Articles Editor of the Southwestern Law Review. He is currently active as a member of various industry and civic organizations, including his church and various youth activities. In 2002, Mr. Foran was honored as the Ernst & Young “Entrepreneur of the Year” for the Southwest Region. In 2019, he received the SMU Dedman School of Law Distinguished Alumni Award for Corporate Service. As the founder, Chairman of the Board and Chief Executive Officer of Matador Resources Company, Mr. Foran provides Board leadership, industry experience and long relationships with many of our shareholders.

Mr. Reynald A. Baribault	Class III

Vice President / Engineering,
NP Resources, LLC

Lead Independent Director

Director since: 2014

Independent: Yes

Age: 55

Committees:

•  Operations and Engineering (Chair)

•  Prospect (Chair)

•  Audit

•  Corporate Governance

•  Executive

•  Nominating

•  Strategic Planning and Compensation

Mr. Baribault was elected to the Board in 2014, serves as lead independent director and is chair of the Board’s Operations and Engineering Committee and Prospect Committee. He is Vice President / Engineering of NP Resources, LLC, a Denver-based exploration and production operator solely focused on the horizontal Bakken play in the North Dakota Williston Basin. In 2007, he co-founded NP Resources’ predecessor company, North Plains Energy, LLC, which developed and sold its North Dakota Bakken production and assets in 2012. In addition, he co-founded and serves as President and Chief Executive Officer of IPR Energy Partners, LLC, a Dallas-based oil and natural gas production operator with current operations in the Fort Worth Basin. Prior to co-founding North Plains Energy, NP Resources and IPR Energy Partners, Mr. Baribault served as Vice President, Supervisor and Petroleum Engineering Consultant with Netherland, Sewell & Associates, Inc. from 1990 to 2002. Mr. Baribault began his professional career as a reservoir engineer with Exxon Company in 1985 in the New Orleans Eastern Division Office. Mr. Baribault received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1985 and is a Licensed Professional Engineer in the State of Texas. Mr. Baribault provides valuable insight to our Board on our drilling, completion and reservoir engineering operations, as well as growth strategies, midstream operations and administration.

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PROPOSAL 1

Mr. William M. Byerley	Class I

Retired Partner, PricewaterhouseCoopers LLP (PwC) Director Director since: 2016 Independent: Yes Age: 65 Committees: • Audit (Chair) • Corporate Governance • Marketing and Midstream	Mr. Byerley was appointed to the Board in 2016 and is chair of the Board’s Audit Committee. Mr. Byerley retired from PricewaterhouseCoopers LLP (PwC) in 2014. From 1988 through 2014, Mr. Byerley was a Partner with PwC, serving as an Assurance Partner on various audit engagements primarily for energy sector clients. From 1988 through 1990, Mr. Byerley served in the PwC National Office Accounting Services Group. Mr. Byerley received a Bachelor of Business Administration degree in 1975 and a Master of Business Administration degree in 1976, both from Southern Methodist University. He is a licensed Certified Public Accountant. Mr. Byerley’s extensive experience in public accounting and longtime service to energy sector clients of PwC provide the Board with invaluable financial and accounting expertise, particularly for oil and natural gas companies, strong accounting and financial oversight and general industry knowledge.

Ms. Julia P. Forrester Rogers	Class I

Professor of Law, Southern Methodist University Dedman School of Law Director Director since: 2017 Independent: Yes Age: 59 Committees: • Corporate Governance (Chair) • Nominating Committee	Ms. Rogers was appointed to the Board in 2017 and is chair of the Board’s Corporate Governance Committee. Ms. Rogers is a Professor of Law at Southern Methodist University Dedman School of Law where she has been a member of the faculty since 1990, teaching and serving in various administrative positions. From 2015 through 2018, Ms. Rogers served as Associate Provost for Student Academic Services at SMU, overseeing International Student and Scholar Services, Study Abroad, the Center for Academic Development of Student Athletes, the President’s Scholars Program and the Hunt Scholars Program, among others. She has served in various administrative positions at SMU, including serving as Associate Dean for Academic Affairs for the 1995-1996 academic year and as Dean ad interim of the Dedman School of Law from June 2013 through June 2014. Before beginning her academic career at SMU, Ms. Rogers practiced law with Thompson & Knight LLP. Ms. Rogers holds a Bachelor of Science degree in Electrical Engineering from the University of Texas at Austin, graduating with highest honors, and a law degree from the University of Texas School of Law, graduating with high honors. She is a member of the Order of the Coif, and she received the highest score on the Texas bar exam following her graduation. More recently, she was elected as a member of the American Law Institute. Ms. Rogers’ academic, administrative and legal experience provide our Board with a unique perspective on the Company’s business and operations.

Mr. Timothy E. Parker	Class III

Former Portfolio Manager and Analyst—Natural Resources, T. Rowe Price & Associates

Director

Director since: 2018

Independent: Yes

Age: 44

Committees:

•  Capital Markets and Finance (Chair)

•  Audit

•  Nominating

•  Prospect

•  Strategic Planning and Compensation

Mr. Parker was appointed to the Board in 2018 and is chair of the Board’s Capital Markets and Finance Committee. Mr. Parker retired in 2017 as Portfolio Manager and Analyst—Natural Resources for T. Rowe Price & Associates. Mr. Parker joined T. Rowe Price in 2001 as an equity analyst before becoming a portfolio manager in 2010. He managed the New Era fund from 2010 to 2013 and managed the energy and natural resources portions of T. Rowe Price’s Small Cap Value, Small Cap Stock and New Horizons funds from 2013 to 2017. Prior to joining T. Rowe Price, Mr. Parker was an investment banking analyst at Robert W. Baird & Co., Inc. Mr. Parker holds a Bachelor of Science degree in Commerce from the University of Virginia and a Master of Business Administration degree from the Darden School of Graduate Business (University of Virginia). Mr. Parker’s experience with a large institutional shareholder and his extensive familiarity with the capital markets provide the Company with valuable insight.

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PROPOSAL 1

Mr. David M. Posner	Class III

President, EnVent Energy LLC Director Director since: 2017 Independent: Yes Age: 65 Committees: • Marketing and Midstream (Chair) • Corporate Governance • Operations and Engineering	Mr. Posner was appointed to the Board in 2017 and is chair of the Board’s Marketing and Midstream Committee. Mr. Posner is the founder and President of EnVent Energy LLC, a privately-held project development and consulting company focused on advising oil and natural gas exploration and production companies on commercial negotiations related to marketing, gathering, processing and transportation of oil, natural gas and natural gas liquids. He founded EnVent in 2000 following his tenure with Santa Fe Snyder Corporation/Snyder Oil Corporation, where he ultimately served as Vice President, Marketing, having responsibility over the company’s worldwide marketing of oil, natural gas and natural gas liquids. Prior to joining Snyder in 1991, Mr. Posner worked for Ladd Petroleum Corporation serving as, among other roles, its Vice President, Natural Gas. Mr. Posner has served as Chairman of the Colorado Oil and Gas Association and has served as a member of its board for more than 25 years. Mr. Posner received a Bachelor of Arts degree from Brown University and a Master of Science degree in Mineral Economics from the Colorado School of Mines. Mr. Posner’s unique midstream experience provides the Board with an important perspective on marketing, gathering, processing and transportation of the Company’s products.

Mr. Kenneth L. Stewart	Class I

EVP, Compliance and Legal Affairs, Children’s Health System of Texas

Director

Director since: 2017

Independent: Yes

Age: 65

Committees:

•  Nominating Committee (Chair)

•  Corporate Governance

•  Capital Markets and Finance

•  Marketing and Midstream

•  Strategic Planning and Compensation

Mr. Stewart was appointed to the Board in 2017 and is chair of the Board’s Nominating Committee. Mr. Stewart is Executive Vice President, Compliance and Legal Affairs, for Children’s Health System of Texas, a position that he began on January 1, 2019. Children’s Health System of Texas and its affiliates constitute the eighth largest pediatric hospital system in the United States. Effective December 31, 2018, Mr. Stewart retired from Norton Rose Fulbright US LLP, which constitutes the United States operations of Norton Rose Fulbright, an international legal practice with over 4,000 legal professionals in over 50 cities worldwide. At the time of his retirement, Mr. Stewart was a Partner with Norton Rose Fulbright and held the position of Chair—United States. Mr. Stewart began his legal career with Fulbright & Jaworski LLP, the predecessor to Norton Rose Fulbright US LLP, and previously held at differing times positions of Global Chair of the international organization, Managing Partner of the United States region and Partner-in-Charge of the Dallas office. Prior to entering into full-time management for his firm in 2012, he engaged in a domestic and international transactional legal practice, focusing principally on merger, acquisition, financing and joint venture activities for both public and privately-held entities. Mr. Stewart has extensive experience representing and advising companies and their executive officers and boards of directors engaged in oil and natural gas exploration and midstream activities. Mr. Stewart graduated from the University of Arkansas School of Business in 1976 with a Bachelor of Science in Business Administration degree in Accounting and was licensed as a Certified Public Accountant in Texas in 1981 (certificate now on non-practice status). He graduated with honors from Vanderbilt Law School in 1979 and was a member of the Order of the Coif. Mr. Stewart has been active in numerous civic and professional organizations in the Dallas area in the past, including among others, the Dallas Regional Chamber, The Center for American and International Law and the Dallas Citizens Council. Mr. Stewart’s extensive experience representing public companies, and particularly oil and natural gas companies, along with his years of management experience, provide our Board with important legal, corporate governance and leadership insight.

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PROPOSAL 1

Advisors to the Board

In addition to our Board, we have four individuals with significant oil and natural gas, legal or other business experience who advise our Board on various matters. From time to time, we enter into various agreements with these individuals with respect to their service as advisors to our Board. Their business histories are described below:

Mr. Rick H. Fenlaw. Mr. Fenlaw is owner of Fenlaw Land Services, a company he founded in 1999 to provide title, leasing and curative professionals to upstream oil and natural gas clients, particularly in the Barnett Shale play. From 1990 through the formation of Fenlaw Land Services, Mr. Fenlaw operated a similar land services company, Rick Fenlaw & Associates, with a focus on East Texas and the Hardeman Basin. Through his companies, Mr. Fenlaw has employed over 100 sub-brokers servicing his oil and natural gas clients. Mr. Fenlaw has worked as an independent petroleum landman since 1979. Prior to beginning his career as a landman, he played football for the St. Louis Football Cardinals. Mr. Fenlaw received a Bachelor of Journalism degree from the University of Texas at Austin in 1977, where he was captain of the football team in 1976.

Mr. Scott E. King. Mr. King retired in October 2017 as Vice President—Exploration and Development of Petro Harvester Oil and Gas, LLC, having joined that company in October 2012. Mr. King joined Matador Resources Company at its founding in 2003 and served as Vice President—Exploration from 2003 to 2009 and Vice President—Geophysics and New Ventures from 2009 until 2012. He was previously with Matador Petroleum Corporation, joining that company in December 1996 as Chief Geophysicist. Immediately prior to Matador Petroleum’s sale, Mr. King served as its Portfolio Manager and was responsible for recommending which drilling opportunities Matador Petroleum should pursue. Prior to joining Matador Petroleum, Mr. King worked for Enserch Corporation, a diversified energy company with interests in petroleum exploration and production, oilfield services, engineering design and construction, and natural gas transmission and distribution, as Team Leader for the Oklahoma Asset Group. Mr. King began his career in 1983 with Sohio Petroleum, an integrated energy company. Mr. King received a Bachelor of Science degree in Geology from Alfred University in 1981 and a Master of Science degree in Geophysics from Wright State University in 1983.

Mr. Wade I. Massad. Mr. Massad served as a consultant to the Company and an advisor to the Board from 2010 to December 2011, when he was elected Executive Vice President—Capital Markets of the Company. He held that role until July 2012, when he resumed his role as a consultant to the Company and as an advisor to the Board. Mr. Massad is the Co-Founder and Co-Managing Member of Cleveland Capital Management L.L.C., a registered investment advisor and General Partner of Cleveland Capital L.P., a private investment fund focused on micro-cap public and private equity securities established in October 1996. Previously, Mr. Massad was an investment banker with Keybanc Capital Markets and RBC Capital Markets, where he was the head of U.S. equity institutional sales from 1997 to 1998 and the head of U.S. Capital Markets business from 1999 to 2003. He also served on the firm’s executive committee. Mr. Massad serves on the board of the Investors Exchange Group, Inc. (IEX). Mr. Massad received a Bachelor of Arts degree in Business Management from Baldwin-Wallace University in 1989 and currently serves on its Board of Trustees.

Mr. James A. Rolfe. Mr. Rolfe is Of Counsel at Elliott Sauter PLLC, a white collar and healthcare criminal defense boutique law firm he joined in October 2018 following three years as a sole practitioner. Until 2015, he served as Of Counsel with Kendall Law Group, a Dallas, Texas law firm specializing in litigation that he joined in 2009. From 2005 to 2009, Mr. Rolfe served as Of Counsel with Fitzpatrick Hagood Smith & Uhl LLP, a boutique litigation firm. He worked as a sole practitioner in private practice from 1985 to 2005. From 1981 to 1985, Mr. Rolfe served as United States Attorney for the Northern District of Texas, having been appointed to that position by President Reagan. From 1979 to 1981, he worked in private practice following his service as Assistant United States Attorney for the Northern District of Texas, a position he held from 1973 to 1979. Mr. Rolfe was Assistant District Attorney for Dallas County from 1969 to 1973. He began his public service in the role of Assistant City Attorney for the City of Dallas, which position he held from 1968 to 1969. Mr. Rolfe served in the United States Army from 1959 to 1962. He received a Bachelor of Arts degree from Austin College in 1965 where he was a three-year letterman in basketball. He is a past president of Austin College’s alumni association and received its Distinguished Alumnus Award in 2000. He received his law degree from the University of Texas at Austin in 1968.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The business affairs of Matador are managed under the direction of the Board in accordance with the Texas Business Organizations Code, the Company’s Amended and Restated Certificate of Formation and its Amended and Restated Bylaws, each as amended to date. The Board has adopted Corporate Governance Guidelines, which are reviewed annually by the Corporate Governance Committee of the Board. The Company has a Code of Ethics and Business Conduct for Officers, Directors and Employees (“Code of Ethics”), which is applicable to all officers, directors and employees of the Company. The Company intends to post any amendments to, and may post any waivers of, its Code of Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.”

The Board holds regular and special meetings and spends such time on the affairs of the Company as its duties require. During 2018, the Board held 12 meetings. The Board also meets regularly in non-management executive sessions in accordance with NYSE regulations. The Corporate Governance Guidelines provide that one of the Company’s independent directors should serve as lead independent director at any time when the chief executive officer serves as the chairman of the board. The lead independent director presides over the non-management executive sessions, serves as a liaison between the chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate. Because Mr. Foran serves as Chairman of the Board and Chief Executive Officer, our independent directors have appointed Mr. Baribault to serve as lead independent director. In 2018, all incumbent directors of the Company attended at least 75% of the meetings of the Board and the committees on which they served. It is our policy that each of our directors is expected to attend annual meetings of shareholders. All of our directors that continued in office through the 2018 Annual Meeting attended such meeting.

Independence of Directors

The Board makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. The actual determination of whether a director is independent is made by the Board on a case-by-case basis.

In connection with its preparation for the Annual Meeting, the Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations.

The Board reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After this review, our Board determined that nine of our 10 current directors are “independent directors” as defined under the rules of the SEC and the NYSE: Ms. Rogers and Messrs. Baribault, Baty, Burkert, Byerley, Clifton, Parker, Posner and Stewart. No member of or nominee for our Board has a family relationship with any executive officer or other members of our Board.

Majority Vote in Director Elections

On December 21, 2016, the Board amended the Company’s Amended and Restated Bylaws (as so amended, the “Bylaws”) to implement a majority voting standard in uncontested director elections. Pursuant to the Bylaws, in an election of directors at a meeting of shareholders at which a quorum is present, (i) if the number of nominees exceeds the number of directors to be elected (a “contested election”), directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting and (ii) in an election of directors that is not a contested election (an “uncontested election”), such as that being held at the Annual Meeting, directors shall be elected by a majority of

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the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting. For purposes of the Bylaws, in an uncontested election, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Prior to the amendment of the Bylaws, directors were elected by a plurality of the votes cast, whether or not the election was a contested election.

In connection with the amendment to the Bylaws, the Board approved and adopted an amendment to the Company’s Corporate Governance Guidelines to implement a resignation policy for directors who fail to receive the required number of votes in an uncontested election in accordance with the Bylaws. Pursuant to the Corporate Governance Guidelines, as amended, in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election (a “majority against vote”) shall promptly tender his or her resignation following certification of the shareholder vote.

The Nominating Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority against vote, if known, and make a recommendation to the Board concerning whether to accept or reject such resignation. The Board shall act on the Nominating Committee’s recommendation and publicly disclose its decision with respect to such resignation offer within 90 days following certification of the shareholder vote. The resignation, if accepted by the Board, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Board Leadership Structure

Mr. Foran serves as Chairman of the Board and Chief Executive Officer of the Company. As stated in the Corporate Governance Guidelines, the Board does not believe that the offices of Chairman of the Board and Chief Executive Officer must be separate. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given Mr. Foran’s deep knowledge of the Company and experience in leading it, the Board currently believes that the most effective leadership structure for the Company is to have Mr. Foran serve as Chairman of the Board and Chief Executive Officer.

While Mr. Foran serves as Chairman of the Board and Chief Executive Officer, all of our non-employee directors are independent under the rules of the SEC and the NYSE. After considering the recommendations of our Strategic Planning and Compensation Committee, the independent directors determine Mr. Foran’s compensation. Further, the Company has five standing committees and a lead independent director, who is currently Mr. Baribault. The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Foran serve as Chairman of the Board and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

As lead independent director, Mr. Baribault has the following roles and responsibilities:

•	chairs the executive sessions of the non-management and independent directors;

•	leads the independent directors in the evaluation of the Chief Executive Officer;

•	facilitates communication among the independent directors; and

•	acts as a liaison between the independent directors and the Chief Executive Officer.

Mr. Baribault, as lead independent director, may also perform such other duties as the Board or the Corporate Governance Committee from time to time may assign, which may include, but are not limited to, the following:

•	help develop Board agendas and ensure critical issues are included;

•	determine quality, quantity and timeliness of information from management;

•	make recommendations about retaining consultants or advisors for the Board;

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CORPORATE GOVERNANCE

•	interview Board candidates;

•	oversee Board and director evaluations; and

•	help improve communications and processes by and between management and the Board and the Chief Executive Officer.

Board Committees

The standing committees of the Board are the Audit Committee, Corporate Governance Committee, Executive Committee, Nominating Committee and Strategic Planning and Compensation Committee. The Board has also established the following advisory committees: Capital Markets and Finance Committee, Marketing and Midstream Committee, Operations and Engineering Committee and Prospect Committee. Each of the standing committees is governed by a charter, and a copy of the charters of each of these committees is available on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.” Director membership of all of our standing and advisory committees is identified below, as of April 12, 2019.

Director	Audit Committee	Corporate Governance Committee	Executive Committee	Nominating Committee	Strategic Planning and Compensation Committee	Capital Markets and Finance Committee	Marketing and Midstream Committee	Operations and Engineering Committee	Prospect Committee
Joseph Wm. Foran			C			●		●	●
Reynald A. Baribault	●	●	●	●	●			C	C
R. Gaines Baty		●	●		C				
Craig T. Burkert	●	●			●		●		
William M. Byerley	C	●					●		
Matthew P. Clifton	●	●					●		
Julia P. Forrester Rogers		C		●					
Timothy E. Parker	●			●	●	C			●
David M. Posner		●					C	●	
Kenneth L. Stewart		●		C	●	●	●		

● Member

C Chair

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Audit Committee

The Audit Committee assists the Board in monitoring:

•	the integrity of our financial statements and disclosures;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditor;

•	the performance of our internal audit function and our independent auditor; and

•	our internal control systems.

In addition, the Audit Committee is charged with review of compliance with our Code of Ethics.

As of April 12, 2019, the Audit Committee consisted of Messrs. Baribault, Burkert, Byerley, Clifton and Parker, each of whom is independent under the rules of the SEC and the NYSE. Mr. Byerley is the chair of the Audit Committee. SEC rules require a public company to disclose whether or not its audit committee has an “audit committee financial expert” as defined by applicable SEC rules and regulations. Our Board has determined that each of Messrs. Byerley, Burkert, Clifton and Parker is an “audit committee financial expert.” During 2018, the Audit Committee met five times.

Strategic Planning and Compensation Committee

In February 2018, the Board renamed the Compensation Committee as the Strategic Planning and Compensation Committee. The Strategic Planning and Compensation Committee has the following responsibilities:

•

assists the Board and the independent members of the Board (the “Independent Board”) in the discharge of their fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

•	provides overall guidance with respect to the establishment, maintenance and administration of our compensation programs, including stock and benefit plans;

•	oversees and advises the Board and the Independent Board on the adoption of policies that govern our compensation programs; and

•

recommends to the Board the strategic, tactical and performance goals of the Company, including those performance and tactical goals that relate to performance-based compensation, including but not limited to goals for production, reserves, cash flows and shareholder value.

The Strategic Planning and Compensation Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as the subcommittee consists of at least two members.

As of April 12, 2019, the Strategic Planning and Compensation Committee consisted of Messrs. Baribault, Baty, Burkert, Parker and Stewart, each of whom is independent under the rules of the SEC and the NYSE and a “non-employee director” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Baty is the chair of the Strategic Planning and Compensation Committee. During 2018, the Strategic Planning and Compensation Committee met six times.

Nominating Committee

The Nominating Committee has the following responsibilities:

•	identifies and recommends to the Board individuals qualified to be nominated for election to the Board; and

•	recommends to the Board the members and chair of each committee of the Board.

The Nominating Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as the subcommittee consists of at least two members. Pursuant to the Nominating Committee Charter, no director may serve on the Nominating Committee if such director is subject to re-election to the Board at the next annual meeting of shareholders.

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As of April 12, 2019, the Nominating Committee consisted of Ms. Rogers and Messrs. Baribault, Parker and Stewart, each of whom is independent under the rules of the SEC and the NYSE. Mr. Stewart is the chair of the Nominating Committee. During 2018, the Nominating Committee met six times.

The Board has also established a Shareholder Advisory Committee for Board Nominations (the “Advisory Committee”) that is charged with receiving and considering possible nominees for election to the Board by shareholders. Pursuant to the Advisory Committee charter, this committee is comprised of eight to 12 persons selected by the Nominating Committee and consists of at least:

•	two members of the Nominating Committee;

•	two former members of or special advisors to the Board;

•

two shareholders who beneficially own Common Stock having a market value of at least $1.0 million (such value to be based on the market value of the Common Stock immediately prior to designation of such shareholders to the Advisory Committee); and

•	two shareholders who have beneficially owned Common Stock continuously for at least the five years prior to such shareholder’s designation to the Advisory Committee.

The current members of the Advisory Committee are Ms. Rogers, Messrs. Stewart, Rolfe and King, George M. Yates, J. Barry Banker, Joe E. Coleman, Kevin M. Grevey and Bobby K. Pickard. Messrs. King and Rolfe are co-chairs of the Advisory Committee.

The Advisory Committee makes recommendations based on its conclusions to the Nominating Committee for its consideration and review.

The Nominating Committee and the Advisory Committee consider individuals recommended by the Company’s shareholders to serve on the Board. In considering candidates submitted by shareholders, the Advisory Committee and the Nominating Committee take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Advisory Committee and the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•

The name and address of the shareholder, evidence of the person’s ownership of Common Stock or derivatives, including the number of shares owned, a description of all arrangements or understandings regarding the right to vote shares of the Company, any short interest in any security of the Company, any rights to dividends that are separated or separable from the underlying shares, any proportionate interest in shares or derivatives held by a general or limited partnership whereby the shareholder is a general partner or beneficially owns an interest in the general partner, any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any change in the value of the shares or derivatives, any other information relating to the shareholder that would be required to be disclosed in connection with solicitations of proxies for the election of directors in a contested election and a statement whether or not the shareholder will deliver a proxy to shareholders; and

•

The name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors.

The shareholder recommendation and information described above, and in more detail in our Bylaws, must be sent to the Corporate Secretary at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and must be received by the Corporate Secretary not fewer than 45 nor more than 75 days prior to the one year anniversary date of the date the Company’s proxy statement was mailed in connection with the previous year’s annual meeting of shareholders.

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The Nominating Committee believes that a potential director of the Company must demonstrate that such candidate has:

•	a depth of experience at the policy-making level in business, government or education;

•	a balance with the business knowledge and experience of the incumbent or nominated directors;

•	availability and willingness to devote adequate time to Board duties;

•	any unfilled expertise needed on the Board or one of its committees;

•	character, judgment and ability to make independent analytical, probing and other inquiries;

•	willingness to exercise independent judgment yet willingness to listen and learn from the other directors and the Company’s staff; and

•	financial independence to ensure such candidate will not be financially dependent on director compensation.

In the case of an incumbent director, the Nominating Committee will also consider such director’s past performance on the Board.

The Nominating Committee or the Advisory Committee may identify potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating Committee or the Advisory Committee may also engage firms that specialize in identifying director candidates. As described above, the Nominating Committee and Advisory Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating Committee or the Advisory Committee as a potential candidate, the Nominating Committee or the Advisory Committee will make an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating Committee or the Advisory Committee determines that additional consideration is warranted, the Nominating Committee or the Advisory Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating Committee or the Advisory Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees and the need for any required expertise on the Board or one of its committees. The Nominating Committee or the Advisory Committee also contemplates multiple dynamics that promote and advance diversity among the members of the Board. Although the Nominating Committee does not have a formal diversity policy, the Nominating Committee considers a number of factors regarding diversity of personal and professional backgrounds, gender, race, age, specialized skills and acumen and breadth of experience in energy exploration and production, midstream and marketing, executive leadership, accounting, finance or law. The Nominating Committee does not discriminate based upon race, religion, gender, national origin, age, disability, citizenship or any other legally protected status. The Nominating Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Corporate Governance Committee

The Corporate Governance Committee is responsible for periodically reviewing and assessing our Corporate Governance Guidelines and Code of Ethics and making recommendations for changes thereto to the Board, reviewing any other matters related to our corporate governance, unless the authority to conduct such review has been retained by the Board or delegated to another committee, and overseeing the process for evaluation of the Board and management.

As of April 12, 2019, the Corporate Governance Committee consisted of Ms. Rogers and Messrs. Baribault, Baty, Burkert, Byerley, Clifton, Posner and Stewart, each of whom is independent under the rules of the SEC and the NYSE. Ms. Rogers is the chair of the Corporate Governance Committee. During 2018, the Corporate Governance Committee met three times.

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Executive Committee

The Executive Committee has authority to discharge all the responsibilities of the Board in the management of the business and affairs of the Company, except where action of the full Board is required by statute or by our Amended and Restated Certificate of Formation or Bylaws, each as amended to date.

As of April 12, 2019, the Executive Committee consisted of Messrs. Foran, Baribault and Baty. Mr. Foran is the chair of the Executive Committee. During 2018, the Executive Committee met three times.

Capital Markets and Finance Committee

The Board formed the Capital Markets and Finance Committee in February 2018. The Capital Markets and Finance Committee provides oversight of the Company’s financial objectives, financial policies, capital structure and financing requirements. As of April 12, 2019, the members of the Capital Markets and Finance Committee were Messrs. Foran, Parker and Stewart. Mr. Parker is the chair of the Capital Markets and Finance Committee.

Marketing and Midstream Committee

The Board formed the Marketing and Midstream Committee in June 2018. The Marketing and Midstream Committee provides oversight of the Company’s marketing and midstream activities, projects, joint ventures and plans. As of April 12, 2019, the members of the Marketing and Midstream Committee were Messrs. Burkert, Byerley, Clifton, Posner and Stewart. Mr. Posner is the chair of the Marketing and Midstream Committee.

Operations and Engineering Committee

The Operations and Engineering Committee provides oversight of the development of our prospects, our drilling and completion operations and our production operations and associated costs. In addition, the Operations and Engineering Committee provides oversight of the amount and classifications of our reserves and the design of our completion techniques and hydraulic fracturing operations and various other reservoir engineering matters. As of April 12, 2019, the members of the Operations and Engineering Committee were Messrs. Baribault, Foran and Posner and Mr. King (ex officio). Mr. Baribault is the chair of the Operations and Engineering Committee.

Prospect Committee

The Prospect Committee provides oversight of the technical analysis, evaluation and selection of our oil and natural gas prospects. As of April 12, 2019, the members of the Prospect Committee were Messrs. Baribault, Foran and Parker and Mr. King (ex officio). Mr. Baribault is the chair of the Prospect Committee.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management. The Strategic Planning and Compensation Committee has the responsibility to oversee that our incentive pay does not encourage unnecessary risk taking and to review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Strategic Planning and Compensation Committee Interlocks and Insider Participation

Dr. Steven W. Ohnimus (who resigned from the Board concurrently with the 2018 Annual Meeting due to health reasons) and Messrs. Baribault, Baty, Burkert, Parker and Stewart served on the Strategic Planning and Compensation Committee during the last completed fiscal year. None of these individuals is or was previously one of our officers or employees. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Strategic Planning and Compensation Committee. No member of our Board serves as an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company. There were no compensation committee interlocks during 2018. Mr. Baribault’s sister-in-law is an employee of the Company. For more information on this related party transaction, see “Transactions with Related Persons.”

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Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties by mail. Shareholders and other interested parties may contact any member of the Board, any Board committee or the entire Board. To communicate with the Board, any individual director or any committee of directors, correspondence should be addressed to the Board. All such correspondence should be sent “c/o Corporate Secretary” at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The Corporate Secretary will review and forward correspondence to the appropriate person or persons.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers and Other Senior Officers of the Company

The following table sets forth the names, ages and positions of our executive officers and certain of our other senior officers at April 25, 2019:

Name	Age	Positions Held With Us

Executive Officers

Joseph Wm. Foran	66	Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	58	President

David E. Lancaster	62	Executive Vice President and Chief Financial Officer

Craig N. Adams	52	Executive Vice President—Land, Legal & Administration

Billy E. Goodwin	61	Executive Vice President and Head of Operations

Van H. Singleton, II	41	Executive Vice President of Land

Bradley M. Robinson	64	Executive Vice President of Reservoir Engineering and Chief Technology Officer

G. Gregg Krug	58	Executive Vice President—Marketing and Midstream Strategy

Other Senior Officers

Bryan A. Erman	41	Senior Vice President and Co-General Counsel

Robert T. Macalik	40	Senior Vice President and Chief Accounting Officer

Matthew D. Spicer	51	Senior Vice President and General Manager of Midstream

Brian J. Willey	42	Senior Vice President and Co-General Counsel

The following biographies describe the business experience of our executive officers and certain of our other senior officers. Each officer serves at the discretion of our Board. There are no family relationships among any of our officers.

Executive Officers

Mr. Joseph Wm. Foran

Chairman of the Board and Chief Executive Officer	Please see the biography of Mr. Foran on page 12 of this Proxy Statement.

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Mr. Matthew V. Hairford

President	Mr. Hairford joined Matador Resources Company in July 2004 as its Drilling Manager. He was named Vice President of Drilling in May 2005; Vice President of Operations in May 2006; Executive Vice President of Operations in May 2009; and in November 2013 assumed the title of President. He was previously with Samson Resources, an exploration and production company, as Senior Drilling Engineer, having joined Samson in 1999. His responsibilities there included difficult Texas and Louisiana Gulf Coast projects, horizontal drilling projects and a start-up drilling program in Wyoming. The scope of this work ranged from multi-lateral James Lime wells in East Texas to deep wells in South Texas and South Louisiana. Mr. Hairford has drilled many geo-pressured wells in Texas and Louisiana, along with normally pressured wells in Southwest Wyoming and East Texas. Additional responsibilities included a horizontal well program in Roger Mills County, Oklahoma at 15,000 feet vertical depth. Mr. Hairford has experience in air drilling, underbalanced drilling, drilling under mud caps and high temperature and pressure environments. From 1998 to 1999, Mr. Hairford served as Senior Drilling Engineer with Sonat, Inc., a global company involved with natural gas transmission and marketing, oil and natural gas exploration and production and oil services. His responsibilities included drilling Pinnacle Reef wells in East Texas and deep horizontal wells in the Austin Chalk field in Central Louisiana. From 1984 to 1998, Mr. Hairford served in various drilling engineering capacities with Conoco, Inc. His operational areas included the Appalachian Basin, Illinois Basin, Permian Basin, Texas Panhandle and Val Verde Basin. Mr. Hairford was selected as a member of a three-person team to explore the use of unconventional technologies to identify a potential step change in the drilling sector. Multiple techniques were evaluated and tested, including declassified defense department technologies. Additional Conoco assignments included both field and office drilling positions in Midland, Texas and Oklahoma City, Oklahoma. Earlier in his career with Conoco, Mr. Hairford was selected to participate in the Conoco Drilling Rig Supervisor Training Program in Houston, Texas. This program consisted of two years working a regular rotation as a drilling representative on rigs and as a drilling engineer in various domestic offices. Mr. Hairford began his career in 1984 with Conoco in a field production assignment in Hobbs, New Mexico. Mr. Hairford received his Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is an active member of the American Association of Drilling Engineers, the American Petroleum Institute and the Society of Petroleum Engineers. Mr. Hairford has also undertaken additional training through Stanford University’s Executive Education programs, including the Stanford Graduate School of Business flagship six week Stanford Executive Program.

Mr. David E. Lancaster

Executive Vice President and Chief Financial Officer	Mr. Lancaster joined Matador Resources Company in December 2003 and serves as Executive Vice President and Chief Financial Officer. Mr. Lancaster has served in several capacities since joining Matador, including Vice President of Business Development, Acquisitions and Finance from December 2003 to May 2005; Vice President and Chief Financial Officer from May 2005 to May 2007; and Executive Vice President and Chief Financial Officer since May 2007. He also served as Chief Operating Officer from May 2009 to May 2015. From August 2000 to December 2003, he was Marketing Manager for Schlumberger Limited’s Data & Consulting Services, which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning. In this position, he was responsible for global marketing strategies, business models, input to research and development, commercialization of new products and services and marketing communications. From 1999 to 2000, Mr. Lancaster was Business Manager, North and South America, for Schlumberger Holditch-Reservoir Technologies, the petroleum engineering consulting organization formed following Schlumberger’s acquisitions of S.A. Holditch & Associates, Inc. and Intera Petroleum Services. In this role, he was responsible for the business operations of 12 consulting offices throughout North and South America. Mr. Lancaster worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in 1997. He joined S.A. Holditch & Associates in 1980, and was one of the principals in the petroleum engineering consulting firm. Between 1980 and 1997, Mr. Lancaster held positions ranging from Senior Petroleum Engineer to Senior Vice

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President—Business Development. In this latter role, he was responsible for marketing and sales, as well as the company’s commercial training business. During most of his tenure at S.A. Holditch & Associates, Inc., Mr. Lancaster was a consulting reservoir engineer with particular emphasis on characterizing and improving production from unconventional natural gas reservoirs. For more than seven years during this time, he was the Project Manager for the Gas Research Institute’s Devonian Shales applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability, natural gas shale reservoirs. He was also the lead reservoir engineer for the Secondary Gas Recovery project sponsored by the Gas Research Institute and the U.S. Department of Energy, looking at ways to improve recovery from compartmentalized natural gas reservoirs in North and South Texas. Mr. Lancaster began his career as a reservoir engineer for Diamond Shamrock Corporation in 1979. Mr. Lancaster received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1979 and 1988, respectively, graduating summa cum laude. He has authored or co-authored more than 50 technical papers and articles, as well as numerous other published reports and industry presentations. He is a member of the Society of Petroleum Engineers, and he served as a charter member and former Vice Chairman of the Texas A&M University Petroleum Engineering Advisory Board. In 2014, Mr. Lancaster was inducted into the Texas A&M University Petroleum Engineering Academy of Distinguished Graduates. Mr. Lancaster is a Licensed Professional Engineer in the State of Texas.

Mr. Craig N. Adams

Executive Vice President— Land, Legal & Administration	Mr. Adams joined Matador Resources Company in September 2012 as its Vice President and General Counsel. In July 2013, Mr. Adams was promoted to Executive Vice President—Land and Legal and became Executive Vice President—Land, Legal & Administration in June 2015. Before joining Matador Resources Company, Mr. Adams was a partner with Baker Botts L.L.P. from March 2001 to September 2012 where he focused his practice on securities, mergers and acquisitions and corporate governance matters. He was a partner with Thompson & Knight L.L.P. from January 1999 to February 2001 and an associate from September 1992 to December 1998. Mr. Adams received a Bachelor of Business Administration degree in Finance from Southern Methodist University in 1988 and his law degree in 1992 from Texas Tech University School of Law, where he graduated magna cum laude and was a member of the Order of the Coif and a Comment Editor of the Texas Tech Law Review.

Mr. Billy E. Goodwin

Executive Vice President and Head of Operations	Mr. Goodwin joined Matador Resources Company in July 2010 as Drilling Manager. In September 2013 he was named Vice President of Drilling for the Company, and he was promoted to Senior Vice President—Operations in February 2016 and to Executive Vice President and Head of Operations in August 2017. He was previously with Samson Resources, a company he joined in 2001 to supervise the drilling of underbalanced multilateral horizontal wells. In his roles as Senior Drilling Engineer and Area Drilling Manager for Samson, Mr. Goodwin engineered and managed operations in the Permian Basin, South Texas, East Texas, Mid-Continent and Gulf Coast areas. Mr. Goodwin worked with Conoco, Inc. before joining Samson. He began his career in 1985 in Conoco’s production department before joining the drilling department in 1989. Mr. Goodwin has diverse horizontal operational experience both onshore and offshore, and both domestically and internationally, including in the Middle East, Southeast Asia and South America. Throughout his career, Mr. Goodwin has developed underbalanced drilling, managed pressure drilling and drill-in casing techniques for normal and geo-pressured environments. Mr. Goodwin received a Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is a member of the Society of Petroleum Engineers and the American Association of Drilling Engineers. Mr. Goodwin served in the United States Marine Corps.

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Mr. Van H. Singleton, II

Executive Vice President of Land	Mr. Singleton joined Matador Resources Company in August 2007 as a Landman and was promoted to Senior Staff Landman in 2009 and then to General Land Manager in 2011. In September 2013, Mr. Singleton became Vice President of Land for the Company, and he was promoted to Executive Vice President of Land in February 2015. Prior to joining Matador, Mr. Singleton founded and was President of VanBrannon and Associates, LLC and Southern Escrow and Title of Mississippi, LLC from 1998 to 2003, which provided full-spectrum land title work and title insurance in Mississippi, Louisiana, Texas and Arkansas. From 2003 until joining Matador in 2007, he served as general manager of his family’s real estate brokerage in Houston, Texas. Mr. Singleton received a Bachelor of Arts degree in Criminal Justice from the University of Mississippi in 2000. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

Mr. Bradley M. Robinson

Executive Vice President of Reservoir Engineering and Chief Technology Officer	Mr. Robinson joined Matador Resources Company in August 2003 as our Vice President of Reservoir Engineering until his promotion to Senior Vice President of Reservoir Engineering in February 2016. He assumed the additional role of Chief Technology Officer in May 2013 and was promoted to Executive Vice President of Reservoir Engineering in August 2018. Prior to joining Matador, from 1997 to August 2003, Mr. Robinson held the position of Advisor with Schlumberger Limited’s Data & Consulting Services, where he was responsible for the development and application of new well completion and fracture stimulation technologies, managed field development projects, taught industry courses and provided internal training. Mr. Robinson worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in 1997. Mr. Robinson joined S.A. Holditch & Associates in 1979, and was one of the principals in the petroleum engineering consulting firm. From 1979 to 1982, Mr. Robinson served as Senior Petroleum Engineer and was involved in all aspects of reservoir and production engineering for both conventional and low permeability oil and natural gas fields. From 1982 to 1997, he was Vice President—Production Engineering of S.A. Holditch & Associates, where he was responsible for coordination and management of production and completion engineering projects, including hydraulic fracture stimulation design and supervision. His duties also included reserves and economic analysis of new and existing wells. For approximately 10 years during this time, Mr. Robinson served as assistant project manager for the Gas Research Institute’s Tight Gas Sands and Horizontal Gas Wells applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability natural gas reservoirs and horizontal natural gas wells. During his career, he has worked all over the world, including the United States, Canada, Venezuela, Colombia, Mexico, Egypt, the North Sea, Russia and Indonesia, among other locations. Mr. Robinson began his career in 1977 with Marathon Oil Company, serving as an Associate Production Engineer and later as a Reservoir Engineer in Midland. Mr. Robinson received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1977 and 1986, respectively. He has authored or co-authored more than 30 technical papers and articles appearing in industry publications. Mr. Robinson is a member of the Society of Petroleum Engineers and is a Licensed Professional Engineer in the State of Texas. He served as Chairman of the Dallas Section of the Society of Petroleum Engineers in 2011 and 2012. He also received the 2013 Engineer of the Year Award presented by the Dallas Section of the Society of Petroleum Engineers and the 2013 Completions Optimization and Technology award presented by the Mid-Continent region of the Society of Petroleum Engineers.

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Mr. G. Gregg Krug

Executive Vice President— Marketing and Midstream Strategy	Mr. Krug joined Matador Resources Company in April 2012 as its Marketing Manager. In September 2013 he was named Vice President of Marketing for the Company and Vice President of Longwood Gathering & Disposal Systems, LP, and he was promoted to Senior Vice President—Marketing and Midstream in February 2016. He was promoted to Executive Vice President—Marketing and Midstream Strategy in April 2019. He has overall responsibility for Matador’s marketing activities of its oil and natural gas, as well as responsibility for all business aspects for Longwood Gathering & Disposal Systems, LP. Previously, Mr. Krug was with Unit Petroleum Company, an exploration and production company based in Tulsa, Oklahoma, as Marketing Manager, having joined in 2006. He and his staff were responsible for marketing, gas measurement, contract administration and production reporting in their core areas of Oklahoma, the Texas Panhandle, East Texas and Northwestern Louisiana. From 2005 to 2006, Mr. Krug served as Marketing Manager with Matador Resources Company. From 2000 to 2005, Mr. Krug served as Gas Scheduling Supervisor with Samson Resources in Tulsa, Oklahoma where he and his staff were responsible for scheduling natural gas sales as well as procurement of natural gas supply on Samson-owned gathering systems. From 1983 to 2000, Mr. Krug served with The Williams Companies in various capacities including in the Kansas Hugoton Field in Ulysses, Kansas and Tulsa, Oklahoma for Williams Natural Gas Pipeline and on the trading floor in Tulsa, Oklahoma for Williams Energy Services Company. Mr. Krug received a Bachelor of Business Administration degree from Oklahoma City University in 1996.

Other Senior Officers

Mr. Bryan A. Erman. Mr. Erman joined Matador Resources Company in January 2016 as its Co-General Counsel. In August 2016, Mr. Erman was promoted to Vice President and Co-General Counsel. He became Senior Vice President and Co-General Counsel in July 2018. Prior to joining Matador, Mr. Erman was a Partner at Carrington, Coleman, Sloman & Blumenthal, L.L.P. in Dallas, having joined the firm in 2010. From 2003 to 2010, he was an associate in the Dallas and Washington, D.C. offices of Baker Botts L.L.P. Mr. Erman’s practice focused on litigation matters, including oil and natural gas, securities and other commercial litigation, as well as corporate governance matters. Before attending law school, Mr. Erman worked for Oklahoma Governor Frank Keating. Mr. Erman received a Bachelor of Arts degree in Political Science in 1999 from the University of Oklahoma. He received his law degree in 2003 from Southern Methodist University School of Law, where he graduated cum laude and was a Hatton W. Sumners Scholar, a member of the Order of the Coif and an Articles Editor on the SMU Law Review.

Mr. Robert T. Macalik. Mr. Macalik joined Matador Resources Company in July 2015 as Vice President and Chief Accounting Officer. He was promoted to Senior Vice President and Chief Accounting Officer in November 2017. He has more than 10 years of experience in public accounting with significant experience in the upstream oil and natural gas industry. From 2012 to 2015, Mr. Macalik worked at Pioneer Natural Resources Company as Corporate Controller and, previously, as Director of Technical Accounting and Financial Reporting. At Pioneer, Mr. Macalik supervised corporate accounting and financial reporting functions. Prior to joining Pioneer, he was a Senior Manager with PricewaterhouseCoopers (PwC), joining the public accounting firm in 2002. During his tenure with PwC, Mr. Macalik conducted and managed audits for various companies, primarily public companies in the oil and natural gas industry, and managed numerous client relationships. Mr. Macalik received a Bachelor of Arts degree in History, a Bachelor of Business Administration degree and a Master of Professional Accounting degree all from The University of Texas at Austin in 2002. He is a licensed Certified Public Accountant in the State of Texas.

Mr. Matthew D. Spicer. Mr. Spicer joined Matador Resources Company in March 2014 as Senior Representative of Business Development and was promoted to Manager of Business Development and then General Manager of Midstream later in 2014. In October 2015, Mr. Spicer was promoted to Vice President and General Manager of Midstream. He became Senior Vice President and General Manager of Midstream in July 2018. Prior to joining the Company, Mr. Spicer served as the Director of Flight Operations for L-3 Unmanned Systems, also serving in various roles including as Program Manager and in Business Development during his tenure with L-3, which

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began in 2011. Mr. Spicer served in the United States Marine Corps from 1991 to 2014, both in active duty and as a reservist, before his retirement as a Lieutenant Colonel in 2014. Mr. Spicer also served as a first officer with American Airlines from 2000 to 2003 following his active duty in the United States Marine Corps. Mr. Spicer received a Bachelor of Science degree in Manufacturing Engineering Technology from Central Michigan University in 1991.

Mr. Brian J. Willey. Mr. Willey joined Matador Resources Company in February 2014 as its Deputy General Counsel. In January 2016, Mr. Willey was appointed as Co-General Counsel, and he was promoted to Vice President and Co-General Counsel in August 2016. He became Senior Vice President and Co-General Counsel in July 2018. Prior to joining Matador, Mr. Willey was an attorney with Dean Foods Company where he most recently served as Vice President, Chief Counsel—Corporate. Before Dean Foods, Mr. Willey served as a senior associate in the Dallas office of Baker Botts L.L.P. Mr. Willey’s practice focused on corporate matters, including mergers and acquisitions, public and private securities offerings, venture capital transactions and SEC compliance matters as well as board of director and corporate governance matters. Mr. Willey received a Bachelor of Science degree in Accounting in 2002 from Brigham Young University. He received his law degree in 2005 from The University of Texas School of Law, where he graduated with High Honors and was a member of the Order of the Coif in addition to being named a Chancellor and an Associate Editor on the Texas Law Review. Mr. Willey also served a church mission in the Philippines from 1995 to 1997.

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PROPOSAL 2

PROPOSAL 2 | APPROVAL OF OUR 2019 LONG-TERM INCENTIVE PLAN

On April 22, 2019, the Board adopted, subject to shareholder approval, the Matador Resources Company 2019 Long-Term Incentive Plan (the “2019 Plan”).

We currently maintain two equity compensation plans, the Matador Resources Company 2003 Stock and Incentive Plan, as amended (the “2003 Plan”), and the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan, as amended (the “2012 Plan,” and together with the 2003 Plan, the “Prior Plans”). We no longer grant awards under the 2003 Plan and upon approval of the 2019 Plan, we will no longer grant awards under the 2012 Plan. The following table sets forth certain information about the 2019 Plan and the Prior Plans as of April 12, 2019:

Number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock” as used in this Proposal) being requested under the 2019 Plan	3,225,000	*

Number of shares of Common Stock available for future awards under the 2012 Plan	400,968	**

Number of shares of Common Stock subject to outstanding stock options under the Prior Plans	2,761,049

Number of shares of Common Stock subject to outstanding awards of restricted stock and restricted stock units (full value awards) under the Prior Plans	1,713,632	***

Weighted average remaining term of outstanding options under the Prior Plans	2.9 years

Weighted average exercise price of outstanding options under the Prior Plans	$24.15

Total number of shares of Common Stock outstanding as of April 12, 2019	116,392,034

*

Plus shares of Common Stock remaining available for issuance under the 2012 Plan on the date the 2019 Plan is approved by our shareholders and certain shares of Common Stock subject to outstanding awards under the 2012 Plan (see “—Description of the 2019 Plan—Share Authorization” below).

**	The Board has determined not to make any additional grants of awards under the Matador Resources Company 2003 Stock and Incentive Plan.
***

Consists of 856,012 performance stock units (assuming maximum performance), 94,371 restricted stock units held by directors and advisors and 763,249 shares of restricted stock, all of which are outstanding under the 2012 Plan. Excludes 428,006 phantom units granted in February 2019, which may only be settled in cash upon vesting.

We anticipate that the shares of Common Stock available for future awards under the Prior Plans will not be sufficient to cover equity incentives to current and prospective employees, directors and other service providers. The 2019 Plan is intended to enable us to remain competitive and innovative in our ability to attract, motivate, reward and retain the services of key employees, key contractors and non-employee directors. The 2019 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and other awards, any of which may be granted as performance awards, or singly, in combination or in tandem, and which may be paid in cash or shares of Common Stock. The 2019 Plan will provide flexibility to our compensation methods in order to adapt the compensation of employees, contractors and non-employee directors to a changing business environment, after giving due consideration to compensation program goals, competitive conditions and the potential dilutive impact of grants.

As part of the Board’s decision to approve the 2019 Plan, including the total number of shares available for issuance under the 2019 Plan, the Board and Strategic Planning and Compensation Committee (the “Compensation Committee”) also analyzed the anticipated dilutive impact of the 2019 Plan’s share reserve and the historical rate at which the Independent Board grants equity awards:

•

The potential dilution from the 3,225,000 shares of Common Stock to be authorized for issuance under the 2019 Plan, for which shareholder approval is being requested, is approximately 2.8% of our outstanding shares of Common Stock as of April 12, 2019.

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PROPOSAL 2

•

The equity plan share usage rate over 2016, 2017 and 2018 represented a three-year average usage rate of 2.0% of our weighted average Common Stock outstanding for each such year, placing the Company in the 77th percentile of its 2018 peer group. The peer group’s median three-year average usage rate was 1.5%.

In addition, the Board and Compensation Committee reviewed projected future share usage and projected future forfeitures. The projected future usage of shares for awards under the 2019 Plan was reviewed under scenarios based on a variety of assumptions. Depending on the assumptions, the 3,225,000 shares of Common Stock being requested under the 2019 Plan are currently expected to satisfy our equity compensation needs for approximately three years. This could change depending on our future equity grant practices. The Board and the Compensation Committee are committed to effectively managing the number of shares reserved for issuance under the 2019 Plan while minimizing shareholder dilution.

The Board has determined that the 2019 Plan is in the best interest of the Company and its shareholders and has recommended that the Company’s shareholders approve the 2019 Plan.

Promotion of Good Corporate Governance Practices

The 2019 Plan includes the following features, emphasizing our commitment to strong corporate governance practices:

•	Prohibits liberal share recycling and shares withheld to cover tax obligations or the exercise price of an award will not again be available for issuance under the 2019 Plan;

•	Prohibits repricing of stock options or stock appreciation rights without shareholder approval;

•	Prohibits the payment of dividends or dividend equivalent rights on any unearned or unvested award;

•	Stock options and stock appreciation rights may not be granted at a discount to the fair market value on the date of grant and are subject to a maximum term of ten years;

•

Provides for an annual limit on compensation that may be paid to outside directors (whether in cash or equity and under the 2019 Plan or otherwise) of $600,000 in the aggregate (except in limited circumstances);

•

Limits awards that may be granted during any calendar year to no more than 500,000 shares subject to any option or stock appreciation right granted to any executive officer and $10,000,000 for any performance awards granted to any participant;

•

Except with respect to up to 5% of the shares of Common Stock authorized for issuance under the 2019 Plan, and for certain accelerated vesting permitted in the case of death, disability or a change in control, no awards may vest sooner than one year from the date of grant (or upon the next annual meeting for awards granted to outside directors); and

•	Awards granted under the 2019 Plan are subject to any clawback policy adopted by us from time to time.

Description of the 2019 Plan

The following is a brief description of the 2019 Plan. A copy of the 2019 Plan is attached as Annex B to this Proxy Statement, and the following description is qualified in its entirety by reference to the 2019 Plan.

Effective Date and Expiration

The 2019 Plan was adopted by the Board on April 22, 2019 (the “Board Approval Date”), subject to shareholder approval. The 2019 Plan will become effective on the date of shareholder approval of the 2019 Plan (the “Effective Date”). Unless sooner terminated by the Board, the 2019 Plan will terminate and expire on the tenth anniversary of the Board Approval Date. No award may be made under the 2019 Plan after the tenth anniversary of the Board Approval Date, but awards made prior to such date may extend beyond that date.

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Share Authorization

Subject to certain adjustments, the number of shares that may be issued pursuant to awards under the 2019 Plan is 3,225,000 total shares of Common Stock, plus the number of shares of Common Stock remaining available for issuance under the Prior Plan on the Effective Date, plus the number of shares of Common Stock subject to any award outstanding under the 2012 Plan as of the Effective Date that is not issued because such award is forfeited, terminates, expires or otherwise lapses without being exercised, or is settled in cash. On April 12, 2019, the closing sale price of our Common Stock as reported on the NYSE was $20.95 per share.

Shares to be issued may be made available from authorized but unissued shares of Common Stock, shares held by us in our treasury or shares purchased by us on the open market or otherwise. During the term of the 2019 Plan, we will at all times reserve and keep enough shares available to satisfy the requirements of the 2019 Plan. If any shares of Common Stock subject to an award are not issued or transferred to a participant and cease to be issuable or transferable to a participant because of the forfeiture, termination, expiration or cancellation, in whole or in part, of such award or for any other reason, the shares not so issued or transferred, or the shares so reacquired by us, as the case may be, will no longer be charged against the maximum number of shares reserved under the 2019 Plan and may be used thereafter for additional awards. The following additional parameters also apply:

•

If an award may be settled in shares of Common Stock or cash, such shares will be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent an award is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such award will again be deemed available for issuance or transfer under the 2019 Plan, and the maximum number of shares of Common Stock that may be issued or transferred under the 2019 Plan will be reduced only by the number of shares actually issued and transferred to the Participant.

•

Notwithstanding the foregoing, (i) shares withheld or tendered to pay withholding taxes or the exercise price of an award will not again be available for the grant of awards under the 2019 Plan, and (ii) the full number of shares subject to a stock option or stock-settled stock appreciation right exercised will be counted against the shares authorized for issuance under this 2019 Plan, regardless of the number of shares actually issued upon the settlement of such stock option or stock appreciation right.

•	Any shares repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for the future grant of awards.

Individual Limits

Subject to certain adjustments, the following limitations apply to individuals under the 2019 Plan:

•

with respect to any participant who is an executive officer of the Company, a maximum of 500,000 shares may be granted in any one year in the form of stock options or stock appreciation rights to such participant;

•

no participant may receive performance awards in any calendar year which have an aggregate value of more than $10,000,000, and if such an award involves the issuance of Common Stock, the value will be based on the grant date fair market value of the Common Stock; and

•

with respect to any participant who is an outside director of the Company, the grant date fair market value of equity based awards and any cash compensation granted in any calendar year will not exceed $600,000 in the aggregate, provided that in a calendar year in which an outside director first joins the Board or serves as Chairman of the Board or Lead Director, the maximum dollar value of such individual’s cash and equity based compensation (based on grant date fair market value) in any calendar year may be up to $1,200,000 in the aggregate.

Administration

The 2019 Plan will be administered by the Board or a committee of the Board (the “Committee”) consisting of two or more members. At any time there is no Committee to administer the 2019 Plan, any reference to the Committee is a reference to the Board. Currently, the Independent Board serves as the Committee that will

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administer the 2019 Plan. The Committee will determine the persons to whom awards are to be made, determine the type, size and terms of awards, interpret the 2019 Plan, establish and revise rules and regulations relating to the 2019 Plan, establish performance goals for awards and certify the extent of their achievement, and make any other determinations that it believes necessary for the administration of the 2019 Plan. The Committee may delegate certain duties to one or more officers of the Company as provided in the 2019 Plan.

Eligibility

Employees (including any employee who is also a director or an officer), contractors and non-employee directors of the Company or its subsidiaries are eligible to participate in the 2019 Plan. As of April 12, 2019, the Company had approximately 280 employees, nine non-employee directors and approximately 10 contractors who would be eligible for awards under the 2019 Plan.

Stock Options

The Committee may grant either incentive stock options (“ISOs”) qualifying under Section 422 of the United States Internal Revenue Code of 1986, as amended, together with the published rulings, regulations and interpretations duly promulgated thereunder (the “Code”), or nonqualified stock options, provided that only employees of the Company and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs. Stock options may not be granted with an option price less than 100% of the fair market value of a share of Common Stock on the date the stock option is granted. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary), the option price will be at least 110% of the fair market value of a share of Common Stock on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including without limitation, the methods by or forms in which shares will be delivered to participants. The maximum term of each option, the times at which each option will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that the Committee may not grant stock options with a term exceeding 10 years.

Recipients of stock options may pay the option price: (i) in cash, check, bank draft or money order payable to the order of the Company; (ii) by delivering to the Company shares of Common Stock (including restricted stock) already owned by the participant having a fair market value equal to the aggregate option price and that the participant has not acquired from the Company within six months prior to the exercise date; (iii) by delivering to the Company or its designated agent an executed irrevocable option exercise form together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to the Company the amount of sale or loan proceeds necessary to pay the purchase price; (iv) by the Company withholding a number of shares of Common Stock, valued at the fair market value on the exercise date, otherwise issuable upon exercise of the stock option; and/or (v) by any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of restricted stock are tendered to pay the option price, a number of shares of Common Stock issued upon the exercise of the stock option equal to the number of shares of restricted stock tendered to pay the option price will be subject to the same restrictions and provisions as the restricted stock so tendered.

Stock Appreciation Rights

The Committee is authorized to grant stock appreciation rights (“SARs”) as a stand-alone award, or freestanding SARs, or in conjunction with stock options granted under the 2019 Plan, or tandem SARs. SARs entitle a participant to receive an amount, in cash and/or Common Stock, equal to the excess of the fair market value of a share of Common Stock on the date of exercise (or, as provided in the award agreement, conversion) over the fair market value of a share of Common Stock on the date of grant. The grant price of a SAR cannot be less than 100% of the fair market value of a share on the date of grant. The Committee will determine the terms of each SAR at the time of the grant, including, without limitation, the methods by or forms in which shares will be delivered to participants. The maximum term of each SAR, the times at which each SAR will be exercisable and

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provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Committee, except that no freestanding SAR may have a term exceeding 10 years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR.

Restricted Stock and Restricted Stock Units

The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares of Common Stock that may not be sold, transferred, pledged, assigned, hypothecated, encumbered or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period as specified by the Committee. Restricted stock units are the right to receive shares of Common Stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include a substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions. The value of the restricted stock units may be paid in shares, cash or a combination of both, as determined by the Committee at the time of grant.

Dividends and Dividend Equivalent Rights

A participant who receives a grant of restricted stock will have all the rights of a shareholder of the Company; provided, however that the participant will not have the right to receive dividends on any unvested restricted stock award unless and until the restriction lapses. Accrued dividends will be paid as soon as practicable following vesting of the underlying restricted stock award.

The Committee is authorized to grant a dividend equivalent right to any participant either as a component of another award or as a separate award, conferring on participants the right to receive credits based on the dividends that would have been paid on a specific number of shares of Common Stock specified in the award agreement if such shares were held by the participant. The terms and conditions of the dividend equivalent right will be specified by the grant. If a dividend equivalent right is granted as a component of another award, the dividend equivalent right will provide that such dividend equivalent right may be settled only upon settlement or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right will expire or be forfeited or annulled under the same conditions as such other award. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares. Any such reinvestment will be at the fair market value at the time thereof. A dividend equivalent right may be settled in cash, shares or a combination thereof, in a single payment or in installments.

No dividends or dividend equivalent rights will be paid out or settled unless and until, and then only to the extent that, the applicable underlying award vests.

Other Awards

The Committee may grant other forms of awards based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee determines that such other form of award is consistent with the purpose and restrictions of the 2019 Plan. The terms and conditions of such other form of award will be specified in the applicable grant agreement. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as may be specified by the grant.

Performance Awards

The Committee may grant any of the award types as performance awards payable in cash, shares of Common Stock, a combination thereof or other consideration at the end of a specified performance period. Payment will be

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contingent upon achieving pre-established performance goals (as discussed below) by the end of the performance period. The Committee will determine the length of the performance period, the maximum payment value of an award and the minimum performance goals required before payment will be made. If the Committee determines in its sole discretion that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Performance Goals

Awards under the 2019 Plan may be made subject to the attainment of performance goals relating to one or more business criteria, which may consist of one or more or any combination of the following criteria (“Performance Criteria”): earnings (either in the aggregate or on a per-share basis) or adjusted earnings; net income or adjusted net income; operating income; operating profit; cash flow; return measures, including cash return on cash invested, return on average capital employed or other return on assets, investments, equity or invested capital; total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period) and other measures of shareholder return (including income applicable to common shareholders or other class of shareholders); earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items (EBITDA); adjusted EBITDA; acreage; reserves; present value of estimated future oil and gas revenues, net of estimated direct expenses, discounted at an annual discount rate of 10%; gross revenues; reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units thereof; economic value or economic value added; market share or market share added; annual net income to Common Stock; earnings per share or growth in earnings per share; annual cash flow provided by operations; changes in annual revenues; strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, execution of new midstream third-party agreements, identified project milestones, completion of significant projects, production, gathering, processing or disposal volume levels (on an absolute or debt-adjusted basis), cost targets, lease operating expenses, general and administrative expenses, leverage ratio, finding and development costs, reserves or reserves added, reserve replacement ratio and goals relating to acquisitions or divestures; goals relating to specific environmental compliance measures and safety and accident rates; individual management objectives; certain strategic goals, such as consummation of transactions or events, or other qualitative matters, that improve operational efficiencies or results, preserve the Company’s balance sheet, create additional value through acquisitions, divestitures, joint ventures or other value creating transactions, expand or increase the per share value of the Company’s midstream business, represent an assumption of additional duties beyond those within an executive’s responsibilities, assist in staff development, retention and training or serve to maintain the Company’s culture and working conditions; and/or any other performance goal that the Committee deems appropriate.

The Committee may designate, in its sole discretion, whether a particular Performance Criterion is to be measured on a pre-tax basis or post-tax basis. In addition, certain Performance Criteria may be stated in reference to a production volume of measurement such as in per barrels of oil equivalents or cubic feet equivalents (e.g., per BOE, MBOE, MMBOE, Mcfe, MMcfe or Bcfe), including such production volume on a daily basis. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude: (i) extraordinary, unusual and/or non-recurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases; or (v) other similar occurrences.

Vesting, Forfeiture, Assignment

The Committee, in its sole discretion, will establish the vesting terms applicable to an award, including whether all or any portion will not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of

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one or more specified events, provided that any such vesting terms may not be inconsistent with the terms of the 2019 Plan. If the Committee imposes conditions upon vesting, then, except as otherwise provided below, subsequent to the date of grant the Committee may, in its sole discretion, accelerate the date on which all or a portion of the award may be vested, provided that any such acceleration must comply with the terms of the 2019 Plan. Awards granted under the 2019 Plan to participants other than outside directors must vest no earlier than one year after the date of grant, while awards granted to outside directors must vest no earlier than the earlier of one year after the date of grant or the next annual meeting of shareholders (provided that such annual meetings are at least fifty (50) weeks apart). Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting or waive any applicable restriction period awards granted under the 2019 Plan, provided that the shares of Common Stock subject to such awards will be Exempt Shares (as defined in the 2019 Plan), unless such acceleration or waiver occurs by reason of the occurrence of a change in control or the participant’s death, disability, or termination of employment or service on or following a change in control. The number of Exempt Shares is limited to 5% of the number of shares available for issuance under the 2019 Plan.

The Committee may impose on any award, at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances under which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards.

Except for limited permitted transfers to certain family members or related entities for no consideration, awards granted under the 2019 Plan generally are not assignable or transferable except by will or by the laws of descent and distribution. Incentive stock options granted under the 2019 Plan are not transferable and are only exercisable during the lifetime of the participant by the participant.

Adjustments upon Changes in Capitalization

In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an award, then the Committee will adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event: (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding awards, (iii) the option price of each outstanding award and (iv) the number of shares subject to or the exercise price of then outstanding SARs, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance will remain subject to exercise (if applicable) at the same aggregate exercise price; provided however, that the number of shares of Common Stock (or other securities or property) subject to any award will always be a whole number. Notwithstanding the foregoing, no adjustment will be made or authorized to the extent that such adjustment would cause the 2019 Plan or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market or stock quotation system to which the Company is subject.

Treatment in Connection with Recapitalization, Merger and Consolidation

In the event of a merger, consolidation or share exchange, where the Company is not the surviving corporation, unless the surviving corporation does not agree to do so, the outstanding awards under the 2019 Plan will be substituted with awards representing the right to shares of stock of other securities or that amount of cash, property or assets of the surviving corporation, in accordance with the terms of the outstanding award.

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In the event of a merger, consolidation or share exchange, where the Company is not the surviving corporation and the surviving corporation does not agree to assume the outstanding awards under the 2019 Plan, all awards may be cancelled by the Company, in its sole discretion, as of the date of such transaction by either:

•

giving notice to each participant of its intention to cancel such participant’s award for which the issuance of shares involved payment by the participant, and allowing the participant to purchase any or all shares underlying such award, including unvested awards (as determined by the Board), during the thirty day period preceding the cancellation of the award; or

•

in the case of awards that are either (i) settled only in shares of Common Stock or (ii) at the election of the participant, settled in shares of Common Stock, paying the participant a reasonable estimate of the difference between the net amount per share payable in such transaction and the price per share of such award, multiplied by the number of shares subject to the award. Reasonable adjustments and determinations will be made to account for the structure of the transaction.

Amendment or Discontinuance of the 2019 Plan

The Board may, at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend or discontinue the 2019 Plan in whole or in part; provided, however, that: (i) no amendment that requires shareholder approval in order for the 2019 Plan and any awards under the 2019 Plan to continue to comply with Sections 421 and 422 of the Code (including any successors to such sections, or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which the Company’s stock is listed or traded, will be effective unless such amendment is approved by the requisite vote of the Company’s shareholders entitled to vote on the amendment; and (ii) unless required by law, no action by the Board regarding amendment or discontinuance of the 2019 Plan may materially adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding award under the 2019 Plan without the consent of the affected participant.

No Repricing of Stock Options or SARs

The Committee may not “reprice” any stock option or SAR without shareholder approval. For purposes of the 2019 Plan, “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option or SAR to reduce its exercise price or base price, (ii) canceling a stock option or SAR at a time when its exercise price or base price exceeds the fair market value of a common share in exchange for cash or a stock option, SAR, award of restricted stock or other equity award or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing will prevent the Committee from (x) making adjustments to awards upon changes in capitalization; (y) exchanging or cancelling awards upon a merger, consolidation or recapitalization or (z) substituting awards for awards granted by other entities, to the extent permitted by the 2019 Plan.

Recoupment for Restatements

The Committee may recoup all or any portion of any shares or cash paid to a participant in connection with an award, to the extent provided for under the Company’s clawback policy, if any, approved by the Board from time to time.

Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences relating to the transactions described under the 2019 Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

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Law Affecting Deferred Compensation

Section 409A of the Code regulates all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain awards under the 2019 Plan may be subject to Section 409A of the Code.

Incentive Stock Options

A participant will not recognize income at the time an ISO is granted. When a participant exercises an ISO, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which the participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were nonqualified stock options. In addition to the foregoing, if the fair market value of the shares received upon exercise of an ISO exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any shares acquired by exercise of an ISO will depend upon whether the participant disposes of his or her shares prior to two years after the date the ISO was granted or one year after the shares were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of shares acquired by exercise of an ISO after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

If the participant disposes of shares acquired by exercise of an ISO prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares is greater than the fair market value of the shares on the exercise date, then the difference between the ISO’s exercise price and the fair market value of the shares at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the shares will be treated as capital gain. However, if the price received for shares acquired by exercise of an ISO is less than the fair market value of the shares on the exercise date and the disposition is a transaction in which the participant sustains a loss that otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares.

Nonqualified Stock Options

A participant generally will not recognize income at the time a nonqualified stock option is granted. When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the shares of Common Stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for the shares acquired under a nonqualified stock option will be equal to the option price paid for such shares, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares acquired by exercise of a nonqualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

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Special Rule if Option Price is Paid for in Shares

If a participant pays the option price of a nonqualified stock option with previously-owned shares of Common Stock and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired shares to pay the exercise price of a nonqualified stock option constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired on exercise of the ISO, over the aggregate option price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an ISO occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Restricted Stock

A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares granted as restricted stock at such time as the shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to such shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

Stock Appreciation Rights

Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Other Awards

In the case of an award of restricted stock units, performance awards, dividend equivalent rights or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

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PROPOSAL 2

Federal Tax Withholding

Any ordinary income realized by a participant upon the exercise of an award under the 2019 Plan is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy federal income tax withholding requirements, the Company will have the right to require that, as a condition to delivery of any shares of Common Stock, the participant remit to the Company an amount sufficient to satisfy the withholding requirements. The participant can make such payment by (i) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising participant to the Company of shares of Common Stock that the participant has not acquired from the Company within six months prior to the date of exercise, vesting or conversion of the award, as applicable, which shares so delivered have an aggregate fair market value that equals or exceeds (to avoid the issuance of fractional shares) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise, vesting or conversion of the award, which shares so withheld have an aggregate fair market value that equals or exceeds (to avoid the issuance of fractional shares) the required tax withholding payment; or (iv) any combination of (i), (ii) or (iii) or any other method consented to by the Company in writing. Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees by January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain compensation paid to certain covered employees in any year under Section  162(m) of the Code.

New Plan Benefits

The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the 2019 Plan because the grant of awards and terms of such awards are to be determined in the sole discretion of the Committee. Information about awards granted in 2018 under the 2012 Plan to the Company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards” on page 67.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the 2019 Plan. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the same effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

The Board of Directors recommends that you vote FOR approval of the Matador Resources Company 2019 Long-Term Incentive Plan.

2019 Proxy Statement  |  Matador Resources Company        39

PROPOSAL 3

PROPOSAL 3 | ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers (as defined below) as described in this Proxy Statement.

As discussed under the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement (“CD&A”), we believe the Company’s future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. The Company’s compensation system plays a significant role in its ability to attract, motivate and retain a high quality workforce. As described in the CD&A, the Company’s compensation program for Named Executive Officers is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives.

In addition, we reward qualities that we believe help achieve our business strategies such as:

•	teamwork;

•	mentoring future leaders within the Company to drive long-term shareholder value;

•	individual performance in light of general economic and industry-specific conditions;

•	relationships with shareholders and vendors;

•	the ability to manage and enhance production from our existing assets;

•	the ability to explore new opportunities to increase oil and natural gas production;

•	the ability to identify and acquire additional acreage;

•	the ability to improve total shareholder returns;

•	the ability to increase year-over-year proved reserves;

•	the ability to control unit production costs;

•	the ability to pursue midstream opportunities;

•	level of job responsibility;

•	industry experience; and

•	general professional growth.

Our Board has a “pay for performance” philosophy and recognizes the leadership of our executive officers in contributing to the Company’s achievements. As noted above, in 2018, Matador achieved record oil, natural gas and average daily oil equivalent production. In addition, Matador increased its estimated total proved oil and natural gas reserves 41% as of December 31, 2018, as compared to December 31, 2017.

Despite our 2018 successes, support for our executive compensation program decreased from the average 99% level that we received at our three previous annual shareholder meetings to approximately 72% at our 2018 Annual Meeting. In response to this lower than anticipated shareholder support, we implemented an extensive shareholder outreach program, reaching out to shareholders representing approximately 50% of our outstanding stock (other than directors and officers). This outreach effort was led by our lead independent director and the chair of our Compensation Committee. Based upon the feedback we received from our shareholders and our review of industry best practices, we implemented certain changes to our compensation program, many of which will take full effect with our 2019 compensation program year. Further detail regarding this outreach effort, and the changes we have made in response, are included in the CD&A.

40        Matador Resources Company  |  2019 Proxy Statement

PROPOSAL 3

This proposal provides shareholders the opportunity to endorse or not endorse the Company’s executive compensation program through approval of the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The above-referenced CD&A and accompanying disclosures appear on pages 45 to 74 of this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Board. However, the Compensation Committee and the Independent Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

During our 2018 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold advisory votes to approve our executive compensation every year. In consideration of the results of this advisory vote, the Board has maintained its policy of providing for annual advisory votes to approve executive compensation. Unless the Board modifies this policy, the next advisory vote to approve executive compensation following this vote will be held at our 2020 Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR approval of this resolution.

2019 Proxy Statement  |  Matador Resources Company        41

PROPOSAL 4

PROPOSAL 4 | RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2019, and the Board has directed that such appointment be submitted to our shareholders for ratification at the Annual Meeting.

The Company has been advised by KPMG that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they desire to do so.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2018 and 2017

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for the years ended December 31, 2018 and 2017, and fees for other services rendered by KPMG during those periods:

	2018	2017
Audit fees	$1,469,000	$1,584,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,469,000	$1,584,000

Services rendered by KPMG in connection with the fees presented above were as follows:

Audit Fees

For fiscal year 2018, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, including for inclusion in the prospectus related to our May 2018 equity offering and the offering memoranda related to our 2018 senior notes offerings, and providing the underwriters or initial purchasers, respectively, of such offerings with comfort letters on certain information contained, or incorporated by reference, in the prospectus or offering memoranda, as applicable. Audit fees also included fees paid to KPMG by San Mateo Midstream, LLC for the audit of its 2018 financial statements.

For fiscal year 2017, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, including for inclusion in the prospectus related to our October 2017 equity offering, and providing the underwriters of such offering with comfort letters on certain information contained, or incorporated by reference, in the prospectus. Audit fees also included fees paid to KPMG by San Mateo Midstream, LLC for the audit of its 2017 financial statements.

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PROPOSAL 4

Audit-Related Fees

We did not incur any audit-related fees in 2018 or 2017.

Tax Fees

We did not incur any fees for tax advice, planning and other services in 2018 or 2017.

All Other Fees

We did not incur any other fees in 2018 or 2017.

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has authorized the chair of the Audit Committee to pre-approve audit and permissible non-audit services provided by KPMG up to $750,000. Pursuant to this delegation, the decisions of the chair must be presented to the Audit Committee at its next meeting.

Report of the Audit Committee

We are a standing committee comprised of independent directors as currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board has determined that at least one of the members of the Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and regulations. We operate under a written charter adopted by the Board. A copy of the charter is available free of charge on the Company’s website at www.matadorresources.com under “Investor Relations—Corporate Governance.”

We annually select the Company’s independent registered public accounting firm. If the shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent registered public accounting firm. In this context, management and the independent registered public accounting firm represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2018 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 1301: Communications with Audit Committees.

The Company’s independent registered public accounting firm has also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee, and we discussed with the independent registered public accounting firm that firm’s independence.

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PROPOSAL 4

Based upon our reviews and discussions with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Audit Committee,

William M. Byerley, Chair

Reynald A. Baribault

Craig T. Burkert

Matthew P. Clifton

Timothy E. Parker

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2019. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so. Abstentions will have the effect as a vote cast against the proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

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EXECUTIVE COMPENSATION

Dear Fellow Shareholders,

On behalf of the Board of Directors (the “Board”) and the Strategic Planning and Compensation Committee (the “Compensation Committee”) of the Board, thank you for partnering with us and entrusting Matador with your hard-earned capital. We and the Board take our responsibilities to you very seriously—we are always eager to hear from our shareholders, and we pledge to continue to listen to your views and respond, as appropriate.

In 2018, Matador’s operational results were excellent. We achieved record oil, natural gas and average daily oil equivalent production. In addition, Matador increased its estimated total proved oil and natural gas reserves 41% as of December 31, 2018, as compared to December 31, 2017. Yet, at the 2018 Annual Meeting of Shareholders, the support for our say-on-pay proposal decreased from the average 99% level we have experienced in recent years to 72%.

In light of these disappointing say-on-pay results, shortly after the 2018 Annual Meeting, the Board and Compensation Committee began taking important steps to both understand the decrease in shareholder support for our executive compensation program and to improve our program in order to further align executive compensation with shareholder expectations.

The most significant step in this process was an extensive outreach effort to our shareholder base. All told, we reached out to shareholders representing approximately 50% of our outstanding stock (excluding stock held by our directors and officers) in an effort to provide them a meaningful opportunity to help us improve our executive compensation program in 2018, 2019 and beyond.

We heard from many of you and, as a result of those discussions, are pleased to report that we have already implemented or are now implementing the following changes to our executive compensation program:

•

In consideration of industry factors, shareholder support for our executive compensation program and the Company’s 2018 stock performance, Chairman and Chief Executive Officer Joseph Wm. Foran’s total compensation was reduced by 27.0% for 2018, including a 35.5% reduction in annual bonus compensation.

•

We transitioned from a mix of long-term incentive compensation for executive officers of 67% service-based restricted stock and 33% stock options to 50% service-based restricted stock units and 50% performance-based stock units, commencing with grants made in February 2019. By replacing the stock option component with performance shares, we further aligned executive compensation with long-term performance.

•

We eliminated discretionary bonuses for executive officers, commonly referred to within the Company as “Marlan” awards in honor of the late Marlan W. Downey (1931-2017), a long-time advisor to the Board. Such bonuses have historically been awarded to contemporaneously reward impressive performance achievements. No Marlan bonuses have been awarded to executive officers following our 2018 Annual Meeting, and the Board does not anticipate granting future Marlan bonuses to our executive officers.

These are just a few of the changes we have implemented since hearing from so many of you in 2018 and early 2019. We look forward to ongoing dialogue with our shareholders and to demonstrating responsiveness to your feedback, including by continuing to improve our executive compensation program.

We are honored to serve on your behalf and hope you will join us at the 2019 Annual Meeting of Shareholders.

Sincerely,

Reynald A. Baribault	R. Gaines Baty
Lead Independent Director	Chair, Strategic Planning and Compensation Committee

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides a general description of our compensation program and specific information about its various components for the following “Named Executive Officers” for 2018:

•	Joseph Wm. Foran, Chairman of the Board and Chief Executive Officer;

•	Matthew V. Hairford, President;

•	David E. Lancaster, Executive Vice President and Chief Financial Officer;

•	Craig N. Adams, Executive Vice President—Land, Legal & Administration; and

•	Billy E. Goodwin, Executive Vice President and Head of Operations.

2018 Highlights

Increased Production

The charts below show our total production growth over the past five years.

We also increased our average daily oil equivalent production from the Delaware Basin, our most significant operating area, approximately 54% to 45,200 BOE per day (87% of total oil equivalent production), including 28,000 Bbl of oil per day (92% of total oil production) and 103.3 MMcf of natural gas per day (80% of total natural gas production), in 2018, as compared to 29,500 BOE per day (76% of total oil equivalent production), including 18,000 Bbl of oil per day (84% of total oil production) and 68.6 MMcf of natural gas per day (66% of total natural gas production), in 2017.

Increased Oil and Oil Equivalent Reserves

Estimated total proved oil and natural gas reserves were 215.3 million BOE at December 31, 2018, which was a Company record and an increase of 41% from 152.8 million BOE at December 31, 2017.

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EXECUTIVE COMPENSATION

The charts below show our total proved oil and natural gas reserves at December 31, 2016, December 31, 2017 and December 31, 2018 and a breakdown of total reserves among our various operating areas.

Operational Highlights

•	We completed and began producing oil and natural gas from 141 gross (73.8 net) wells in the Delaware Basin in 2018, including 82 gross (66.8 net) operated and 59 gross (7.0 net) non-operated wells.

•	We increased our total acreage position in the Delaware Basin to approximately 222,200 gross (132,000 net) acres at December 31, 2018.

Strategic Transactions

We accomplished several important strategic transactions and milestones in 2018 that increased our operational flexibility and opportunities, while preserving the strength of our balance sheet and improving our liquidity position. These transactions included:

•	a public offering of 7,000,000 shares of our common stock and the receipt of approximately $226.4 million of net proceeds in connection therewith;

•	a series of transactions whereby we issued $1.05 billion aggregate principal amount of senior notes at a coupon rate of 5.875% and redeemed our outstanding 6.875% senior notes;

•

an amendment of the Credit Agreement to, among other items, increase the maximum facility amount to $1.5 billion and increase the borrowing base to $850.0 million while reducing borrowing rates by 0.25% per annum;

•

a strategic relationship between a subsidiary of San Mateo and a subsidiary of Plains to gather and transport crude oil for upstream producers in and around the Rustler Breaks asset area in Eddy County, New Mexico within a joint development area of approximately 400,000 acres;

•

the expansion of our Black River cryogenic natural gas processing plant (the “Black River Processing Plant”), adding an incremental designed inlet capacity of 200 MMcf of natural gas per day and bringing the total designed inlet capacity of the Black River Processing Plant to 260 MMcf of natural gas per day; and

•

the $387 million acquisition of 8,400 gross and net leasehold acres in the September 2018 BLM lease sale, which added $249 million of proved reserves value (Standardized Measure) and also included the Stateline asset area, a critical operating area for the Company’s 2019 expansion of San Mateo II.

The net result of these strategic transactions was a notable increase in our liquidity, the addition of significant assets to our balance sheet and the expansion in the value of our growing midstream business.

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EXECUTIVE COMPENSATION

Overview

Our Board has a “pay for performance” philosophy and recognizes the leadership of our executive officers in contributing to the Company’s achievements. As noted above, in 2018, Matador achieved record oil, natural gas and average daily oil equivalent production. In addition, Matador increased its estimated total proved oil and natural gas reserves 41% as of December 31, 2018, as compared to December 31, 2017.

Despite our 2018 successes, support for our executive compensation program decreased from the average 99% level that we received at our three previous annual shareholder meetings to approximately 72% at our 2018 Annual Meeting. In response to this lower than anticipated shareholder support, we implemented an extensive shareholder outreach program, reaching out to shareholders representing approximately 50% of our outstanding stock (excluding stock held by our directors and officers). This outreach effort was led by our lead independent director and the chair of our Compensation Committee. Based upon the feedback we received from our shareholders and our review of industry best practices, we implemented certain changes to our compensation program, many of which will take full effect with our 2019 compensation program year. Such changes are described in more detail below. We value feedback from our shareholders and expect to continue our shareholder outreach program in 2019 and beyond.

As a result of industry factors, our 2018 say-on-pay vote and the Company’s 2018 stock performance, the overall compensation for our Chairman of the Board and Chief Executive Officer, Mr. Foran, was reduced 27.0% in 2018 as compared to 2017. A portion of this decrease was due to Mr. Foran, along with the other Named Executive Officers, forfeiting approximately $1.2 million in discretionary “Marlan” bonuses that were accrued in our quarterly financial statements but were ultimately not paid, as reflected in our financial statements for the year ended December 31, 2018. We believe that the forfeiture of such payments shows our commitment to a pay for performance philosophy and our desire to align our executive officers’ interests with those of our shareholders.

Compensation Program Objectives

Our future success and the ability to create long-term value for our shareholders depend on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. In furtherance of these goals, our executive compensation program is designed to meet the following key objectives:

•	to be fair to both the executive and the Company and be competitive with comparable positions at companies in our peer group;

•	to attract and retain talented and experienced executives in light of the intense competition for talent in our industry and areas of operation, including from peers and larger industry competitors;

•	to align the interests of our executives with the interests of our shareholders and with the performance of our Company for long-term value creation;

•	to provide financial incentives to our executives to achieve our key corporate and individual objectives with an appropriate mix of fixed and variable pay;

•	to foster a shared commitment among executives by coordinating their corporate and individual goals; and

•

to provide compensation that takes into consideration the education, professional experience, knowledge, commitment and dedication that is specific to each job and the unique qualities the executive possesses.

2018 Say-On-Pay Vote, Investor Outreach and 2019 Compensation Changes

As noted above, the Compensation Committee and management undertook an extensive review of the Company’s executive compensation program with input from our independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). We held one-on-one meetings with shareholders representing approximately 50% of our outstanding stock (excluding stock held by our directors and officers). Among the feedback we received, shareholders expressed concern over alignment of executive compensation with the Company’s long-term performance, the lack of performance-based equity compensation for executives and the use of discretionary bonuses and fully vested equity awards.

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EXECUTIVE COMPENSATION

Our Compensation Committee and Independent Board considered this feedback, as well as other input received as part of the shareholder outreach efforts, when implementing the following changes to our executive compensation program, many of which will take full effect with our 2019 compensation program year.

What We Heard	What We Did
Improve alignment of executive compensation with the Company’s long-term performance

2018

•  Given industry factors, the results of our 2018 say-on-pay vote and the Company’s 2018 stock performance, Mr. Foran’s total compensation was reduced 27.0% from 2017 to 2018, including a 35.5% reduction in his annual cash incentive plan compensation.

•  Approximately 85% of Mr. Foran’s 2018 total compensation was variable and at risk.

2019

•  Performance stock units (“PSUs”) represent 50% of the total 2019 equity award value granted to the Named Executive Officers (see below).

Incorporate performance-based awards into executive equity compensation program

2019

•  We transitioned from a long-term incentive mix for executive officers of 67% service-based restricted stock and 33% stock options to 50% service-based restricted stock units and 50% PSUs, commencing with grants made in February 2019.

•  The newly introduced PSU equity component provides for settlement of between 0% and 200% of the total target shares subject to the award based on achievement of a relative total shareholder return performance metric over a three-year performance period from January 1, 2019 through December 31, 2021. If our total shareholder return over such performance period is negative, no more than 100% of the PSUs may vest.

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EXECUTIVE COMPENSATION

What We Heard	What We Did
Limit use of off-cycle discretionary bonuses and fully-vested equity awards

2018

•  Discretionary bonuses commonly referred to within the Company as “Marlan” awards in honor of the late Marlan W. Downey (1931-2017), a long-time advisor to the Board, were historically awarded as a way to contemporaneously reward significant performance achievements by select officers and employees.

•  No Marlan bonuses were awarded to executive officers in 2018 following our 2018 Annual Meeting.

•  Marlan bonuses for executive officers totaling $1.2 million that had been accrued in our quarterly financial statements, but ultimately were not paid, were forfeited by the executive officers.

•  No fully-vested equity awards were granted to executive officers.

2019

•  No Marlan bonuses have been awarded to executive officers in 2019, and the Board has determined to cease its practice of awarding Marlan bonuses to executive officers. Consistent with shareholder feedback, we do intend to continue awarding non-executive employees with Marlan awards to further incentivize the performance of our staff.

•  We adopted a new Annual Cash Incentive Plan (the “2019 Incentive Plan”) that provides that the Compensation Committee and Independent Board may make adjustments for individual executive officers for exceptional performance and attainment of certain strategic goals. For the 2019 short-term incentive program, our Independent Board capped this adjustment for each executive officer.

•  No fully-vested equity awards have been granted to executive officers, and the Board has determined to cease its practice of granting fully-vested equity awards to executive officers.

Compensation Program Best Practices

What We Do:		What We Don’t Do:
✓	We pay for performance—approximately 85% of our CEO’s total direct compensation for 2018 was variable and at risk	×	We prohibit hedging of Company stock
✓	We maintain robust stock ownership guidelines for officers	×	We do not gross-up excise taxes for severance or change in control payments
✓	We engage an independent compensation consultant	×	We do not guarantee bonuses
✓	We utilize competitive benchmarking in setting compensation	×	We do not reprice stock options without shareholder approval
✓	We conduct annual risk assessments of compensation practices	×	We have no defined benefit or supplemental executive retirement plans
✓	We conduct shareholder engagement to gather feedback on compensation practices	×	We discourage and limit pledging of Company stock

Elements of 2018 Compensation Program

Our executive compensation program places a considerable amount of an executive’s compensation at risk in the form of incentive or equity-based compensation, which can be variable from year to year. We also seek to provide

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EXECUTIVE COMPENSATION

an appropriate balance between annual incentives and long-term incentives to ensure that each executive is motivated to consider longer-term Company performance in preference to short-term results.

For 2018, our management compensation program was comprised of the following primary elements. For additional information on changes to these program elements for 2019, see “—2018 Say-On-Pay Vote, Investor Outreach and 2019 Compensation Changes” above.

2018 Element	Key Features	Why We Paid This Element
Base Salary	Fixed level of cash compensation	• Compensates each executive for his assigned responsibilities, experience, leadership and expected future contributions

Annual Short-Term Incentive Payments	Variable, annual, performance-based cash compensation	• Focuses and motivates management to achieve key corporate and individual objectives • Rewards achievements over the prior year

Marlan Bonuses	Discretionary cash or equity-based contemporaneous bonuses

•  Provides a contemporaneous reward for individual professional achievements that create value for the Company and its shareholders

•  In response to feedback received from our shareholders, this element has been eliminated for executive officers

Restricted Stock	Approximately 67% of targeted total long-term equity award value; Vests ratably in annual installments over three years from grant date

•  Directly aligns executive and stockholder interests with significant portion of executive compensation in the form of Company stock

•  Retains executives over vesting period

•  This element has been replaced with cash settled RSUs for executive officers for 2019

Stock Options	Approximately 33% of targeted total long-term equity award value; Vests ratably in annual installments over three years from grant date; Exercise price equal to closing stock price on grant date

•  Aligns compensation with Company’s long-term performance as award only has value to the extent that our stock price increases from the grant date

•  Retains executives over vesting period

•  In response to feedback received from our shareholders, this element has been replaced with PSUs for executive officers for 2019

Severance and Change of Control Benefits	Specified severance pay and benefits are provided under each Named Executive Officer’s employment agreement in connection with termination events, including after a change in control

•  Provides an incentive for executives to remain with the Company despite the uncertainties of a potential or actual change in control

•  Provides a measure of financial security in the event an executive’s employment is terminated without cause

Other Benefits	Broad-based 401(k) retirement, health and welfare benefits offered to all eligible employees	• Provide market competitive benefits. • Protect employees against catastrophic loss and encourage a healthy lifestyle

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EXECUTIVE COMPENSATION

Consistent with our compensation program objectives, we provide our executive officers with a significant portion of their total target compensation opportunity in the form of variable, rather than fixed, compensation.

As noted above, the structure of executive long-term equity compensation transitioned in 2019 to 50% service-based restricted stock units and 50% performance stock units.

Role of the Independent Board, Compensation Committee and Management

The Compensation Committee annually evaluates each of the Company’s executive officers, including Mr. Foran, and recommends to the Independent Board the proposed compensation structure for each of the executives, including salary, bonus and equity and non-equity incentive compensation. Based on such recommendations, the Independent Board sets Mr. Foran’s compensation each year. Mr. Foran consults with and provides recommendations to the Compensation Committee and Independent Board regarding the compensation structure for each of the other Named Executive Officers. Based on the recommendations of the Compensation Committee and Mr. Foran, the Independent Board sets the other Named Executive Officers’ compensation each year. The members of the Independent Board are required to be independent pursuant to the listing standards of the NYSE and the rules and regulations promulgated by the SEC.

As part of their annual evaluations, the Compensation Committee:

•

conducts an analysis of the Company’s annual performance relative to any performance criteria or targets established under incentive compensation plans and determines whether to recommend to the Independent Board the use of negative discretion in the determination of final incentive awards (to the extent negative discretion is provided for under the applicable annual performance plan, as described further under “—2018 Annual Incentive Compensation”);

•

reviews and recommends the form of and number of shares to be awarded pursuant to long-term incentive compensation awards, including vesting terms, expiration dates of stock options and other material provisions of such awards;

•	reviews and recommends any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof; and

•	reviews and recommends any deferred compensation arrangement, retirement plan, other benefits and perquisites.

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EXECUTIVE COMPENSATION

In addition, the Compensation Committee confirms at least annually that our compensation policies and practices do not encourage unnecessary risk taking and reviews the relationship between risk management, corporate strategy and executive compensation. The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not and is not reasonably likely to have a material adverse effect on us. Several features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While annual executive short-term incentive payments are tied to management’s achievements during the previous fiscal year, they also take into account multiple performance criteria based on the executive’s individual performance and are within the discretion of the Independent Board. Thus, the Compensation Committee believes that our short-term incentive awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking. In addition, the Compensation Committee believes that our equity compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding potential risks that could threaten our growth and stability due to the fact that the 2018 stock options and service-based restricted stock vest over three years. Furthermore, the Compensation Committee and Independent Board added PSUs to the equity compensation program for 2019 to further align our executives’ interests with the interests of our shareholders.

In addition, pursuant to its charter, the Compensation Committee reviews and recommends to the Independent Board any proposals for the adoption, amendment, modification or termination of our incentive compensation, equity-based plans and non-equity based plans.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged Meridian as its independent executive compensation advisory firm. Meridian provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and performs other tasks as requested by the Compensation Committee. For 2018, the Compensation Committee assessed the independence of Meridian pursuant to applicable SEC and NYSE rules and concluded that Meridian’s engagement by the Compensation Committee did not raise any conflicts of interest.

Use of Peer Group Market Data

Our independent compensation consultant benchmarks the pay levels of our officers against a group of competitor companies in the oil and natural gas exploration and production sector (the “Peer Group”). In connection with its annual review, the Compensation Committee and Independent Board adopted the following new Peer Group in 2018, which was used in setting 2018 compensation levels:

Callon Petroleum Company Centennial Resource Development, Inc. Cimarex Energy Co. Diamondback Energy, Inc. Energen Corporation Jagged Peak Energy Inc.	Laredo Petroleum, Inc. Parsley Energy, Inc. QEP Resources, Inc. SM Energy Company WPX Energy, Inc.

In addition to considering companies in the oil and natural gas exploration and production sector, the Committee also considered company size characteristics such as assets, enterprise value and market value when approving the Peer Group. As of December 31, 2018, the Peer Group had a median market capitalization of $2.5 billion, compared to the Company’s market capitalization of $1.8 billion at such date, placing the Company at the 40th percentile of the Peer Group. The Peer Group also includes certain companies with operations in the Permian Basin that face similar opportunities and challenges that we face. The Peer Group is used by the Compensation Committee and the Independent Board in setting Named Executive Officer salaries, annual short-term incentive award opportunities, long-term incentive awards and target total direct compensation levels. The Compensation

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EXECUTIVE COMPENSATION

Committee and Independent Board use this data to inform their pay decisions as one data point among many others, including Company performance, individual performance, experience and responsibilities, leadership and professional growth.

2018 Base Salaries

In late 2017, based on the recommendations of Mr. Foran (other than with regard to his base salary), the Compensation Committee recommended and the Independent Board approved the following 2018 base salaries for our Named Executive Officers. The Independent Board determined raises for each Named Executive Officer were warranted based upon each Named Executive Officer’s individual contributions to, among other items:

•	the Company’s record oil, natural gas and average daily oil equivalent production for 2017;

•	the significant additions to the Company’s Delaware Basin acreage position throughout 2017;

•	the Company’s continued improvement in operational efficiencies throughout 2017;

•	the significant growth of our midstream business in 2017;

•	the Company’s record reserves for 2017; and

•	the accomplishment of key corporate and individual objectives, including:

¡	the formation of the San Mateo midstream joint venture in February 2017; and

¡	the completion of a public offering of our common stock resulting in $208.7 million of proceeds (before expenses).

Executive Officer	2017 Base Salary	2018 Base Salary
Joseph Wm. Foran	$1,000,000	$1,100,000
Chairman of the Board and Chief Executive Officer
Matthew V. Hairford	$600,000	$660,000
President
David E. Lancaster	$550,000	$625,000
Executive Vice President and Chief Financial Officer
Craig N. Adams	$525,000	$600,000
Executive Vice President—Land, Legal & Administration
Billy E. Goodwin	$500,000	$575,000
Executive Vice President and Head of Operations

2018 Annual Incentive Compensation

For 2018, the Company maintained the Amended and Restated Matador Resources Company Annual Incentive Plan for Management and Key Employees, effective January 1, 2016 (the “Incentive Plan”). The Incentive Plan is designed to link executive decision making and performance with the Company’s goals, reinforce these goals and ensure the highest level of accountability for the success of the Company as a whole.

The Incentive Plan advances Company and shareholder interests by providing an additional means to (i) sustain and enhance the culture of personal commitment on the part of executives, select managers and key employees in the continued growth, development and financial success of the Company and (ii) encourage them to remain with, and devote their best efforts to, the Company. The Incentive Plan provides for the granting of awards of incentive compensation that may be paid to a participant upon satisfaction of specified performance goals for a particular performance period.

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EXECUTIVE COMPENSATION

The Incentive Plan was also originally designed in a manner such that awards were intended to satisfy the requirements of “qualified performance based compensation” within the meaning of Section 162(m) of the Code so that the Company could take federal income tax deductions for any “qualified performance-based compensation” paid under the Incentive Plan to certain individuals who are covered by the deduction limitations of Section 162(m) of the Code for annual compensation paid to such individuals in excess of $1.0 million. For taxable years beginning after December 31, 2017, this “qualified performance based compensation” exemption has been repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. Our 2018 annual short-term incentive payments are not grandfathered arrangements and will be subject to the deduction limits of Section 162(m) of the Code. However, we elected to continue our use of the Incentive Plan for 2018 as we felt that the plan fit well within our “pay for performance” philosophy and would drive our executives to achieve our short-term and long-term performance objectives. Effective as of January 1, 2019, we adopted the 2019 Incentive Plan, which we intend to use for annual short-term incentive awards in 2019 and future years. Although the Independent Board has implemented an annual performance period with performance goals under the 2019 Incentive Plan that are similar to the supplemental goals that have historically applied under the Incentive Plan, the 2019 Incentive Plan does not include the overall Adjusted EBITDA Pool Goal discussed below.

The Incentive Plan establishes a performance goal for all participants with the creation of a performance pool, which is equal to 3.5% of Adjusted EBITDA; provided that Adjusted EBITDA equals or exceeds $50.0 million (the “Adjusted EBITDA Pool Goal”). For these purposes, Adjusted EBITDA is defined as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset-retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and inventory impairment and prepayment premium on extinguishment of debt, of the Company and its subsidiaries, determined on a consolidated income basis. If the Adjusted EBITDA Pool Goal is reached or exceeded, the Incentive Plan provides that the maximum amount that would be payable to each participant is according to the allocation formula set forth in the table below. The Independent Board, upon the recommendation of the Compensation Committee, may use negative discretion to reduce the amount paid to a participant below the maximum amounts shown in the table.

Participant	Percentage of Performance Pool (Maximum)
Joseph Wm. Foran	30.0%
Matthew V. Hairford	17.5%
David E. Lancaster	17.5%
Craig N. Adams	17.5%
Billy E. Goodwin	17.5%
Total	100.0%

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EXECUTIVE COMPENSATION

In the Independent Board’s discretion, supplemental performance goals (the “Performance Goals”), in addition to the Adjusted EBITDA Pool Goal set forth above, may be established by the Independent Board for each year. Such Performance Goals can be used by the Independent Board in determining the award payable to a participant, but in no event may the Independent Board increase the amount of an award payable to a participant above the maximum award payable set out in the table above. For 2018, the Chair of the Compensation Committee met with Meridian and management to determine potential criteria for the Performance Goals. Based on these meetings, the Chair of the Compensation Committee proposed certain preliminary performance criteria categories for consideration as the Performance Goals for 2018. The Compensation Committee then met with Meridian and management to review the proposed criteria. As a result of these meetings, the Compensation Committee recommended and the Independent Board determined to use the following performance categories and threshold, target and maximum levels for the Performance Goals for 2018 in determining whether to exercise negative discretion in reducing the amount paid to a participant below the maximum pool amounts described above:

2018 Performance Goals	Threshold	Target	Maximum	Actual Results	Actual Results as Percent of Target
Oil production (millions of Bbl)	9.7	9.9	10.1	11.1	112%
Total production (millions of BOE)	16.5	16.9	17.3	19.0	112%
Acreage acquisition (net acres)(1)	5,000	10,000	15,000	30,000	300%
Return on average capital employed (ROACE)(2)	20.2%	20.8%	21.2%	23%	109%
Q4 2018 San Mateo Adjusted EBITDA (millions of $)(3)	$19.0	$22.0	$25.0	$19.7	90%
Adjusted EBITDA (millions of $)(3)(4)	$425	$440	$455	$553.2	126%
Total 2018 shareholder return vs. Peer Group	Upper 50%	Upper 35%	Upper 25%	Bottom 25%	N/A

(1)	Net acres added in the Delaware Basin after accounting for expirations and dispositions in 2017.
(2)

ROACE is a non-GAAP financial measure included herein solely as a reference point under the Incentive Plan. It is commonly used by similar companies in our industry. The Compensation Committee and the Independent Board believe ROACE is an appropriate Performance Goal because it allows them to evaluate our return on capital and compare our profitability and the efficiency with which we have employed capital over time relative to other companies. For a definition of ROACE and a reconciliation of ROACE to our net income (loss), see Annex A to this Proxy Statement.

(3)

Adjusted EBITDA is a non-GAAP financial measure included herein solely as a reference point under the Incentive Plan. It is commonly used by similar companies in our industry. The Compensation Committee and the Independent Board believe Adjusted EBITDA is an appropriate Performance Goal because it allows them to evaluate our operating performance and compare the results of operations from period to period without regard to our financing methods or capital structure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see Annex A to this Proxy Statement.

(4)	Attributable to Matador Resources Company shareholders.

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In making recommendations regarding the potential payment guidelines under the 2018 Performance Goals, the Compensation Committee reviewed Meridian’s recommendations and recommendations of management regarding target payment guidelines. Based on such review, which took into account the differing responsibilities of each Named Executive Officer, the target payment guidelines set forth below were adopted, which remain unchanged from 2017.

Participant	Target Annual Incentive Opportunity as % of 2018 Base Salary
Joseph Wm. Foran	110.0%
Matthew V. Hairford	90.0%
David E. Lancaster	85.0%
Craig N. Adams	80.0%
Billy E. Goodwin	75.0%

Pursuant to the Incentive Plan, the amount of any annual award could be greater or less than the annual incentive opportunity outlined above based on achievement of the Performance Goals; provided, however, that no award could exceed the maximum payable under the Incentive Plan, as determined based upon achievement of the Adjusted EBITDA Pool Goal.

In February 2019, the Compensation Committee and the Independent Board concluded that the Company had achieved Adjusted EBITDA of $553.2 million for 2018, which is in excess of the $50.0 million Adjusted EBITDA Pool Goal. Adjusted EBITDA is a non-GAAP financial measure included herein solely as a reference point under the Incentive Plan. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see Annex A to this Proxy Statement.

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EXECUTIVE COMPENSATION

The Compensation Committee then assessed the Company’s 2018 results in light of the Performance Goals and the following individual performance milestones for each Named Executive Officer when determining appropriate adjustments to short-term incentive award amounts:

Participant	Individual Performance Milestones
Joseph Wm. Foran Chairman and Chief Executive Officer

•  Collaborates with the Board and other executive officers to create an effective team culture throughout each level of Matador’s organization that has built value through (1) selective acreage acquisitions, (2) traditional oil and gas operations growing organically through the drill bit and (3) expanding midstream operations in Matador’s various asset areas

•  Provided direction and leadership throughout Matador in developing and executing Matador’s strategy and operational plan in 2018, which resulted in record operational and midstream results, including

¡  41% reserves growth

¡  34% oil equivalent production growth

¡  118% net income (GAAP) growth

¡  65% Adjusted EBITDA growth

•  Provided leadership to the Board, including attracting candidates with additional expertise and experience and improving the Board’s function and processes

•  Directed the Company’s collective efforts to evaluate, negotiate terms and acquire approximately 30,000 net acres of additional leasehold and mineral interests, including 8,400 gross and net leasehold acres in the September 2018 BLM lease sale

•  Worked with other executive officers and directors to establish the vision and strategy for Matador’s midstream operations, including the negotiations for the San Mateo II joint venture and the expansion of the San Mateo system

•  Oversaw the collaborative management of the Company’s balance sheet and strong financial position, including through the issuance of common stock and senior notes and an increase in the maximum facility amount under the Credit Agreement

•  Led firmwide focus on attracting, training and retaining talent, encouraging employee and director engagement and aligning our strategy and operational plan throughout the organization

•  Directed efforts to develop and maintain relationships with directors, shareholders, vendors and other key stakeholders with the assistance of other executive officers

Matthew V. Hairford President

•  Oversaw the team efforts that resulted in record oil equivalent production, particularly in the Delaware Basin where daily oil equivalent production increased 54% in 2018

•  Directs the work of the Company’s field personnel and the implementation of the Company’s health, safety and environmental initiatives and interacts with shareholders and directors on financial matters

•  Works with other executive officers to contain costs while maintaining and improving relationships with key vendors

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Participant	Individual Performance Milestones

•  As Chairman of the Board and President of San Mateo, led the Company’s midstream efforts to, among other items,

¡  Expand San Mateo’s infrastructure, including increasing the Black River Processing Plant’s designed inlet capacity from 60 MMcf per day to 260 MMcf per day

¡  Enter into strategic relationships and long-term agreements with other midstream companies and producers near the Rustler Breaks asset area

David E. Lancaster Executive Vice President and Chief Financial Officer

•  Led the collective effort to manage the Company’s balance sheet and improve the Company’s already strong financial position through

¡  Public offering of 7,000,000 shares of common stock resulting in net proceeds of approximately $226.4 million

¡  Issuance of $1.05 billion aggregate principal amount of senior notes and redemption of $575.0 million aggregate principal amount of senior notes

¡  Amendment of the Credit Agreement to increase the maximum facility amount to $1.5 billion, increase the borrowing base to $850 million and reduce borrowing rates by 0.25% per annum

¡  Responsible for the Company’s financial modeling, guidance and relationships with shareholders and public markets

•  As a distinguished petroleum engineer, provides oversight and quality control to the Company’s exploration and development activities and its reserve studies

Craig N. Adams Executive Vice President—Land, Legal and Administration

•  Coordinates and oversees the general legal matters of the Company through the management of the Company’s legal staff

•  Led the Company’s legal efforts to document and complete the Company’s debt and equity financing transactions described above

•  Managed the Company’s legal and land efforts to document and complete its strategic acquisition and disposition activities, including in the BLM lease sale described above and other transactions that led to the acquisition of approximately 30,000 net acres of additional leasehold and mineral interests

•  Responsible for coordinating administrative functions of the Company, including Board functions and interaction with management, office facilities and the oversight of the Company’s human resource activities and departmental efficiencies

Billy E. Goodwin Executive Vice President and Head of Operations

•  Led the Company’s collaborative drilling, completions and production activities, managing approximately $686 million of capital expenditures in 2018 related to the Company’s operations in its primary operating areas, resulting in

¡  41% reserves growth

¡  34% oil equivalent production growth

•  Worked with other executive officers and staff members to innovate and to increase capital efficiencies by drilling longer laterals, using central facilities and reducing costs, while maintaining and improving relationships with key vendors

•  Conceived and implemented MaxOps program to increase drilling, completions and production experience among our engineering staff and MaxCom program to ensure coordination of drilling and completion operations

•  Oversaw team efforts to drill salt water disposal wells in connection with the expansion of San Mateo’s salt water gathering and disposal systems

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EXECUTIVE COMPENSATION

The Compensation Committee also reviewed with Mr. Foran the individual performance of the other Named Executive Officers to make a determination as to whether any individual Named Executive Officer merited a short-term incentive payment above or below the payout level determined for the Named Executive Officers generally. The Compensation Committee took into consideration the individual performance milestones listed above as well as additional contributions to the achievement of Company-wide goals. Based on this review, the Compensation Committee determined that each of the Named Executive Officers performed at a high level contributing to the Company’s success. In addition, the Compensation Committee determined that Mr. Goodwin merited a payout at a greater level. Mr. Goodwin was recognized for his leadership role in the Company’s drilling and completions programs, including the implementation of the Company’s MaxCom program, which allows for real-time monitoring of the Company’s drilling and completion operations and contributed to reduced drilling times and increased well productivity in 2018. In light of these significant achievements, Mr. Goodwin’s short-term incentive payout level was set at 195% of his target award under the Incentive Plan.

Based on such assessment, the Compensation Committee recommended to the Independent Board the annual cash awards listed below for each Named Executive Officer under the Incentive Plan. The Independent Board approved such annual cash awards, which were paid to the Named Executive Officers in the first quarter of 2019.

Executive Officer	Percentage of Performance Pool (Maximum)	Maximum Award Payable under Incentive Plan	Target Award Payable under Incentive Plan	2018 Incentive Plan Actual Award	Actual Award as % of Target Award

Joseph Wm. Foran	30.0%	$5,808,842	$1,210,000	$1,936,000	160%

Matthew V. Hairford	17.5%	$3,388,491	$594,000	$900,400	152%

David E. Lancaster	17.5%	$3,388,491	$531,250	$850,000	160%

Craig N. Adams	17.5%	$3,388,491	$480,000	$790,000	165%

Billy E. Goodwin	17.5%	$3,388,491	$431,250	$840,000	195%

Marlan Bonuses

The Independent Board has discretionary authority under the 2012 Plan (as defined below) to reward executives for particular accomplishments at times and in amounts that the Independent Board approves, upon the recommendation of the Compensation Committee. In the first quarter of 2018, prior to our 2018 Annual Meeting, the Compensation Committee recommended, and the Independent Board approved and paid, discretionary cash Marlan bonuses to certain of our Named Executive Officers in recognition of their particular roles in the formation of the strategic relationship between a subsidiary of San Mateo and a subsidiary of Plains to gather and transport crude oil for upstream producers in and around the Rustler Breaks asset area in Eddy County, New Mexico (in the amounts of $300,000, $100,000, $100,000, $100,000 and $50,000, respectively, for each of Messrs. Foran, Hairford, Lancaster, Adams and Goodwin). These bonuses are reflected in the “Bonus” column of the Summary Compensation Table below. As discussed above, the Compensation Committee and Independent Board determined to discontinue Marlan bonuses for executive officers following the 2018 Annual Meeting. As a result, additional Marlan bonuses for executive officers totaling $1.2 million that had been accrued in our quarterly financial statements were not paid and were forfeited by the executive officers. Consistent with shareholder feedback, we do intend to continue awarding non-executive employees with Marlan awards to further incentivize the performance of our staff.

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2018 Long-Term Incentive Compensation

The Board maintains the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (the “2012 Plan”). In February 2018, after consulting with Meridian and management, the Compensation Committee recommended, and the Independent Board awarded, annual equity awards of non-qualified stock options and restricted stock under the 2012 Plan to each Named Executive Officer. The stock options and restricted stock were granted in order to facilitate retention of our Named Executive Officers, incentivize positive future results and further align the interests of our Named Executive Officers with those of the Company’s shareholders. The table below provides the key terms of the February 2018 equity awards.

Key Terms	Restricted Stock	Non-Qualified Stock Options
Targeted percentage of total award value	67%	33%
Vesting terms	Three years ratably on each anniversary	Three years ratably on each anniversary
Exercise price	—	$29.68 (closing price on grant date)
Term of option	—	Six years
Rights to receive dividends and vote	Yes	No

The number of shares underlying each grant and the grant date fair value of the 2018 annual equity grants are set forth in the table below.

Participant	Stock Options	Restricted Stock	Grant Date Fair Value

Joseph Wm. Foran	105,485	89,847	$3,999,989

Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	55,379	47,169	$2,099,967

President

David E. Lancaster	50,105	42,677	$1,899,980

Executive Vice President and Chief Financial Officer

Craig N. Adams	44,831	38,185	$1,699,995

Executive Vice President—Land, Legal & Administration

Billy E. Goodwin	39,556	33,692	$1,499,967

Executive Vice President and Head of Operations

As discussed above under “2018 Say-On-Pay Vote, Investor Outreach and 2019 Compensation Changes,” the Company has revised its long-term equity incentive program for 2019.

2019 Annual Incentive Compensation

As discussed above, we adopted the 2019 Incentive Plan effective as of January 1, 2019. We intend to use the 2019 Incentive Plan for annual short-term incentive awards in 2019 and future years. Although the Independent Board has implemented an annual performance period with performance goals under the 2019 Incentive Plan that are similar to the supplemental goals that have historically applied under the Incentive Plan, the 2019 Incentive Plan does not include the overall Adjusted EBITDA Pool Goal that was in place under the Incentive Plan. The 2019 Incentive Plan, among other items, also provides that the Compensation Committee and Independent Board may make adjustments for individual executive officers for exceptional performance and attainment of certain strategic goals. In implementing the short-term incentive program for 2019 under the 2019 Incentive Plan, our Independent Board capped this adjustment for each executive officer.

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EXECUTIVE COMPENSATION

For 2019, the Chair of the Compensation Committee met with Meridian and management to determine potential performance goal categories for 2019. Based on these meetings, the Chair of the Compensation Committee proposed certain preliminary performance goal categories for consideration. The Compensation Committee then met with Meridian and management to review the proposed categories. As a result of these meetings, the Compensation Committee recommended and the Independent Board determined to use the following performance categories for the 2019 performance goals under the 2019 Incentive Plan:

2019 Performance Goal Categories

Oil production

Return on Average Capital Employed (ROACE)

San Mateo Adjusted EBITDA

Net Debt/Adjusted EBITDA

Total 2019 shareholder return vs. peer group

Cash operating costs per BOE, excluding interest

2019 Long-Term Incentive Compensation

For 2019, we transitioned from a long-term incentive mix for executive officers of 67% service-based restricted stock and 33% stock options to 50% service-based restricted stock units, settling in cash, and 50% PSUs, commencing with grants made in February 2019.

The table below provides the key terms of the February 2019 equity awards.

Key Terms	Restricted Stock Units	Performance Stock Units
Targeted percentage of total award value	50%	50%
Vesting terms	Three years ratably on each anniversary	Following three-year performance period ending December 31, 2021
Rights to receive dividends and vote	No	No

The newly introduced PSU equity component provides for settlement of between 0% and 200% of the total target shares subject to the award based on achievement of a relative total shareholder return performance metric over a three-year performance period from January 1, 2019 through December 31, 2021. If our total shareholder return over such performance period is negative, no more than 100% of the PSUs may vest. The applicable percentage of vested units is shown below with respect to each possible percentile ranking.

Company’s Relative Total Shareholder Return Percentile Ranking	Percentage of Target Units That Will Vest

0	0%

10th	20%

20th	40%

30th	60%

40th	80%

50th	100%

60th	120%

70th	140%

80th	160%

90th	180%

100th	200%

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The peer group used for determination of the Company’s relative total shareholder return is as follows:

Callon Petroleum Company	Laredo Petroleum, Inc.
Centennial Resource Development, Inc.	Oasis Petroleum, Inc.
Cimarex Energy Co.	Parsley Energy, Inc.
Diamondback Energy, Inc.	SM Energy Company
Encana Corp.	WPX Energy, Inc.
Jagged Peak Energy Inc.

The number of shares underlying the 2019 annual equity grants are set forth in the table below.

Participant	Restricted Stock Unit	Performance Stock Units
Joseph Wm. Foran	113,379	113,379
Chairman of the Board and Chief Executive Officer
Matthew V. Hairford	59,524	59,524
President
David E. Lancaster	53,855	53,855
Executive Vice President and Chief Financial Officer
Craig N. Adams	48,186	48,816
Executive Vice President—Land, Legal & Administration
Billy E. Goodwin	48,186	48,186
Executive Vice President and Head of Operations

Benefits

We offer a variety of health and welfare programs to eligible employees, including the Named Executive Officers. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, disability and life insurance. We also have a 401(k) plan for eligible employees, including the Named Executive Officers, to which we contribute 3% of the employee’s eligible compensation, which is subject to limits established by the Code, and have the discretion to contribute up to an additional 4% of the employee’s eligible compensation as a dollar-for-dollar matching contribution with respect to his or her elective deferral contributions. The discretionary dollar-for-dollar match is subject to vesting based upon years of service to the Company and the limits on the compensation that may be considered under the Code. In addition, we provide long-term care insurance for certain of our executive officers.

Severance and Separation Arrangements

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers. Under the employment agreements, if a termination of employment occurs pursuant to one of the following events:

•	the Named Executive Officer dies;

•	the Named Executive Officer is totally disabled;

•	we mutually agree to end the employment agreement;

•	we dissolve and liquidate; or

•	the term of the employment agreement ends,

we will pay the Named Executive Officer the average of his annual bonus, which includes non-equity incentive compensation, for the prior two years pro-rated based on the number of complete or partial months completed during the year of termination.

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EXECUTIVE COMPENSATION

Also, under the employment agreements, if one of the following occurs:

•	the Named Executive Officer’s employment is terminated other than (i) as set forth above, (ii) by us for just cause or (iii) in connection with a “change in control” as described below; or

•	the Named Executive Officer terminates his employment for “good reason,”

if the Named Executive Officer is Mr. Foran, we will pay him twice his base salary and twice the average of his annual bonus for the prior two years; if the Named Executive Officer is Messrs. Hairford, Lancaster, Adams or Goodwin, we will pay him 1.5 times his base salary and 1.5 times the average of his annual bonus for the prior two years.

Finally, under the employment agreements of Messrs. Foran, Hairford and Lancaster, which were entered into in 2011 in connection with our initial public offering, if we terminate the Named Executive Officer within 30 days prior to the “change in control” or within 12 months after the “change in control” without just cause or the Named Executive Officer terminates his employment with or without “good reason” during such period, we will pay him three times his base salary and three times the average of his annual bonus for the prior two years. These agreements were entered into prior to our initial public offering. At that time, we believed a “modified single trigger” was appropriate given the Company’s size, early stage of development and strong growth aspirations. Since that time, however, we have ceased to use “modified single triggers” in executive employment agreements, and we intend to exclusively use “double triggers” going forward, as we have since 2014. The agreement entered into with Mr. Adams in March 2014 and the agreement entered into with Mr. Goodwin effective February 2016 each include a “double trigger” such that if we terminate either executive within 30 days prior to the “change in control” or within 12 months after the “change in control” without just cause or he terminates his employment with “good reason,” we will pay Mr. Adams or Mr. Goodwin three times his base salary and three times the average of his annual bonus for the prior two years. In addition, if any of our Named Executive Officers are terminated or terminate their employment as set forth above in connection with a “change in control,” all equity awards of such Named Executive Officer vest immediately prior to such termination.

For definitions of “change in control,” “good reason” and “just cause,” please see the employment agreement of each Named Executive Officer, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Equity Plans

For equity grants under the 2012 Plan, vesting upon a “change in control” for the Named Executive Officers mirrors the terms of their employment agreements.

The “change in control” provisions in the employment agreements and the equity grants under the 2012 Plan and its predecessor help prevent management from being distracted by rumored or actual changes in control. The “change in control” provisions provide:

•	incentives for those Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control;

•	assurance of severance payments for terminated Named Executive Officers; and

•	access to equity compensation after a change in control.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the following officers in the following designated amounts:

•	Chairman and Chief Executive Officer—shares equal to five times base salary;

•	President—shares equal to five times base salary;

•	Executive Vice Presidents—shares equal to two and 1/2 times base salary;

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•	Senior Vice Presidents—shares equal to two times base salary; and

•	Vice Presidents and Executive Directors—shares equal to one and 1/2 times base salary.

Newly appointed officers have until the fifth anniversary of his or her appointment as an officer of the Company within which to achieve the stock ownership position. Shares that count toward the stock ownership guidelines include time-based restricted shares. Shares that will not count toward the stock ownership guidelines include shares underlying unexercised stock options, unexercised stock appreciation rights and performance-based awards for which the performance requirements have not been satisfied.

Until each of the above officers reaches the stock ownership level required of his or her position, such officer must hold at least 50% of all “net shares” received through restricted stock or restricted stock unit vesting or realized through stock option exercises. For this purpose, “net shares” means all shares retained after applicable withholding of any shares for tax purposes. Additionally, upon the vesting of restricted stock or restricted stock units or the exercise of stock options, each officer must hold the net shares for a minimum of 12 months following such vesting or exercise, or until his earlier retirement. Messrs. Foran, Hairford, Lancaster, Adams and Goodwin each own shares in excess of the applicable minimum requirement set forth in the stock ownership guidelines. As of April 12, 2019, Mr. Foran held shares with a value equal to approximately 90 times his 2018 base salary.

Anti-Hedging and Anti-Pledging Policies

Pursuant to the Company’s insider trading policy, the Company prohibits hedging of its securities by directors, officers or employees. The insider trading policy also restricts directors and executive officers from pledging more than 25% of his or her holdings of the Company’s stock without the prior written consent of the Corporate Governance Committee.

Strategic Planning and Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Strategic Planning and Compensation Committee,

R. Gaines Baty, Chair

Reynald A. Baribault

Craig T. Burkert

Timothy E. Parker

Kenneth L. Stewart

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Messrs. Foran, Hairford, Lancaster, Adams and Goodwin for 2018, 2017 and 2016. This table and the accompanying narrative should be read in conjunction with the CD&A, which sets forth the objectives and other information regarding our executive compensation program.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation		Total
Joseph Wm. Foran	2018	$1,100,000	$300,000	$2,666,659	$1,333,330	$1,936,000	$23,331	(5)	$7,359,320
Chairman of the Board and Chief Executive Officer	2017	$1,000,000	$950,000	$3,582,908	$1,524,990	$3,000,000	$22,489		$10,080,387
	2016	$900,000	$800,000	$1,413,450	$1,292,703	$1,575,000	$22,251		$6,003,404
Matthew V. Hairford	2018	$660,000	$100,000	$1,399,976	$699,991	$900,400	$21,112	(6)	$3,781,479
President	2017	$600,000	$275,000	$990,001	$989,991	$1,030,000	$22,802		$3,907,794
	2016	$550,000	$200,000	$479,880	$438,882	$908,000	$22,452		$2,599,214
David E. Lancaster	2018	$625,000	$100,000	$1,266,653	$633,327	$850,000	$19,250	(7)	$3,494,230
Executive Vice President and Chief Financial Officer	2017	$550,000	$325,000	$866,486	$866,504	$935,000	$18,900		$3,561,890
	2016	$475,000	$250,000	$372,990	$341,132	$784,000	$18,550		$2,241,672
Craig N. Adams	2018	$600,000	$100,000	$1,133,331	$566,664	$790,000	$21,531	(8)	$3,211,526
Executive Vice President — Land, Legal & Administration	2017	$525,000	$375,000	$722,008	$721,990	$840,000	$21,181		$3,205,179
	2016	$475,000	$350,000	$372,990	$341,132	$665,000	$20,831		$2,224,953
Billy E. Goodwin	2018	$575,000	$50,000	$999,979	$499,988	$840,000	$19,250	(7)	$2,984,217
Executive Vice President and Head of Operations	2017	$500,000	$100,000	$587,508	$587,489	$800,000	$18,900		$2,593,897
	2016	$425,000	$165,000	$296,655	$271,310	$595,000	$18,550		$1,771,515

(1)

Reflects ad hoc discretionary “Marlan” bonuses awarded by the Independent Board to recognize such Named Executive Officer’s contributions to certain transactions and accomplishments of the Company. As a result of feedback received during shareholder outreach efforts following the 2018 Annual Meeting, the Board has ceased to award its executive officers with such Marlan bonuses. See “—Compensation Discussion and Analysis—2018 Say-on-Pay Vote, Investor Outreach and 2019 Compensation Changes” above.

(2)	Reflects the grant date fair value of restricted stock or, for 2017, Common Stock awards, as applicable, computed in accordance with FASB ASC Topic 718.
(3)

Reflects the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Our policy and assumptions made in the valuation of the stock options are contained in Note 2 and Note 8 of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(4)	Represents awards pursuant to the Incentive Plan. See “—Compensation Discussion and Analysis—2018 Annual Incentive Compensation” above.
(5)

Consists of $19,250 in 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits,” $1,482 in premiums reimbursed to Mr. Foran for a life insurance policy covering Mr. Foran and $2,599 in long-term care insurance premiums.

(6)	Consists of $19,250 in 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $1,862 in long-term care insurance premiums.
(7)	Reflects 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits.”
(8)	Consists of $19,250 in 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $2,281 in long-term care insurance premiums.

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Grants of Plan-Based Awards Table

The following table sets forth certain information regarding non-equity awards granted by the Independent Board pursuant to the Incentive Plan and stock and option awards granted by the Independent Board pursuant to the 2012 Plan during the year ended December 31, 2018 to the Named Executive Officers below:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(# shares)	(# shares)	($/share)	($)

Joseph Wm. Foran	—	—	—	5,808,842	—	—	—	—

	2/16/18	—	—	—	89,847	—	—	2,666,659

	2/16/18	—	—	—	—	105,485	29.68	1,333,330

Matthew V. Hairford	—	—	—	3,388,491	—	—	—	—

	2/16/18	—	—	—	47,169	—	—	1,399,976

	2/16/18	—	—	—	—	55,379	29.68	699,991

David E. Lancaster	—	—	—	3,388,491	—	—	—	—

	2/16/18	—	—	—	42,677	—	—	1,266,653

	2/16/18	—	—	—	—	50,105	29.68	633,327

Craig N. Adams	—	—	—	3,388,491	—	—	—	—

	2/16/18	—	—	—	38,185	—	—	1,133,331

	2/16/18	—	—	—	—	44,831	29.68	566,664

Billy E. Goodwin	—	—	—	3,388,491	—	—	—	—

	2/16/18	—	—	—	33,692	—	—	999,979

	2/16/18	—	—	—	—	39,556	29.68	499,988

(1)

See “—Compensation Discussion and Analysis—2018 Annual Incentive Compensation” and “—Summary Compensation Table—Non-Equity Incentive Plan Compensation” regarding the actual payments made to the Named Executive Officers pursuant to the Incentive Plan. As discussed in “Compensation Discussion and Analysis,” a maximum payout is provided under the Incentive Plan for the 2018 awards granted thereunder, which maximum payout may be reduced (but not increased) at the discretion of the Independent Board. Thus, for 2018, the Incentive Plan does not provide for threshold or target payouts.

(2)	The term of such option awards is six years.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at December 31, 2018

The following table summarizes the total outstanding option awards at December 31, 2018 for each Named Executive Officer:

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (#) Exercisable	Number of Securities Underlying Unexercised Stock Options (#) Unexercisable	Option Exercise Price	Option Expiration Date

Joseph Wm. Foran	68,376	—	$23.40	3/6/19

	228,571	—	$22.01	1/20/20

	105,000	—	$21.66	2/26/20

	13,725	13,726	$27.72	4/29/20

	—	235,465	$15.00	2/18/21

	48,228	96,458	$27.26	2/14/23

	—	105,485	$29.68	2/15/24

Matthew V. Hairford	5,074	—	$19.71	2/10/19

	46,154	—	$23.40	3/6/19

	62,857	—	$22.01	1/20/20

	10,000	—	$9.00	2/21/20

	2,941	2,941	$27.72	4/29/20

	—	79,942	$15.00	2/18/21

	31,309	62,618	$27.26	2/14/23

	—	55,379	$29.68	2/15/24

David E. Lancaster	7,610	—	$19.71	2/10/19

	21,368	—	$23.40	3/6/19

	30,000	—	$22.01	1/20/20

	15,000	—	$9.00	2/21/20

	1,961	1,961	$27.72	4/29/20

	—	62,137	$15.00	2/18/21

	27,403	54,808	$27.26	2/14/23

	—	50,105	$29.68	2/15/24

Craig N. Adams	6,342	—	$19.71	2/10/19

	25,801	—	$23.40	3/6/19

	30,000	—	$22.01	1/20/20

	1,961	1,961	$27.72	4/29/20

	—	62,137	$15.00	2/18/21

	22,833	45,667	$27.26	2/14/23

	—	44,831	$29.68	2/15/24

Billy E. Goodwin	5,517	—	$22.66	3/16/19

	—	49,419	$15.00	2/18/21

	18,579	37,160	$27.26	2/14/23

	—	39,556	$29.68	2/15/24

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The following table provides the vesting dates for unvested stock options as of December 31, 2018:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	Craig N. Adams	Billy E. Goodwin

2/15/19	48,229	31,309	27,404	22,833	18,580

2/16/19	35,161	18,459	16,701	14,943	13,185

2/19/19	235,465	79,942	62,137	62,137	49,419

4/30/19	13,726	2,941	1,961	1,961	—

2/15/20	48,229	31,309	27,404	22,834	18,580

2/16/20	35,162	18,460	16,702	14,944	13,185

2/16/21	35,162	18,460	16,702	14,944	13,186

Total Unvested Stock Options	451,134	200,880	169,011	154,596	126,135

The following table summarizes the total outstanding restricted stock awards at December 31, 2018 for each Named Executive Officer:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested

Joseph Wm. Foran	221,373	$3,437,923

Matthew V. Hairford	103,373	$1,605,383

David E. Lancaster	88,734	$1,378,039

Craig N. Adams	80,709	$1,253,411

Billy E. Goodwin	67,837	$1,053,509

The following table provides the vesting dates for restricted stock outstanding as of December 31, 2018:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	Craig N. Adams	Billy E. Goodwin

2/15/19	18,648	12,106	10,595	8,829	7,184

2/16/19	29,949	15,723	14,225	12,728	11,230

2/19/19	94,230	31,992	24,866	24,866	19,777

2/15/20	18,648	12,106	10,596	8,829	7,184

2/16/20	29,949	15,723	14,226	12,728	11,231

2/16/21	29,949	15,723	14,226	12,729	11,231

Total Unvested Shares	221,373	103,373	88,734	80,709	67,837

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Option Exercises and Stock Vested

The following table provides information on the stock options exercised and stock awards that vested for each Named Executive Officer during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting

Joseph Wm. Foran	20,294	$235,816	27,194	$794,383

Matthew V. Hairford	58,750	$1,474,038	16,259	$475,815

David E. Lancaster	62,500	$1,461,250	24,019	$716,502

Craig N. Adams	—	—	18,743	$564,548

Billy E. Goodwin	39,802	$439,656	7,184	$212,431

Potential Payments upon Termination or Change in Control

2012 Plan

Equity awards under the 2012 Plan vest upon a “change in control” for the Named Executive Officers according to the terms of their employment agreements described below.

Employment Agreements

As described under “—Compensation Discussion and Analysis—Severance and Separation Arrangements—Employment Agreements,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster. In addition, in March 2014, we entered into an employment agreement with Mr. Adams, and effective February 2016, we entered into an employment agreement with Mr. Goodwin. We amended Mr. Goodwin’s employment agreement in August 2018. The principal difference in Mr. Adams’ and Mr. Goodwin’s employment agreements as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. Adams’ and Mr. Goodwin’s agreements do not include a “modified single trigger” that would have allowed them to receive “change in control” severance if they terminated their agreements without “good reason” within 30 days prior to or 12 months after a change in control. Pursuant to the terms of the employment agreements, we may be required to make certain payments to one or more of our Named Executive Officers upon the occurrence of certain events resulting in such Named Executive Officer’s termination. The employment agreements do not provide for gross-ups for excise taxes on severance or other payments in connection with a change in control. For a detailed description of the events that may trigger such payments, see “—Compensation Discussion and Analysis—Severance and Separation Arrangements—Employment Agreements.”

The employment agreements each contain a non-disclosure of confidential information provision that requires each Named Executive Officer to maintain, both during and after employment, the confidentiality of information used by such Named Executive Officer in the performance of his job duties.

Additionally, each of the employment agreements contains a non-competition provision, pursuant to which Messrs. Foran, Hairford, Lancaster, Adams and Goodwin have agreed that: (i) for six months following termination by us for total disability, or by such Named Executive Officer for good reason, or (ii) for 12 months, or 24 months with respect to Mr. Goodwin, following termination (a) by us for just cause, (b) by such Named Executive Officer other than for good reason or (c) in connection with a change in control, such Named Executive Officer shall not, without our prior written consent (not to be unreasonably withheld if the Named Executive Officer’s employment is terminated by the Named Executive Officer other than for good reason), directly or

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indirectly: (x) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a competing business with significant assets in the restricted area (each as defined below), or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of such competing business’s decisions within the restricted area.

For purposes of the employment agreements:

•	“competing business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities;

•	“significant assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more; and

•

“restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the Named Executive Officer’s employment, plus any county or parish where we have significant assets as of the end of the Named Executive Officer’s employment.

For definitions of “change in control,” “good reason” and “just cause,” please see the employment agreement of each Named Executive Officer, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Furthermore, other than Mr. Foran’s employment agreement, each employment agreement contains a non-solicitation provision, pursuant to which, during the restricted periods described above, subject to certain exceptions, Messrs. Hairford, Lancaster, Adams and Goodwin shall not, without our prior written consent, solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor by us or our affiliates or induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with us or our affiliates.

For the Named Executive Officer to receive any severance payments described below for termination by us without just cause, by the Named Executive Officer for good reason or, following a change in control, by us without cause or by the Named Executive Officer with good reason, with respect to Mr. Adams and Mr. Goodwin, or with or without good reason, with respect to Messrs. Foran, Hairford and Lancaster, the Named Executive Officer must comply with the applicable non-disclosure, non-competition and non-solicitation provisions described above.

Finally, as a condition to receiving any severance payments and other payments under their respective employment agreements, each Named Executive Officer is required to execute a separation agreement and release in favor of us.

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EXECUTIVE COMPENSATION

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement terminated on December 31, 2018, the last day of our 2018 fiscal year. In all cases, the amounts were valued as of December 31, 2018, based upon, where applicable, $15.53 per share (the closing price of our Common Stock on such date). The amounts in the table below are calculated as of December 31, 2018 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made would be based on the dates and circumstances of the applicable event.

	Payment Upon Termination
Named Executive Officer	Category of Payment	Upon Death or Total Disability(1)		Upon Mutual Agreement or Dissolution/ Liquidation(1)		Termination by Us Without Just Cause or by Named Executive Officer for Good Reason(1)		Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason(2)

Joseph Wm. Foran	Salary	$ —		$ —		$2,200,000	(3)	$ 3,300,000	(4)

	Bonus	3,093,000	(5)	3,093,000	(5)	6,186,000	(6)	9,279,000	(7)

	Vesting equity	—		—		—		3,562,719	(8)

	Total	$3,093,000		$3,093,000		$8,386,000		$16,141,719

Matthew V. Hairford	Salary	$ —		$ —		$ 990,000	(9)	$ 1,980,000	(4)

	Bonus	1,152,700	(5)	1,152,700	(5)	1,729,050	(10)	3,458,100	(7)

	Vesting equity	—		—		—		1,647,752	(8)

	Total	$1,152,700		$1,152,700		$2,719,050		$ 7,085,852

David E. Lancaster	Salary	$ —		$ —		$ 937,500	(9)	$ 1,875,000	(4)

	Bonus	1,105,000	(5)	1,105,000	(5)	1,657,500	(10)	3,315,000	(7)

	Vesting equity	—		—		—		1,410,972	(8)

	Total	$1,105,000		$1,105,000		$2,595,000		$ 6,600,972

Craig N. Adams	Salary	$ —		$ —		$ 900,000	(9)	$ 1,800,000	(4)

	Bonus	1,052,500	(5)	1,052,500	(5)	1,578,750	(10)	3,157,500	(7)

	Vesting equity	—		—		—		1,286,343	(8)

	Total	$1,052,500		$1,052,500		$2,478,750		$ 6,243,843

Billy E. Goodwin	Salary	$ —		$ —		$ 862,500	(9)	$ 1,725,000	(4)

	Bonus	895,000	(5)	895,000	(5)	1,342,500	(10)	2,685,000	(7)

	Vesting equity	—		—		—		1,079,701	(8)

	Total	$ 895,000		$ 895,000		$2,205,000		$ 5,489,701

(1)

Amounts due upon death, total disability, mutual agreement, dissolution or liquidation, termination by us without cause or termination by Named Executive Officer for good reason are payable in a lump sum on the 60th day following the date of termination unless otherwise required by Section 409A of the Code.

(2)

Amounts due following a change in control are payable in a lump sum on the date which immediately follows six months from the date of termination or, if earlier, within 30 days following such Named Executive Officer’s death.

(3)	Represents two times such Named Executive Officer’s base salary as of the termination date.
(4)	Represents three times such Named Executive Officer’s base salary as of the termination date.
(5)	Represents the average annual amount of bonuses, including pursuant to the Incentive Plan, paid to such Named Executive Officer with respect to the prior two calendar years (2017-2018).
(6)

Represents two times an amount equal to the average annual amount of bonuses, including pursuant to the Incentive Plan, paid to such Named Executive Officer with respect to the prior two calendar years (2017-2018).

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(7)

Represents three times an amount equal to the average annual amount of bonuses, including pursuant to the Incentive Plan, paid to such Named Executive Officer with respect to the prior two calendar years (2017-2018).

(8)

The employment agreements provide for accelerated and full vesting of unvested incentive awards held by the Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with or without “Good Reason,” with respect to Messrs. Foran, Hairford and Lancaster, within 30 days prior to, or 12 months following, a “change in control.” With respect to Messrs. Adams and Goodwin, the employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with “Good Reason,” within 30 days prior to, or 12 months following, a “change in control.” The amount disclosed reflects the closing price of our Common Stock on December 31, 2018 of $15.53 per share multiplied by the number of unvested service-based shares of restricted stock held by such Named Executive Officer on December 31, 2018, in addition to the intrinsic value of the stock options held by such Named Executive Officer to the extent the exercise price of such stock options was less than the closing price of our Common Stock on December 31 2018.

(9)	Represents 1.5 times such Named Executive Officer’s base salary as of the termination date.
(10)

Represents 1.5 times an amount equal to the average annual amount of bonuses, including pursuant to the Incentive Plan, paid to such Named Executive Officer with respect to the prior two calendar years (2017-2018).

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CHIEF EXECUTIVE OFFICER PAY RATIO

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the following information regarding the ratio of the annual total compensation of our median-compensated employee (as described below) and that of our Chairman and Chief Executive Officer, Joseph Wm. Foran. We believe that the pay ratio reflected below is a reasonable estimate calculated in a manner consistent with Item 402(u).

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pursuant to Item 402(u), we identified the median-compensated employee of all our employees (other than Mr. Foran) using our employee population as of December 15, 2018, which consisted of 259 employees (all of which are located in the United States), and using a compensation measure of total cash compensation, consisting of total base pay and bonuses earned during the year ended December 31, 2018. The compensation measure was consistently applied to all employees. Compensation was annualized on a straight-line basis for employees who did not work all of 2018.

After identifying the median-compensated employee using the consistently applied compensation measure, we then calculated that employee’s annual total compensation in the same manner as the Named Executive Officers’ total compensation, as reported in the Summary Compensation Table. In performing such calculation, we determined that the selected employee’s annual total compensation was anomalous because the employee began working for the Company in November 2018 and did not receive an award of equity in 2018, although such awards are widely distributed throughout the Company. As permitted by Item 402(u), due to the anomalous nature of the employee originally identified, we substituted another employee with substantially similar compensation. We then calculated that employee’s annual total compensation in the same manner as the Named Executive Officers’ total compensation.

For 2018, the annual total compensation of our median-compensated employee was $178,116, and the annual total compensation of Mr. Foran was $7,359,320, as reported in the Summary Compensation Table. Based on this information, for 2018, the ratio of Mr. Foran’s annual total compensation to the annual total compensation of our median-compensated employee was estimated to be 41 to 1.

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DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)

Reynald A. Baribault(2)	195,250	140,305	—	335,555

R. Gaines Baty	84,500	140,305	—	224,805

Craig T. Burkert	77,750	140,305	—	218,055

William M. Byerley	93,500	140,305	—	233,805

Matthew P. Clifton(3)	26,226	170,992		197,218

Julia P. Forrester Rogers	83,500	140,305	—	223,805

Steven W. Ohnimus(4)	35,092	—	—	35,092

Timothy E. Parker(5)	81,960	228,217	—	310,177

David M. Posner	78,250	140,305	—	218,555

Kenneth L. Stewart	79,250	140,305	—	219,555

George M. Yates(6)	30,500	—	—	30,550

(1)

All stock awards represent restricted stock units. Value based on the fair market value of the restricted stock units on the date of grant. Restricted stock units granted for 2018-2019 service vest immediately prior to the election of the nominees for director at the 2019 Annual Meeting. See “—Compensation for 2018-2019.” As of December 31, 2018, each individual who served as a director during 2018 held the following outstanding unvested stock awards, all of which were restricted stock units:

Name	Outstanding Stock Awards

Reynald A. Baribault	8,894

R. Gaines Baty	6,990

Craig T. Burkert	7,633

William M. Byerley	7,633

Matthew P. Clifton	5,210

Julia P. Forrester Rogers	6,143

Steven W. Ohnimus	—

Timothy E. Parker	5,210

David M. Posner	5,210

Kenneth L. Stewart	6,143

George M. Yates	—

(2)	Mr. Baribault serves as lead independent director for 2018-2019. The lead independent director receives an additional cash retainer of $100,000 annually.
(3)

Mr. Clifton was appointed to the Board on July 27, 2018. Because he was appointed to the Board within 90 days after the 2018 Annual Meeting, upon his appointment, Mr. Clifton was granted 5,210 restricted stock units, the same number of restricted stock units that the other members of the Board received on June 7, 2018. The difference in value shown in the table is attributable to the difference in the fair market value of the restricted stock units on the respective dates of grant.

(4)

Dr. Ohnimus resigned from the Board concurrently with the 2018 Annual Meeting due to health reasons. In connection with his resignation, the Board accelerated the vesting of Dr. Ohnimus’ then-outstanding unvested restricted stock units.

(5)

Mr. Parker was appointed to the Board on January 26, 2018. Because he was appointed to the Board more than 180 days but 270 or fewer days after our 2017 annual meeting of shareholders (the “2017 Annual Meeting”), Mr. Parker was granted 2,962 restricted stock units following his appointment, 50% of the number of restricted stock units as the other members of the Board received following the 2017 Annual Meeting. Such restricted stock units vested immediately prior to the election of the nominees for director at the 2018 Annual Meeting. In connection with the 2018 Annual Meeting, Mr. Parker also received 5,210 restricted stock units.

(6)

Mr. Yates’ term as a director expired at the 2018 Annual Meeting. In connection with the expiration of his term, the Board accelerated the vesting of Mr. Yates’ then-outstanding unvested restricted stock units.

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DIRECTOR COMPENSATION

Compensation for 2018-2019

Beginning at the 2018 Annual Meeting and until the 2019 Annual Meeting, our non-employee directors’ compensation program was adjusted as set forth below based on the increased size of the Company and the corresponding demands on directors’ time:

•	annual cash retainer of $60,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•

the chair of the Audit Committee receives an additional cash retainer of $25,000 annually and the chairs of the Corporate Governance Committee, the Nominating Committee, the Strategic Planning and Compensation Committee, the Capital Markets and Finance Committee, the Marketing and Midstream Committee, the Operations and Engineering Committee and the Prospect Committee each receive an additional cash retainer of $15,000 annually;

•	the lead independent director receives an additional cash retainer of $100,000 annually; and

•

at the meeting of the Board immediately following the 2018 Annual Meeting, each non-employee director received a one-time annual grant of RSUs equal to approximately $135,000 in value with the restrictions lapsing immediately prior to the election of the nominees for director at the 2019 Annual Meeting (the “2018 RSU Award”).

If a director was appointed or elected to the Board at any time following the 2018 Annual Meeting but prior to the 2019 Annual Meeting, such director was granted the applicable percentage of the 2018 RSU Award detailed below, effective on the date of such director’s appointment: (i) if a director was appointed or elected to the Board within 90 days after the 2018 Annual Meeting, such director was entitled to receive 100% of the 2018 RSU Award; (ii) if a director was appointed or elected to the Board more than 90 days but 180 or fewer days after the 2018 Annual Meeting, such director was entitled to receive 75% of the 2018 RSU Award; (iii) if a director was appointed or elected to the Board more than 180 days but 270 or fewer days after the 2018 Annual Meeting, such director was entitled to receive 50% of the 2018 RSU Award; and (iv) if a director was appointed or elected to the Board more than 270 days after the 2018 Annual Meeting but prior to the 2019 Annual Meeting, such director was entitled to receive 25% of the 2018 RSU award. As noted in the table above, Mr. Clifton was appointed to the Board within 90 days after the 2018 Annual Meeting and received 100% of the 2018 RSU Award.

In addition, we reimburse our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Compensation for 2019-2020

Beginning at the 2019 Annual Meeting and until the 2020 annual meeting of shareholders, our non-employee directors’ compensation program is expected to remain substantially identical to the 2018-2019 compensation program.

Director Ownership Guidelines

Our non-employee directors are expected to follow our voluntary stock ownership guidelines for non-employee directors. Within three years of becoming a director, each non-employee director is expected to own $250,000 of Common Stock and continue to hold such shares while serving as a director. All directors own in excess of $250,000 of Common Stock or are on track to meet the guidelines within three years of becoming a director. Shares that count toward the stock ownership guidelines include RSUs.

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DIRECTOR COMPENSATION

Board Advisor Compensation

Our advisors to the Board are compensated with stock and/or cash awards based upon meeting attendance or as otherwise agreed to pursuant to consulting arrangements with such advisors. We reimburse our advisors to the Board for travel, lodging and related expenses incurred in attending Board and committee meetings. The advisor compensation of Messrs. Rolfe and King is the same as for the non-employee directors as described above.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2018.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders (1)(2)	2,962,249	$23.48	991,281

Equity compensation plans not approved by security holders	—	—	—

Total	2,962,249	$23.48	991,281

(1)	Our Board has determined not to make any additional awards under the Matador Resources Company 2003 Stock and Incentive Plan.
(2)	The 2012 Plan was adopted by the Board in April 2015 and approved by our shareholders on June 10, 2015.

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TRANSACTIONS WITH RELATED PERSONS

TRANSACTIONS WITH RELATED PERSONS

Except as disclosed below, during 2018 there was not, nor was there proposed as of December 31, 2018, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation—Compensation Discussion and Analysis” above.

HEYCO Joint Ventures

In June 2015, the Company entered into two joint ventures (the “Joint Ventures”) to develop certain leasehold interests held by certain affiliates (the “HEYCO Affiliates”) of HEYCO Energy Group, Inc., the former parent company of Harvey E. Yates Company. The Company acquired Harvey E. Yates Company in a 2015 merger (the “HEYCO Merger.”) The HEYCO Affiliates are owned by George M. Yates, who was appointed to the Board on April 28, 2015 in accordance with the terms of the HEYCO Merger, and certain of his affiliates. Mr. Yates’ term as a director expired at the 2018 Annual Meeting. Pursuant to the terms of the Joint Ventures, the HEYCO Affiliates contributed an aggregate of approximately 1,900 net acres, primarily in the same properties previously held by HEYCO, to the two newly-formed entities in exchange for a 50% interest in each entity. The Company agreed to contribute an aggregate of approximately $14 million in exchange for the other 50% interest in both entities. As of December 31, 2018, the Company had contributed an aggregate of approximately $9.4 million to the two entities. The Company’s contributions are being used to fund capital expenditures associated with the interests owned by the Joint Ventures as well as to fund acquisitions by the Joint Ventures of other non-operated acreage opportunities.

The Audit Committee reviewed the terms of the Joint Ventures for potential conflicts of interest under the Company’s related party transaction policy, effective October 12, 2011 (the “Related Party Transaction Policy”), and, after being fully informed as to Mr. Yates’ relationship and interest and all other material facts related to the Joint Ventures, determined that the Joint Ventures were fair to the Company and recommended the Joint Ventures to the full Board for approval and ratification. The Board subsequently approved and ratified the Joint Ventures.

In addition, in light of Mr. Yates’ ongoing services to HEYCO Energy Group, Inc., the Board, in accordance with Texas corporate law, adopted resolutions that renounced and provided for a waiver of certain corporate opportunities with respect to Mr. Yates. As a result, during his term on the Board, Mr. Yates had no fiduciary duty to present certain corporate opportunities related to Mr. Yates’ existing oil and natural gas holdings and/or in areas where Matador did not then operate.

Working Interest and Overriding Royalty Interest Owners

Certain related parties, including Mr. Foran, certain of Mr. Foran’s affiliated entities (collectively, the “Foran Entities”) and certain HEYCO Affiliates or entities controlled by members of Mr. Yates’ family (the “Yates Entities” and, collectively with the Foran Entities, the “Interest Owners”) are working interest owners and/or overriding royalty interest owners in certain properties operated by the Company or in which the Company also holds a working interest. As working interest owners, the Interest Owners are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, the Interest Owners are entitled to receive their proportionate share of revenues from the wells in which they own an interest in the normal course of business. During 2018, revenues, net of costs, received by the Yates Entities in their capacities as working interest owners or overriding royalty interest owners were approximately $10.6 million (the “Yates Net Revenue Payments”). During 2018, revenues, net of costs, received by the Foran Entities in their capacity as working interest owners or overriding royalty interest owners were approximately $1.7 million (collectively with the Yates Net Revenue Payments, the “Related Net Revenue Payments”). The Related Net Revenue Payments represent approximately 4.5% of our total third-party net revenue payments during 2018.

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TRANSACTIONS WITH RELATED PERSONS

In our capacity as operator, we incur drilling and operating costs that are billed to our partners based on their respective working interests. During 2018, our joint interest billings to the Yates Entities attributable to their share of costs were approximately $10.8 million (the “Yates Billings”) and our joint interest billings to the Foran Entities attributable to their share of costs were approximately $0.4 million (collectively with the Yates Billings, the “Related Joint Interest Billings”). The Related Joint Interest Billings represent approximately 1.3% of our total joint interest billings during 2018. As a result of this ownership by the Interest Owners, from time to time, we will be in a net receivable or net payable position with certain of the Interest Owners. We do not consider any net receivables from these parties to be uncollectible.

The Audit Committee reviewed the terms of the working interests and/or overriding royalty interests of the Interest Owners for potential conflicts of interest under the Related Party Transaction Policy, and, after being fully informed as to Mr. Yates’ and Mr. Foran’s respective relationships and interests in such transactions and all other material facts related to the Related Net Revenue Payments and Related Joint Interest Billings, determined that such transactions and the Related Net Revenue Payments and Related Joint Interest Billings were fair to the Company and recommended such transactions and the Related Net Revenue Payments and Related Joint Interest Billings to the full Board for approval and ratification. The Board subsequently approved and ratified the transactions and the Related Net Revenue Payments and Related Joint Interest Billings.

Certain Employment Relationships

Billy E. Goodwin, Executive Vice President and Head of Operations, was appointed as an executive officer of the Company in connection with his February 2016 promotion to Senior Vice President—Operations. Two of Mr. Goodwin’s adult children have been employees of the Company since 2014 and 2015, respectively, and each earned in 2018, and are expected to be compensated in 2019, between $120,000 and $700,000. One of Mr. Goodwin’s children has a Bachelor of Science degree in Petroleum Engineering from the University of Tulsa and over nine years of industry experience, including as a regional drilling supervisor for another publicly traded exploration and production company. Mr. Goodwin’s other child has a Bachelor of Science in Business Administration degree in Energy Management from the University of Tulsa and a Bachelor of Arts degree in General Business and Management from Oklahoma State University. He also has over nine years of industry experience, including as a drilling fluids engineer for a publicly traded oilfield services company and as a landman for a publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangements for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after being fully informed as to the employment arrangements and historical and anticipated compensation of Mr. Goodwin’s adult children, and all other material facts related to the relationship, determined that the employment arrangements were fair to the Company and recommended the employment arrangements to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangements.

Reynald A. Baribault is a member of the Board. Mr. Baribault’s sister-in-law has been an employee of the Company since 2016 and earned in 2018, and is expected to be compensated in 2019, between $120,000 and $250,000. Mr. Baribault’s sister-in-law has a diploma from the Executive Secretarial School and is a certified legal assistant, having completed the Southern Methodist University Legal Assistants Program. She has over 37 years of experience as a legal assistant. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Baribault’s sister-in-law, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

An adult child of Mr. Foran has been an employee of the Company since 2015 and earned in 2018, and is expected to be compensated in 2019, between $120,000 and $200,000. Mr. Foran’s child has a Bachelor of Science degree in Human Resource Development and a Master of Science degree in Human Resource Management, both from Texas A&M University. She has more than eight years of industry experience, including with another publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment

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arrangement for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Foran’s adult child, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

Procedures for Approval of Related Party Transactions

Pursuant to the Related Party Transaction Policy, a “Related Party Transaction” is defined as a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, involving a Related Party (as defined below) and in which we are a participant, other than:

•	a transaction involving compensation of directors;

•

a transaction involving compensation of an executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or a special supplemental benefit for an executive officer;

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction with a Related Party involving less than $120,000;

•

a transaction in which the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•

a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

“Related Party” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or nominees for directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, nominee for director, executive officer or a beneficial owner of more than 5% of our Common Stock; and

•

any firm, corporation or other entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons is a general partner or executive officer or in which such person, together with all other of the foregoing persons, owns 10% or more of the equity interests thereof.

Pursuant to the Related Party Transaction Policy, the Audit Committee must review all material facts of each Related Party Transaction and recommend either approval or disapproval of the Related Party Transaction to the full Board, subject to certain limited exceptions. In determining whether to recommend approval or disapproval of the Related Party Transaction, the Audit Committee must, after reviewing all material facts of the Related Party Transaction and the Related Party’s relationship and interest, determine whether the Related Party Transaction is fair to the Company. Further, the policy requires that all Related Party Transactions be disclosed in our filings with the SEC and/or our website in accordance with applicable laws, rules and regulations.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our Common Stock as of April 12, 2019 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 116,392,034 shares of our Common Stock issued and outstanding as of April 12, 2019, plus, on an individual basis, the right of that individual to (i) obtain Common Stock upon exercise of stock options or (ii) obtain Common Stock upon the vesting or delivery of restricted stock units, in each case within 60 days of April 12, 2019. The information is based on Form 3s, Form 4s, Schedule 13Ds, Schedule 13Gs and Schedule 13G/As filed through April 12, 2019.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class

Directors and Named Executive Officers:

Joseph Wm. Foran(1)	5,251,819	4.5%

Craig N. Adams(2)	293,938	*

Reynald A. Baribault(3)	53,702	*

R. Gaines Baty(4)	30,028	*

Craig T. Burkert(5)	86,450	*

William M. Byerley(6)	20,248	*

Matthew P. Clifton(7)	30,210	*

Julia P. Forrester Rogers(8)	17,600	*

Billy E. Goodwin(9)	231,694	*

Matthew V. Hairford(10)	588,208	*

David E. Lancaster(11)	630,042	*

Timothy E. Parker(12)	12,172	*

David M. Posner(13)	19,854	*

Kenneth L. Stewart(14)	32,065	*

All Directors and Executive Officers as a Group (17 persons)(15) :	8,091,622	6.9%

Other 5% Owners:

BlackRock, Inc.(16)	12,834,279	11.0%

The VanGuard Group(17)	9,747,610	8.4%

T. Rowe Price Associates, Inc.(18)	8,099,014	7.0%

State Street Corporation(19)	6,130,677	5.3%

*	Less than one percent (1%)
(1)

Includes (i) 1,105,913 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 4,000 shares of Common Stock held of record by Mr. Foran’s spouse through her Individual Retirement Account; (iii) 105,000 shares and 40,000 shares of Common Stock held of record by The Joseph Donald Foran Family Trust 2008 and The Foran Family Special Needs Trust, respectively, for which Mr. Foran is the co-trustee and over which Mr. Foran has shared voting and investment power with other members of his family; (iv) 125,043 shares of Common Stock held of record by each of the JWF 2017-2 GRAT and the NNF 2017-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (v) 39,067 shares of Common Stock held of record by each of the JWF 2018-1 GRAT and the NNF 2018-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vi) 131,876 shares of Common Stock

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held of record by each of the JWF 2018-2 GRAT and the NNF 2018-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vii) 390,807 shares of Common Stock held of record by each of the JWF 2019-1 GRAT and the NNF 2019-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (viii) 335,952 shares of Common Stock held of record by the Foran 2012 Security Trust, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (ix) 339,350 shares of Common Stock held of record by the Foran 2012 Savings Trust, for which Mr. Foran’s spouse is a trustee; (x) 1,177,568 shares held of record, collectively, by the LRF 2011 Non-GST Trust, WJF 2011 Non-GST Trust, JNF 2011 Non-GST Trust, SIF 2011 Non-GST Trust and MCF 2011 Non-GST Trust, for which trusts Mr. Foran and his spouse, as settlors of each of the Non-GST Trusts, retain the power of substitution with respect to the property of the Non-GST Trusts; and (xi) 78,546 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Foran has the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 518,105 shares of Common Stock issuable to Mr. Foran upon the exercise of stock options.
(2)

Includes 156,668 shares of Common Stock issuable to Mr. Adams upon the exercise of stock options. Also includes 34,286 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Adams has the right to vote such shares but may only dispose of such shares to the extent they have vested.

(3)

Includes 3,500 shares of Common Stock held by the Individual Retirement Account of Mr. Baribault. Also includes 20,500 shares of Common Stock held by the Reynald A. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse, and 5,000 shares of Common Stock held by the Sally K. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse. Also includes 5,727 shares of Common Stock issuable to Mr. Baribault upon the vesting of restricted stock units.

(4)	Includes 8,614 shares of Common Stock issuable to Mr. Baty upon the vesting and delivery of restricted stock units.
(5)

Includes 34,742 shares held by the Individual Retirement Account of Mr. Burkert. Also includes 9,056 shares of Common Stock issuable to Mr. Burkert upon the vesting and delivery of restricted stock units.

(6)	Includes 5,210 shares of Common Stock issuable to Mr. Byerley upon the vesting of restricted stock units.
(7)	Includes 5,210 shares of Common Stock issuable to Mr. Clifton upon the vesting of restricted stock units.
(8)

Includes 1,985 shares held by the Individual Retirement Account of Ms. Rogers and 800 shares held of record by Ms. Rogers’ spouse. Also includes 5,210 shares of Common Stock issuable to Ms. Rogers upon the vesting of restricted stock units.

(9)

Includes 99,763 shares of Common Stock issuable to Mr. Goodwin upon the exercise of stock options. Also includes 29,646 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Goodwin has the right to vote such shares but may only dispose of such shares to the extent they have vested.

(10)

Includes 239,758 shares of Common Stock issuable to Mr. Hairford upon the exercise of stock options and 6,000 shares held of record by his Individual Retirement Account. Also includes 298,898 shares held of record by the Hairford Family Trust, for which both Mr. Hairford and his spouse are trustees. Also includes 43,552 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Hairford has the right to vote such shares but may only dispose of such shares to the extent they have vested.

(11)

Includes 182,567 shares of Common Stock issuable to Mr. Lancaster upon the exercise of stock options and 75,500 shares of Common Stock held of record by his Individual Retirement Account. Also includes 39,048 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Lancaster has the right to vote such shares but may only dispose of such shares to the extent they have vested.

(12)	Includes 5,210 shares of Common Stock issuable to Mr. Parker upon the vesting of restricted stock units.
(13)

Includes 8,370 shares of Common Stock held of record by the Individual Retirement Account of Mr. Posner. Also includes 11,133 shares of Common Stock issuable to Mr. Posner upon the vesting and delivery of restricted stock units.

(14)	Includes 12,065 shares of Common Stock issuable to Mr. Stewart upon the vesting and delivery of restricted stock units.
(15)

Includes an aggregate of 1,522,877 shares of Common Stock which our executive officers as a group have the right to acquire within 60 days of April 12, 2019 upon the exercise of stock options. Also includes 299,181 shares of restricted stock held by our executive officers. Pursuant to the terms of the restricted stock grants, the executive officers have the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 67,435 shares of Common Stock issuable to directors upon the vesting and delivery of restricted stock units.

(16)

Information based solely on a Schedule 13G/A filed with the SEC on January 31, 2019. The Schedule 13G/A reports that BlackRock, Inc. (“BlackRock”) beneficially owns 12,834,279 shares, has sole voting power with respect to 12,484,880 shares and has sole dispositive power with respect to 12,834,279 shares. According to the Schedule 13G/A, BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(17)

Information based solely on a Schedule 13G/A filed with the SEC on February 11, 2019. The Schedule 13G/A reports that The Vanguard Group (“Vanguard”) beneficially owns 9,747,610 shares, has sole voting power with respect to 211,661 shares, has shared voting power with respect to 11,444 shares, has sole dispositive power with respect to 9,537,441 shares and has shared dispositive power with respect to 210,169 shares. According to the Schedule 13G/A, VanGuard’s address is 100 Vanguard Blvd, Malvern, PA 19355.

(18)

Information based solely on a Schedule 13G/A filed with the SEC on February 14, 2019. The Schedule 13G/A reports that T. Rowe Price Associates, Inc. (“Price Associates”) beneficially owns 8,099,014 shares, has sole voting power with respect to 2,246,451 shares and has sole dispositive power with respect to 8,099,014 shares. According to the Schedule 13G/A, these securities are owned by various individual and institutional investors, for which Price Associates serves as an investment adviser registered under the Investment Advisers Act of 1940, as amended, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to the Schedule 13G/A, Price Associates’ address is 100 E. Pratt Street, Baltimore, MD 21202.

(19)

Information based solely on a Schedule 13G filed with the SEC on February 14, 2019. The Schedule 13G reports that State Street Corporation (“State Street”) beneficially owns 6,130,677 shares, has shared voting power with respect to 5,814,385 shares and has shared dispositive power with respect to 6,130,677 shares. According to the Schedule 13G, State Street’s address is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

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ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. Based solely on the Company’s review of Forms 3, 4 and 5 furnished to the Company and any amendments thereto, the Company believes that all persons subject to Section 16(a) of the Exchange Act timely filed all reports required pursuant to such section relating to the Company’s Common Stock in 2018.

Shareholder Proposals for the 2020 Proxy Statement

For shareholder proposals to be included in the Company’s proxy statement and form of proxy relating to the 2020 Annual Meeting of Shareholders, such proposals must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 27, 2019. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2020 Annual Meeting

Under the Bylaws, certain procedures are provided that a shareholder must follow in order to place in nomination persons for election as directors at an annual meeting of shareholders or to introduce an item of business at an annual meeting of shareholders. These procedures provide, generally, among other things, that shareholders desiring to place in nomination persons for election as directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 11, 2020, but no earlier than February 10, 2020, for the 2020 Annual Meeting) to the Corporate Secretary of the Company containing the name and address of the shareholder and the number of shares of the Company’s Common Stock beneficially owned by the shareholder. If the notice relates to a nomination for director, it must also set forth the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s written consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Bylaws are available from the Corporate Secretary of the Company and on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.”

See “Corporate Governance—Board Committees—Nominating Committee” for the process for shareholders to follow to suggest a director candidate to the Nominating Committee for nomination by the Board.

84        Matador Resources Company  |  2019 Proxy Statement

ADDITIONAL INFORMATION

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC, including financial statements, is being made available to our shareholders concurrently with this Proxy Statement at www.proxyvote.com and does not form part of the proxy solicitation material. Shareholders may obtain without charge another copy of the Annual Report on Form 10-K, excluding certain exhibits, by writing to Investor Relations, Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

2019 Proxy Statement  |  Matador Resources Company        85

OTHER BUSINESS

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 25, 2019

86        Matador Resources Company  |  2019 Proxy Statement

ANNEX A

ANNEX A

Non-GAAP Financial Measures

Adjusted EBITDA

We define Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, net gain or loss on asset sales and inventory impairment and prepayment premium on extinguishment of debt. Adjusted EBITDA is not a measure of net income (loss) or cash flows as determined by GAAP. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.

Management believes Adjusted EBITDA is necessary because it allows us to evaluate our operating performance and compare the results of operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA, because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which certain assets were acquired.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or cash flows from operating activities as determined in accordance with GAAP or as a primary indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents our calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

	Year Ended December 31, 2018	Year Ended December 31, 2017

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):

Net income (loss) attributable to Matador Resources Company shareholders	$274,207	$125,867

Net income attributable to non-controlling interest in subsidiaries	25,557	12,140

Net income (loss)	299,764	138,007

Interest expense	41,327	34,565

Total income tax benefit	(7,691)	(8,157)

Depletion, depreciation and amortization	265,142	177,502

Accretion of asset retirement obligations	1,530	1,290

Unrealized gain on derivatives	(65,085)	(9,715)

Stock-based compensation expense	17,200	16,654

Net loss (gain) on asset sales and inventory impairment	196	(23)

Prepayment premium on extinguishment of debt	31,226	—

Consolidated Adjusted EBITDA	583,609	350,123

Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(30,386)	(14,060)

Adjusted EBITDA attributable to Matador Resources Company shareholders	$553,223	$336,063

2019 Proxy Statement  |  Matador Resources Company        A-1

ANNEX A

	Year Ended December 31, 2018	Year Ended December 31, 2017

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:

Net cash provided by operating activities	$608,523	$299,125

Net change in operating assets and liabilities	(64,429)	25,058

Interest expense, net of non-cash portion	39,970	34,097

Current income tax benefit	(455)	(8,157)

Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(30,386)	(14,060)

Adjusted EBITDA attributable to Matador Resources Company shareholders	$553,223	$336,063

San Mateo Adjusted EBITDA

The following table presents our calculation of Adjusted EBITDA for San Mateo Midstream, LLC and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Three Months Ended December 31, 2018

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Income:

Net income	$15,051

Depletion, depreciation and amortization	3,713

Interest expense	333

Accretion of asset retirement obligations	20

Certain other non-cash items	573

Adjusted EBITDA	$19,690

Three Months Ended December 31, 2018

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:

Net cash provided by operating activities	$22,801

Net change in operating assets and liabilities	(4,017)

Interest expense	333

Certain other non-cash items	573

Adjusted EBITDA	$19,690

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ANNEX A

Return on Average Capital Employed

Return on Average Capital Employed (ROACE) is defined as Adjusted EBITDA (defined above) attributable to Matador Resources Company shareholders, plus cash inflows from midstream transactions, divided by average total capitalization (defined as total assets less total current liabilities). ROACE is not a measure of net income (loss) or cash flows as determined by GAAP. ROACE is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.

The following table presents our calculation of ROACE and the reconciliation of ROACE to the GAAP financial measure of net income.

	Year Ended December 31, 2018	Year Ended December 31, 2017

($ in thousands)
Return on Average Capital Employed
Net income	$229,764	$138,007
Adjustments to net income (see Adjusted EBITDA reconciliation)	253,459	198,056

Adjusted EBITDA attributable to Matador Resources Company Shareholders	553,223	336,063
Cash flows from midstream transactions	14,700	171,500

(a) Total cash inflows from midstream transactions and Adjusted EBITDA	$567,923	507,563
Total assets	$3,455,518	2,145,690
Less: Total current liabilities	(330,022)	(282,606)

Total capitalization	$3,125,496	1,863,084
(b) Average total capitalization for 2018 and 2017	$2,494,290	N/A

Return on average capital employed = (a) / (b)	23%	N/A

2019 Proxy Statement  |  Matador Resources Company        A-3

ANNEX B

ANNEX B

Matador Resources Company 2019 Long-Term Incentive Plan

The Matador Resources Company 2019 Long-Term Incentive Plan (as the same may be amended, the “Plan”) was adopted by the Board of Directors of Matador Resources Company, a Texas corporation (the “Company”), on April 22, 2019 (the “Board Approval Date”), to be effective as of the date the Plan is approved by the Company’s shareholders (the “Effective Date”).

ARTICLE 1 – PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors and Outside Directors and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a)    increase the interest of such persons in the Company’s welfare;

(b)    furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c)    provide a means through which the Company may attract able persons as Employees, Contractors and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2 – DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1    “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, and any other applicable law, rule or restriction.

2.2    “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem.

2.3    “Award Agreement” means a written or electronic agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Board Approval Date” is defined above in the introductory paragraph of the Plan.

2.6    A “Change in Control” occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(a)    Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in Section 2.6(d) below), other than (i) the Company or any Subsidiary, (ii) a trustee or other fiduciary

2019 Proxy Statement  |  Matador Resources Company        B-1

ANNEX B

holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (b) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (a); or

(b)    Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (a) above, a change in the effective control of the Company occurs on either of the following dates:

(i)    the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (b)(i); or

(ii)    the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)    Change in Ownership of a Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(d)    Definitions. For purposes of subparagraphs (a), (b) and (c) above:

(i)    “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined under Section 409A of the Code.

(ii)    “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(e)    Interpretation. The provisions of this Section 2.6 shall be interpreted in accordance with the requirements of Section 409A of the Code, it being the intent of the parties that this Section 2.6 shall be in compliance with the requirements of said Code Section.

2.7    “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or an Award Agreement.

2.8    “Code” means the United States Internal Revenue Code of 1986, as amended, together with the published rulings, regulations and interpretations duly promulgated thereunder.

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ANNEX B

2.9    “Committee” is defined below in Section 3.1.

2.10    “Common Stock” means the common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.11    “Company” means Matador Resources Company, a Texas corporation, and any successor entity.

2.12    “Contractor” means any person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, for compensation, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13    “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement.

2.14    “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.15    “Effective Date” is defined above in the introductory paragraph of the Plan.

2.16    “Employee” means a common law employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.17    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.18    “Executive Officer” means an executive officer of the Company as designated by the Board in accordance with Rule 405 promulgated under the Securities Act of 1933, as amended, and Rule 3b-7 promulgated under the Exchange Act.

2.19    “Exempt Shares” means shares of Common Stock subject to an Award for which the Committee has established or accelerated vesting in accordance with Article 7. No more than five percent (5%) of the shares of Common Stock that may be delivered pursuant to Awards may be shares designated as “Exempt Shares.”

2.20    “Exercise Date” is defined below in Section 8.3(b).

2.21    “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on the date prior to such date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on an automated quotation system on the date prior to such date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on the date prior to such date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the OTC Bulletin Board operated by the Financial Industry Regulation Authority, Inc. or the OTC Markets Group Inc., formerly known as Pink OTC Markets Inc.; or (d) if none of the above is applicable, such amount as may be determined by the Committee, in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.22    “Immediate Family” is defined below in Section 14.7.

2019 Proxy Statement  |  Matador Resources Company        B-3

ANNEX B

2.23    “Incentive Stock Option” means a Stock Option that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.24    “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.25    “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.26    “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.27    “Outside Director” means a director of the Company or any Subsidiary who is not an Employee.

2.28    “Participant” means an Employee, Contractor or Outside Director to whom an Award is granted under this Plan.

2.29    “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.30    “Performance Criteria” is defined below in Section 6.10.

2.31    “Performance Goal” means any of the goals set forth in Section 6.10 hereof.

2.32    “Plan” is defined above in the introductory paragraph of the Plan.

2.33    “Prior Plan” means the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan, as amended from time to time.

2.34    “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.35    “Restricted Stock” means one or more shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.36    “Restricted Stock Units” means one or more units awarded to a Participant pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.37    “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.38    “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.39    “Spread” is defined below in Section 12.4(b).

2.40    “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.41    “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general

B-4        Matador Resources Company  |  2019 Proxy Statement

ANNEX B

partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.42    “Substitute Award” is defined below in Section 5.4.

2.43    “Tenure Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock that vests over time based upon the Participant’s continued employment with or service to the Company or its Subsidiaries.

2.44    “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or when an Outside Director becomes a Contractor or, in each case, vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.44, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code.

2.45    “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.45, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code.

ARTICLE 3 – ADMINISTRATION

3.1    General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

2019 Proxy Statement  |  Matador Resources Company        B-5

ANNEX B

3.2    Designation of Participants and Awards.

(a)    The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the term of such Award, the Date of Grant and such other terms, provisions, limitations and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b)    Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board or the Committee may, in its discretion and by a resolution adopted by the Board or Committee, authorize one or more officers of the Company to (i) designate one or more Employees as eligible persons to whom Awards will be granted under the Plan and (ii) determine the number of shares of Common Stock that will be subject to such Awards and the terms and conditions of such Awards; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards and (z) not authorize an officer to designate himself or any Executive Officer as a recipient of any Award.

3.3    Authority of the Committee. The Committee, in its discretion, shall (a) interpret the Plan, (b) prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to any subcommittee or, subject to the limitations set forth in Section 3.2(b) above, to officers of the Company the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or interdealer quotation system upon which the Company’s securities are listed or quoted or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4 – ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director is eligible to be selected to participate in the Plan; provided that only Employees shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards and the terms and provisions of such Awards and Award Agreements) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

B-6        Matador Resources Company  |  2019 Proxy Statement

ANNEX B

ARTICLE 5 – SHARES SUBJECT TO PLAN; AWARD LIMITATIONS

5.1    Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 3,225,000 shares, of which 100% may be delivered pursuant to Incentive Stock Options, plus the number of shares of Common Stock remaining available for issuance under the Prior Plan on the Effective Date, plus the number of shares of Common Stock subject to any award outstanding under the Prior Plan as of the Effective Date that after the Effective Date is not issued because such award is forfeited, terminates, expires or otherwise lapses without being exercised (to the extent applicable), or is settled in cash. Subject to adjustment pursuant to Articles 11 and 12, the maximum number of shares of Common Stock with respect to which Stock Options or SARs may be granted to an Executive Officer during any calendar year is 500,000 shares of Common Stock. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2    Restoration and Retention of Shares. If any shares of Common Stock subject to an Award shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the forfeiture, termination, expiration or cancellation, in whole or in part, of such Award or for any other reason, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitation provided for in Section 5.1 and may be used thereafter for additional Awards under the Plan. The following additional parameters shall apply:

(a)    If an Award may be settled in shares of Common Stock or cash (in whole or in part), shares shall be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent an Award is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Award will again be deemed available for issuance or transfer under the Plan, and the maximum number of shares of Common Stock that may be issued or transferred under the Plan shall be reduced only by the number of shares actually issued and transferred to the Participant.

(b)    Notwithstanding the foregoing, (i) shares withheld or tendered to pay withholding taxes or the exercise price of an Award shall not again be available for the grant of Awards under the Plan and (ii) the full number of shares subject to a Stock Option or SAR granted that are settled by the issuance of shares shall be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon the settlement of such Stock Option or SAR.

(c)    Any shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for the future grant of Awards.

5.3    Outside Director Awards. The aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any Outside Director shall not exceed $600,000; provided, however, that in the calendar year in which an Outside Director first joins the Board or serves as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the Outside Director may be up to two hundred percent (200%) of the foregoing limit.

5.4    Substitute Awards. Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines (“Substitute Awards”) shall not be charged against the limitation provided for in Section 5.1. The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares

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ANNEX B

available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

ARTICLE 6 – GRANT OF AWARDS

6.1    In General. The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Award(s) being granted, the total number of shares of Common Stock subject to the Award(s), the Option Price (if applicable), the term of the Award, the Date of Grant and such other terms, provisions, limitations and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code . The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award and the terms of Awards and Award Agreements need not be the same with respect to different Participants. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

6.2    Option Terms. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant. No Stock Option granted under this Plan may be exercised at any time after the expiration of ten (10) years from its Date of Grant or such shorter period as may be specified in the Award Agreement. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

6.3    Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option.

6.4    Restricted Stock. Restricted Stock may be granted to or sold to any Participant under such terms and conditions as shall be established by the Committee (including service-based, performance-based conditions or otherwise), provided, however, that such terms and conditions are consistent with the Plan. Restricted Stock shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit such Award in the event of Termination of Service during the period of restriction.

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ANNEX B

Except as provided in the applicable Award Agreement, the Participant shall have, with respect to the Participant’s Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon; provided, however, that the Participant shall not have the right to receive dividends on any Restricted Stock that has not yet vested. Except as provided in the applicable Award Agreement, any dividends declared with respect to any portion of such Restricted Stock prior to the vesting of such portion shall be (i) accrued or (ii) reinvested in additional shares of Common Stock (which may thereafter accrue additional dividends). Any such reinvestment shall be at the Fair Market Value at the time thereof and subject to the same terms as the underlying Award. Accrued dividends shall be paid as soon as practicable following vesting of the Restricted Stock and may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments.

6.5    SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose (including service-based, performance-based conditions or otherwise), provided that such terms and conditions are consistent with the Plan. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

6.6    Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee (including service-based, performance-based conditions or otherwise), provided, however, that such terms and conditions are consistent with the Plan. The grant of a Restricted Stock Unit may provide that the holder may be paid for the value of the Restricted Stock Unit either in cash or in shares of Common Stock, or a combination thereof. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7    Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of an Award shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

6.8    Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

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ANNEX B

6.9    Performance Awards.

(a)    The Committee may grant any of the Awards described in Sections 6.2 through 6.8 as Performance Awards. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period and the maximum or minimum settlement values, provided that such terms and conditions are consistent with the Plan. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

If the Committee determines, in its sole discretion, that with respect to a Performance Award, the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b)    Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

(c)    Notwithstanding the foregoing, no Participant may receive in any calendar year Performance Awards which have an aggregate value of more than $10,000,000, and if such Performance Awards involve the issuance of shares of Common Stock, said aggregate value shall be based on the Fair Market Value of such shares on the time of the grant of the Performance Award.

(d)    Performance Awards may be made subject to the attainment of Performance Goals relating to one or more factors determined in the sole discretion of the Committee, which may consist of one or more or any combination of the following criteria in either absolute or relative terms (as compared to an external benchmark or performance of a designated peer group of companies), for either any individual Participant, the Company or any of its Subsidiary organizations or divisions (the “Performance Criteria”):

(i)    Earnings (either in the aggregate or on a per-share basis) or adjusted earnings;

(ii)    Net income or adjusted net income;

(iii)    Operating income;

(iv)    Operating profit;

(v)    Cash flow;

(vi)    Return measures (including cash return on cash invested (CROCI), return on average capital employed (ROACE) or other return on assets, investments, equity or invested capital);

(vii)    Total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period) and other measures of shareholder return (including income applicable to common shareholders or other class of shareholders);

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ANNEX B

(viii)    Earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items;

(ix)    Adjusted EBITDA;

(x)    Acreage;

(xi)    Reserves;

(xii)    Present value of estimated future oil and gas revenues, net of estimated direct expenses, discounted at an annual discount rate of 10% (or PV 10);

(xiii)    Gross revenues;

(xiv)    Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;

(xv)    Economic value or economic value added;

(xvi)    Market share or market share added;

(xvii)    Annual net income to common stock;

(xviii)    Earnings per share or growth in earnings per share;

(xix)    Annual cash flow provided by operations;

(xx)    Changes in annual revenues;

(xxi)    Strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, execution of new midstream third-party agreements, identified project milestones, completion of significant projects, production, gathering, processing or disposal volume levels (on an absolute or debt-adjusted basis), cost targets, lease operating expenses, G&A expenses, leverage ratio, finding and development costs, reserves or reserves added, reserve replacement ratio and goals relating to acquisitions or divestitures;

(xxii)    Goals relating to specific environmental compliance measures and safety and accident rates;

(xxiii)    Individual management objectives;

(xxiv)    Certain strategic goals, such as consummation of transactions or events, or other qualitative matters, that improve operational efficiencies or results, preserve the Company’s balance sheet, create additional value through acquisitions, divestitures, joint ventures or other value creating transactions, expand or increase the per share value of the Company’s midstream business, represent an assumption of additional duties beyond those within an executive’s responsibilities, assist in staff development, retention and training or serve to maintain the Company’s culture and working conditions; and/or

(xxv)    Any other Performance Goal that the Committee deems appropriate.

The Committee may designate, in its sole discretion, whether a particular Performance Criteria is to be measured on a pre-tax basis or post-tax basis. In addition, certain Performance Criteria may be stated in reference to a production volume of measurement such as in per cubic feet equivalents or barrels of oil equivalents (e.g., per Mcfe, MMcfe, Bcfe, BOE, MBOE or MMBOE), including such production volume on a daily basis. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases or (v) other similar occurrences.

6.10    Tandem Awards. The Committee may grant two or more Award types in the form of a “tandem Award,” so that the right of the Participant to exercise one shall be canceled if, and to the extent, the other is exercised. For example, if a Stock Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

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ANNEX B

6.11    No Repricing of Stock Options or SARs. Unless approved by the Company’s shareholders, the Committee may not “reprice” any Stock Option or SAR. For purposes of this Section 6.12, “reprice” means any of the following or any other action that has the same effect: (a) amending a Stock Option or SAR to reduce its exercise price or base price, (b) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award or (c) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.12 shall prevent the Committee from substituting Awards in accordance with Section 5.4, making adjustments pursuant to Article 11 or from exchanging or cancelling Awards pursuant to Article 12.

6.12    Recoupment. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, to the extent provided for under the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

ARTICLE 7 – VESTING

The Committee, in its sole discretion, shall establish the vesting terms applicable to an Award, including whether all or any portion will not be vested until a date or dates subsequent to its Date of Grant, or until the occurrence of one or more specified events, provided that any such vesting terms shall not be inconsistent with the terms of the Plan, including, without limitation, this Article 7. If the Committee imposes conditions upon vesting, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or a portion of the Award may be vested, provided that any such acceleration must comply with the terms of the Plan, including, without, limitation, this Article 7. Except as otherwise provided herein, the Committee must grant all Awards in accordance with the following provisions: (a) all Awards granted to Participants other than Outside Directors must vest no earlier than one (1) year after the Date of Grant; (b) all Awards granted to Outside Directors must vest no earlier than the earlier of one (1) year after the Date of Grant or the next annual meeting of shareholders (provided that such annual meetings are at least fifty (50) weeks apart); and (c) the Committee may not accelerate the date on which all or any portion of an Award may be vested or waive the period of restriction on an Award except (i) upon the Participant’s death or Total and Permanent Disability; (ii) upon a Change in Control or (iii) upon a Termination of Service on or following a Change in Control. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant Awards with more favorable vesting provisions than set forth in this Article 7, provided that the shares of Common Stock subject to such Awards shall be Exempt Shares.

ARTICLE 8 – EXERCISE OR CONVERSION OF AWARD

8.1    In General. A vested Award may be exercised or converted, during its term, subject to limitations and restrictions set forth in the Award Agreement.

8.2    Securities Law and Exchange Restrictions. In no event may an Award be exercised or shares of Common Stock be issued pursuant to an Award if the Company determines in its sole discretion that a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system, any registration under state or federal securities laws required under the circumstances, or the necessary consent or approval of any governmental regulatory body has not been obtained or accomplished.

8.3    Exercise of Stock Option.

(a)    In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised subject to the vesting requirements set forth in Article 7. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b)    Notice and Payment. Subject to such administrative conditions as the Company may from time to time adopt, a Stock Option may be exercised by the delivery of written notice in the form specified by the Company

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ANNEX B

setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the “Exercise Date”). On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including electronic delivery) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by the Company withholding a number of shares of Common Stock, valued at its Fair Market Value on the Exercise Date, otherwise issuable upon exercise of the Stock Option and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.

Except as otherwise provided in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death).

(c)    Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4    SARs. Subject to the conditions of this Section 8.4 and such conditions as the Company may from time to time adopt, a SAR may be exercised by the delivery (including by electronic delivery) of written notice to the Company, in the form specified by the Company, setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code (or, if not so permissible, at such time as permitted by Section 409A of the Code), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a)    cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b)    that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c)    the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5    Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of

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ANNEX B

Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 9 – AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which shareholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Awards to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Awards theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Award outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall materially adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Award theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 10 – TERM

The Plan shall be effective from the Effective Date. Unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Board Approval Date, but Awards granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11 – CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event: (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the Option Price of each outstanding Award, and (d) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12 – RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1    No Effect on Company’s Authority. The existence of this Plan and Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all

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ANNEX B

adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2    Conversion of Awards Where Company Survives. Subject to any required action by the shareholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Award granted hereunder shall pertain to and apply to the securities or rights (including cash, property or assets) to which a holder of the number of shares of Common Stock subject to the Award would have been entitled.

12.3    Exchange or Cancellation of Awards Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Awards, that number of shares of each class of stock or other securities or that amount of cash, property or assets of the surviving, resulting or consolidated company which were distributed or distributable to the shareholders of the Company in respect to each share of Common Stock held by them, such outstanding Awards to be thereafter exercisable for such stock, securities, cash or property in accordance with their terms.

12.4    Cancellation of Awards. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code, in the event the acquiror or the surviving or resulting corporation does not agree to assume the Awards, all Awards granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options or warrants to purchase same), or of any dissolution or liquidation of the Company, by either:

(a)    giving notice to each holder thereof or the holder’s representative of its intention to cancel those Awards for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase of any or all of the shares of Common Stock subject to such outstanding Awards including, as determined by the Board, unvested Awards, to occur during the thirty (30) day period preceding such effective date of cancelation; or

(b)    in the case of Awards that are either (i) settled only in shares of Common Stock or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Award to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Award. In estimating the Spread, appropriate adjustments to give effect to the existence of the Awards shall be made, such as deeming the Awards to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Awards as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

2019 Proxy Statement  |  Matador Resources Company        B-15

ANNEX B

ARTICLE 13 – LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Award under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Award, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Award, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

ARTICLE 14 – MISCELLANEOUS PROVISIONS

14.1    Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Awards granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

14.2    No Right to Continued Employment. Neither the Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

14.3    Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation to the fullest extent provided by Applicable Law. Except to the extent required by any unwaiveable requirement under Applicable Law, no member of the Board or the Committee (and no Subsidiary) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award or any Claim arising hereunder and, to the fullest extent permitted under Applicable Law, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

14.4    Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

14.5    Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Award if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Award, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

B-16        Matador Resources Company  |  2019 Proxy Statement

ANNEX B

14.6    Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 14.6, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local or other taxes permitted by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is permitted to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made (a) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the applicable tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, vesting or conversion of the Award, as applicable, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the applicable tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise, vesting or conversion of the Award, which shares so withheld have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares) the applicable tax withholding payment; or (d) any combination of (a), (b) or (c) or any other method consented to by the Company in writing. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

14.7    Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 14.7 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, unless otherwise provided in an Award Agreement, all or a portion of any Award may be transferred, for no consideration, by a Participant to (a) one or more members of the Participant’s Immediate Family, (b) a trust in which the Participant or members of his or her Immediate Family have more than fifty percent of the beneficial interest, (c) a foundation in which the Participant or members of his or her Immediate Family control the management of assets or (d) any other entity in which the Participant or members of his or her Immediate Family own more than fifty percent of the voting interests. As used herein, “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

Following any transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 14 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which, the Award shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Award. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under an Award that has been transferred by a Participant under this Section 14.7.

2019 Proxy Statement  |  Matador Resources Company        B-17

ANNEX B

14.8    Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Awards granted under this Plan shall constitute general funds of the Company.

14.9    Governing Law. The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any shareholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. Each Award Agreement shall require the Participant to release and covenant not to sue any Person other than the Company over any Claims. The individuals and entities described above in this Section 14.9 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 14.9.

14.10    Electronic Delivery. Awards granted under the Plan and/or communications regarding the Plan and any Award under the Plan may be sent, accepted, executed, or exercised, as applicable, via electronic means through an online or electronic system established and maintained by the Company or a third party designated by the Company.

14.11    Dividends and Dividend Equivalent Rights. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, dividends and Dividend Equivalent Rights may accrue, but shall not be paid out or settled unless and until, and then only to the extent that, the applicable underlying Award vests.

A copy of this Plan shall be kept on file in the principal office of the Company in Dallas, Texas

***************

B-18        Matador Resources Company  |  2019 Proxy Statement

ANNEX B

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of                     , 2019, by its Chief Executive Officer and Secretary pursuant to prior action taken by the Board.

MATADOR RESOURCES COMPANY

By:
Name:
Title:

Attest:

2019 Proxy Statement  |  Matador Resources Company        B-19

MATADOR RESOURCES COMPANY

5400 LBJ FREEWAY, SUITE 1500

DALLAS, TX 75240

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees	For	Against	Abstain

01	R. Gaines Baty	☐	☐	☐

02	Craig T. Burkert	☐	☐	☐	NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.
03	Matthew P. Clifton	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:
		For	Against	Abstain

2.	Vote to approve the Company’s 2019 Long-Term Incentive Plan.	☐	☐	☐

3.	Advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐

4.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name (s) appear (s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report for the year ended December 31, 2018, Notice of Annual Meeting and Proxy Statement is/are available at www.proxyvote.com

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MATADOR RESOURCES COMPANY Annual Meeting of Shareholders June 6, 2019 9:30 A.M. This proxy is solicited by the Board of Directors.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions.

The shareholder hereby appoints Joseph Wm. Foran and Reynald A. Baribault, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., CDT on June 6, 2019, at the Westin Galleria, San Antonio Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side